   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 2000

                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                 STAPLES, INC.
             (Exact name of Registrant as specified in its charter)

                          DELAWARE                                                     04-2896127
                (State or other jurisdiction                                        (I.R.S. Employer
             of incorporation or organization)                                    Identification No.)

                         ------------------------------

                               500 STAPLES DRIVE
                        FRAMINGHAM, MASSACHUSETTS 01702
                                 (508) 253-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                JOHN J. MAHONEY
             EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND
                          CHIEF ADMINISTRATIVE OFFICER
                                 STAPLES, INC.
                               500 STAPLES DRIVE
                        FRAMINGHAM, MASSACHUSETTS 01702
                                 (508) 253-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

               MARK G. BORDEN, ESQ.                              ALAN J. SINSHEIMER, ESQ.
             VIRGINIA K. KAPNER, ESQ.                            ROBERT S. RISOLEO, ESQ.
                Hale and Dorr LLP                                  Sullivan & Cromwell
                 60 State Street                                     125 Broad Street
           Boston, Massachusetts 02109                           New York, New York 10004
                  (617) 526-6000                                      (212) 558-4000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED
                  TITLE OF EACH CLASS OF                        MAXIMUM AGGREGATE            AMOUNT OF
                SECURITIES TO BE REGISTERED                    OFFERING PRICE (1)        REGISTRATION FEE
Staples.com common stock, $0.0006 par value per share......       $250,000,000                $66,000

    (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION. DATED FEBRUARY 18, 2000.
THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                                         Shares

                           STAPLES, INC.-STAPLES.COM

                                  Common Stock
                               ------------------

    This is an initial public offering of shares of a new class of common stock of Staples, Inc. It is intended that these shares reflect the performance of Staples.com, the e-commerce business of Staples, Inc.

    Prior to this offering, there has been no public market for Staples.com stock. It is currently estimated that the initial public offering price will be
between $      and $      per share. Application has been made for quotation of
Staples.com stock on the Nasdaq National Market under the symbol "SDOT".

    SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF STAPLES.COM STOCK.

                            ------------------------

                                                              Per Share      Total
                                                              ---------      -----
Initial public offering price...............................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Staples, Inc..................   $          $

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    To the extent that the underwriters sell more than             shares of
Staples.com stock, the underwriters have the option to purchase up to an
additional             shares from Staples, Inc. at the initial public offering
price less the underwriting discount.

    The underwriters expect to deliver the shares to purchasers on             ,
2000.

                            ------------------------

                          JOINT BOOK-RUNNING MANAGERS

GOLDMAN, SACHS & CO.                                  MORGAN STANLEY DEAN WITTER
                             ---------------------

DEUTSCHE BANC ALEX. BROWN
                                    ROBERTSON STEPHENS
                                                                   WIT SOUNDVIEW
                             ---------------------

                      Prospectus dated             , 2000.

    [INSIDE FRONT COVER ARTWORK -- SCREEN SHOTS OF STAPLES.COM'S WEB SITES]

Staples has registered the trademarks "Staples" and "Staples--The Office Superstore" on the Principal Register of the United States Patent and Trademark Office, the trademark "Staples" in Canada, the United Kingdom and Germany and the trademark "Quill" in the United States, Canada, Israel, Japan, Mexico and the United Kingdom. "Staples.com" and "Your Online Office Manager" are service marks of Staples. All other trademarks or trade names referenced in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SOME INFORMATION FROM THIS PROSPECTUS. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THIS OFFERING FULLY, YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS, AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "WE", "US", AND "OUR" REFER TO STAPLES.COM AND REFERENCES TO "STAPLES" REFER TO STAPLES, INC. AND ITS SUBSIDIARIES.

                                 STAPLES, INC.

    Staples pioneered the office products superstore concept and is a leading office products distributor with a total of over 1,100 retail stores located in the United States, Canada, the United Kingdom, Germany, the Netherlands and Portugal. In addition, Staples has a catalog business, an e-commerce business and contract stationer operations.

    From an accounting standpoint, Staples has separated Staples.com, its e-commerce business, from Staples Retail and Delivery, which includes the rest of its businesses and a retained interest in Staples.com. Staples has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples.com and Staples Retail and Delivery. Staples Retail and Delivery is also referred to in this prospectus as "Staples RD".

    Staples intends Staples.com stock to track the performance of Staples.com and intends Staples RD stock to track the performance of Staples RD. Staples is offering shares of Staples.com stock, but is not offering you any shares of Staples RD stock.

    Staples' principal executive offices are located at 500 Staples Drive, Framingham, Massachusetts 01702. Staples' telephone number is (508) 253-5000.

                          STAPLES RETAIL AND DELIVERY

    Staples RD includes Staples' retail stores, catalog business, contract stationer operations and a retained interest in Staples.com. This retained interest is currently 87.9%, but will decline to reflect the issuance of Staples.com stock in this offering as well as any future issuances.

                                  STAPLES.COM

    Staples.com is creating a leading business-to-business electronic marketplace offering a comprehensive solution for the office needs of business customers. We currently provide an electronic marketplace where small, mid-sized and large businesses can procure office products and business services and obtain business information and expert content. We plan shortly to expand our electronic marketplace to enable our customers and suppliers to interact and engage in e-commerce transactions with each other. By aggregating business customers, we are creating a sales channel that will provide buyers and sellers with opportunities to realize operating efficiencies by streamlining complex purchasing and distribution decisions and to increase revenue by reaching a broader customer base.

    Staples.com is uniquely positioned to leverage the competitive strengths of Staples, the pioneer of the office products superstore concept with over 1,100 stores worldwide and a significant direct marketing business. We believe that:

    - Staples' strong brand, national advertising campaigns and database of more than 8,000,000 existing business customers enable us to acquire customers on a cost effective basis;

    - Staples' longstanding vendor relationships, purchasing power and merchandising expertise enable us to price competitively our product and service offerings; and

    - Staples' sophisticated, nationwide fulfillment capabilities enable us to accurately fill orders and provide reliable next business day delivery.

    To help broaden our service offering and gain access to new customers, we have established strategic alliances with leading Internet service companies. We currently offer multiple business services, including Internet and virtual office services, business printing, payroll processing and communications services. Through our relationship with BizBuyer.com, we plan to further enhance our service offering by allowing customers to submit requests for quotes from a network of over 20,000 service providers offering over 40 services. We expect to increase the total number of available services to approximately 100 by the end of 2000.

    Staples.com has experienced rapid growth in both sales and visitor traffic. Our sales grew to approximately $24 million during the fiscal quarter ended October 30, 1999 from approximately $4 million for the same period in 1998, representing growth of 493%. STAPLES.COM was recently awarded the "Golden Paper Clip" award by OFFICE SOLUTIONS magazine for the best online shopping experience for office products. The award recognized the web site for being well-designed, easy to navigate, fast loading and price competitive.

                                  THE OFFERING

STAPLES.COM STOCK OFFERED:                     shares.

STAPLES.COM STOCK OUTSTANDING AFTER THIS       shares, which includes the offered shares and
  OFFERING:                                    27,446,084 shares that were outstanding prior
                                               to this offering. These shares are intended
                                               to represent   % of the equity of Staples.com
                                               after this offering.

SHARES OF STAPLES.COM STOCK EFFECTIVELY OWNED  200,000,000 shares. These shares are intended
  BY STAPLES RD THROUGH ITS RETAINED INTEREST  to represent   % of the equity of Staples.com
  IN STAPLES.COM AFTER THIS OFFERING:          after this offering.

TOTAL NUMBER OF SHARES OF STAPLES.COM STOCK    shares, which includes the offered shares,
  DEEMED OUTSTANDING AFTER THIS OFFERING:      shares outstanding prior to this offering and
                                               shares issuable in respect of Staples RD's
                                               retained interest in Staples.com, but does
                                               not include shares of Staples.com stock that
                                               have been reserved for issuance in respect of
                                               outstanding options under Staples' equity
                                               incentive and stock option plans.

USE OF PROCEEDS:                               The net proceeds from this offering are
                                               estimated to be approximately $      million,
                                               or approximately $      million if the
                                               underwriters exercise in full their option to
                                               purchase additional shares of Staples.com
                                               stock, all of which will be allocated to
                                               Staples.com. Staples.com will use the net
                                               proceeds for general corporate purposes,
                                               including for promotion and advertising.

PROPOSED NASDAQ NATIONAL MARKET SYMBOL:        "SDOT"

                                  RISK FACTORS

    You should carefully consider the risk factors described below, beginning on page 10 of this prospectus, as well as the other information included or incorporated by reference in this prospectus before buying shares of Staples.com stock.

             SUMMARY COMBINED FINANCIAL INFORMATION OF STAPLES.COM

    The following summary combined financial information of Staples.com should be read in conjunction with our combined financial statements and the notes thereto, "Selected Combined Financial Information of Staples.com", and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Staples.com" contained elsewhere in this prospectus, and with Staples' consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus.

                                         NINE MONTHS ENDED                  FISCAL YEAR ENDED
                                     -------------------------   ---------------------------------------
                                     OCTOBER 30,   OCTOBER 31,   JANUARY 30,   JANUARY 31,   FEBRUARY 1,
                                        1999          1998          1999          1998          1997
                                     -----------   -----------   -----------   -----------   -----------
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:

Sales..............................    $51,281        $9,104       $16,886        $3,706        $  35

Gross profit.......................     11,810         2,429         4,165           931            9

Net loss...........................     (6,550)         (203)         (487)         (300)        (207)

Pro forma net loss (1).............     (6,550)         (191)         (475)         (180)        (124)

                                                               AS OF OCTOBER 31, 1999
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(2)
                                                              --------   --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:

Working capital.............................................  $(5,960)

Total assets................................................   32,457

Group equity................................................   26,497

------------------------------

(1) Pro forma net loss includes a benefit for income taxes on the previously untaxed earnings of Quill Corporation, which had been an S corporation prior to its acquisition by Staples.

(2) Adjusted to give effect to this offering and the application of the net
    proceeds, determined at an assumed public offering price of $      per
    share, the mid-point of the range of initial public offering prices set forth on the cover page of this prospectus, as described under "Use of Proceeds" and "Capitalization".

                           WHAT IS STAPLES.COM STOCK?

STAPLES.COM STOCK:                  Staples.com stock is sometimes referred to as tracking
                                    stock. Tracking stock is a type of common stock intended to reflect or track the performance of a particular business.
                                    In this case, Staples.com stock is intended to track the
                                    performance of Staples.com, Staples' e-commerce business.
                                    Staples RD stock is intended to track the performance of
                                    Staples RD, which consists of Staples' other businesses and a retained interest in Staples.com.

                                    Staples has allocated, for financial reporting purposes, all of Staples' consolidated assets, liabilities, revenue,
                                    expenses and cash flow between Staples RD and Staples.com.
                                    Staples publishes combined financial statements of Staples
                                    RD, combined financial statements of Staples.com and
                                    consolidated financial statements of Staples.

                                    Staples cannot assure you that the market value of
                                    Staples.com stock will in fact reflect the performance of
                                    Staples.com as it intends. Holders of Staples.com stock are common stockholders of Staples and, as such, are subject to all of the risks associated with an investment in Staples
                                    and all of its businesses, assets and liabilities.

DIVIDENDS:                          Staples currently intends to retain all of its earnings for use in the operation and expansion of its business. Staples does not expect to pay any cash dividends on Staples.com
                                    stock in the foreseeable future.

MANDATORY DIVIDEND, REDEMPTION OR   If Staples disposes of all or substantially all of the
  EXCHANGE ON DISPOSITION OF        assets of Staples.com and the disposition is not an exempt
  ASSETS:                           disposition under the terms of Staples' certificate of
                                    incorporation, Staples would be required to choose one of
                                    the following three alternatives:

                                    - pay a dividend to holders of Staples.com stock in an
                                    amount equal to their proportionate interest in the net
                                      proceeds of such disposition;

                                    - redeem from holders of Staples.com stock, for an amount
                                    equal to their proportionate interest in the net proceeds of such disposition, outstanding shares of Staples.com stock;
                                      or

                                    - issue Staples RD stock in exchange for outstanding
                                    Staples.com stock at a 10% premium.

                                    At any time within one year after completing a special
                                    dividend or partial redemption referred to above, Staples
                                    will have the right to issue Staples RD stock in exchange
                                    for outstanding Staples.com stock at a 10% premium.

EXCHANGE OF ONE SERIES OF COMMON    Staples has the right, at any time, to issue shares of
  STOCK FOR THE OTHER SERIES AT     Staples RD stock in exchange for outstanding shares of
  STAPLES' OPTION:                  Staples.com stock at a premium that is currently 24.166667%
                                    and will decline ratably each quarter through November 2002 to 15%.

                                    Notwithstanding the exchange provisions outlined above, in the event that certain adverse tax law changes were to take place, Staples has the right to issue shares of either
                                    series of common stock in exchange for outstanding shares of the other series of common stock at a 10% premium,
                                    regardless of when such adverse tax law changes take place.

                                    The exchange ratio that will result in the specified premium will be calculated based on the average market value of
                                    Staples RD stock during a specified 20 consecutive trading day period before the exchange.

                                    In addition, Staples has the right at any time Staples.com stock exceeds 40%, but is below 60%, of the total market
                                    value of both series of Staples common stock to issue shares of either series of common stock in exchange for outstanding shares of the other series of common stock on a value for
                                    value basis.

                                    The exchange ratio that will result in a value for value
                                    exchange will be based on the average market value of the
                                    series of the common stock being exchanged during a
                                    specified 20 consecutive trading day period before the
                                    exchange.

EXCHANGE FOR STOCK OF A SUBSIDIARY  Staples has the right, at any time, to transfer all of the
  AT STAPLES' OPTION:               assets and liabilities of Staples.com to a subsidiary and
                                    deliver stock of that subsidiary in exchange for all of the outstanding Staples.com stock.

VOTING RIGHTS:                      Holders of Staples RD stock and Staples.com stock vote
                                    together as a single class, except in limited circumstances.
                                    Each share of Staples.com stock will entitle the holder to one vote per share and each share of Staples RD stock will entitle the holder to one vote per share.

LIQUIDATION:                        Upon liquidation of Staples, holders of Staples RD stock and
                                    Staples.com stock will be entitled to receive the net assets of Staples, if any, available for distribution to
                                    stockholders after payment or provision for all liabilities of Staples and payment of the liquidation preference payable to any holders of preferred stock.

CASH MANAGEMENT AND ALLOCATION      Staples' board of directors has adopted cash management and
  POLICIES:                         allocation policies with respect to the ongoing relationship between Staples.com and Staples RD and the allocation of
                                    Staples' businesses, assets and liabilities. In the future,
                                    Staples' board of directors will, in its discretion,
                                    allocate businesses, assets or liabilities between
                                    Staples.com and Staples RD, subject to these cash management and allocation policies.

                                    The cash management and allocation policies also contain
                                    provisions that set general parameters for:

                                    - loans, asset transfers and commercial transactions between
                                      Staples.com and Staples RD; and

                                    - specified extraordinary transactions, including
                                    repurchases of Staples.com stock.

                                    Although Staples has no present intention to do so, it may modify, suspend, rescind or add to the cash management and allocation policies in the sole discretion of its board of directors without the approval of its stockholders. Staples'
                                    board of directors may also adopt additional policies
                                    depending upon the circumstances.

CONFLICT RESOLUTION COMMITTEE:      Staples' board of directors has established a committee of its board of directors known as the conflict resolution
                                    committee. Staples' board of directors has delegated to the conflict resolution committee the authority to, and the
                                    conflict resolution committee will, interpret, make
                                    determinations under, and oversee the implementation of the cash management and allocation policies and inter-business arrangements and otherwise make decisions in areas that may have disparate impacts on holders of Staples RD stock and
                                    Staples.com stock. Any such decision will be made by the
                                    conflict resolution committee in good faith and in a manner consistent with its fiduciary duties to Staples and to all of Staples' common stockholders after giving fair
                                    consideration to the potentially divergent interests and all other relevant interests of the holders of the separate
                                    classes of Staples common stock, including the holders of
                                    Staples.com stock.

BUSINESS ADVISORY BOARD:            Staples.com has a business advisory board that consists of professionals from the Internet industry. The business
                                    advisory board will consult with our management regarding
                                    Staples.com's business and various strategic initiatives.

                                  RISK FACTORS

    YOU SHOULD CONSIDER CAREFULLY THE RISKS DESCRIBED BELOW, AS WELL AS THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE BUYING SHARES OF STAPLES.COM STOCK. THE RISKS DESCRIBED BELOW MAY NOT BE THE ONLY ONES FACING US. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF STAPLES.COM STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATING TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR SIGNIFICANT FUTURE LOSSES

    We incurred net losses of $6.6 million for the nine months ended
October 30, 1999, which represented 12% of our sales in that period. We have never achieved profitability and we expect to incur significant losses for the foreseeable future in light of the level of our planned operating and capital expenditures. If our sales grow more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted in a timely manner, our business, results of operations, financial condition and prospects would be materially and adversely affected. Our losses may increase in the future and we may not be able to achieve or sustain profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

OUR LIMITED OPERATING HISTORY MAKES AN EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT

    We have a limited operating history on which you can evaluate our business, strategies and performance and an investment in Staples.com stock. Before buying Staples.com stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly growing markets, particularly those companies whose business depends on the Internet and serves small businesses.

BECAUSE OUR BUSINESS MODEL IS NEW AND UNPROVEN, WE DO NOT KNOW IF IT WILL GENERATE SIGNIFICANT REVENUE ON A SUSTAINED BASIS OR ACHIEVE PROFITABILITY

    Our business model is new, unproven and continues to evolve. In particular, our business model is based on several fundamental assumptions, any one of which may not prove to be true, including the following:

    - a significant number of small businesses will purchase office products and business services online;

    - we will be able to take advantage of Staples' and Quill's brand recognition as distributors of office products to develop our own online brand recognition and drive traffic to our web sites;

    - a significant number of small businesses and small business service providers will use our STAPLES.COM web site as an electronic marketplace to buy and sell products and services; and

    - at STAPLES.COM, online sales of office products will lead to increased online sales of business services, and online sales of business services will lead to increased online sales of office products, and an active information exchange and electronic marketplace for small businesses will lead to increased sales of both products and services.

    If any of these assumptions does not prove to be true, our business prospects may be materially diminished.

OUR QUARTERLY OPERATING RESULTS MAY BE SUBJECT TO SIGNIFICANT FLUCTUATION

    Our operating results may fluctuate from quarter to quarter as a result of any of the following:

    - the mix of products and services sold;

    - pricing actions of our competitors and us;

    - the level of advertising and promotional expenses;

    - seasonality, primarily because of stronger sales in the fourth quarter of our fiscal year associated with holiday and beginning of the year office supply purchases; and

    - charges associated with acquisitions and investments.

    Most of our operating expenses, such as rent expense, advertising expense and employee salaries, do not vary directly with the amount of our sales and are difficult to adjust in the short term. As a result, if our sales in a particular quarter are below expectations for that quarter, we may not proportionately reduce operating expenses for that quarter, and therefore any sales shortfall would have a disproportionate effect on our net income for the quarter.

OUR FUTURE GROWTH MAY BE LIMITED UNLESS SMALL BUSINESSES INCREASE THEIR USE OF THE INTERNET TO CONDUCT COMMERCE

    Our success depends in part on the increasing use of the Internet by small businesses. If use of the Internet as a medium for business communications and commerce does not continue to increase, demand for our products and services will be limited and our financial results will suffer. If we fail to expand our online brand recognition among small businesses, our future revenue and business prospects could be materially and adversely affected.

    Our success depends in part on our ability to develop STAPLES.COM as a web site that small businesses regard not only as a place to purchase office products, but as a general resource center where they can purchase reliable services and share information with other small businesses. We may fail to provide the services and information and to foster communications among visitors to STAPLES.COM necessary to attract regular visits and repeat purchases by small businesses. Further, our marketing and promotional techniques for generating traffic from targeted customers to our web sites may fail to be effective. In the event of any such failure, our sales of products and services would fail to grow and our business prospects would be materially diminished.

INTENSE COMPETITION IN THE OFFICE PRODUCTS AND BUSINESS SERVICES MARKETS MAY IMPEDE OUR ABILITY TO GAIN MARKET SHARE AND ACHIEVE PROFITABILITY

    The market for selling office products and business services is intensely competitive. The growing use of the Internet has significantly increased this competition. Minimal barriers to entry allow new online competitors to easily launch web sites offering products and services that compete with those that we currently offer or anticipate offering. Our current and potential competitors include:

    - Internet sites that target the small business market with a full line of business products or service offerings and offer business content, such as small business portals;

    - Internet sites that sell or resell office products and business services; and

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
    - traditional retailers that sell or resell office products and business services, either through storefront locations or through the Internet, such as mass merchants, warehouse clubs and computer and electronic superstores.

    To compete successfully and to gain market share, we must increase our online brand recognition and traffic to our web sites. Some of our current and potential competitors may have more developed technologies and more extensive marketing and advertising campaigns. Our competitors may develop web sites that are more sophisticated than our web sites and have better online tools and service and product offerings. As a result, the web sites of our competitors may achieve greater market acceptance than our web sites. In this event, our ability to gain or maintain market share and customer loyalty and to generate sufficient revenue to achieve profitability would be materially and adversely affected.

IF WE DO NOT DEVELOP ADDITIONAL AND MAINTAIN EXISTING RELATIONSHIPS WITH THIRD PARTY BUSINESS SERVICE PROVIDERS, WE MAY BE UNABLE TO INCREASE OUR REVENUE FROM BUSINESS SERVICES

    We depend on relationships with third parties to provide business services offered through STAPLES.COM. Most of these relationships are for terms of one to three years and many of them are cancelable by either party without cause upon limited notice. We must maintain our existing relationships and develop new relationships on terms acceptable to us to continue to provide business services offered through STAPLES.COM. The termination of any of these existing agreements, or the failure to secure similar relationships with new third parties, would limit our ability to provide business services on STAPLES.COM, and would likely impede our rate of growth. Additionally, we do not know if we will be able to renew any or all of these agreements on acceptable terms.

THE FAILURE OF THIRD PARTY SERVICE PROVIDERS TO PROVIDE RELIABLE HIGH QUALITY SERVICE TO OUR CUSTOMERS COULD DAMAGE OUR REPUTATION

    We endorse the services of third parties on STAPLES.COM, and sometimes offer co-branded services. If a third party business service provider fails to provide reliable high quality service at attractive prices to our customers, it could damage our reputation and adversely affect our business.

IF WE CANNOT KEEP UP WITH RAPID TECHNOLOGICAL AND INDUSTRY CHANGES, OUR BUSINESS AND PROSPECTS WILL BE MATERIALLY AND ADVERSELY AFFECTED

    The Internet and online commerce markets are characterized by rapid technological change, frequent introductions of new or enhanced hardware and software products, evolving industry standards and changes in customer preferences and requirements. We may not be able to keep up with any of these or other rapid technological changes, and if we do not, our business will be harmed. These changes and the emergence of new industry standards and practices could render our existing web sites and operational infrastructure obsolete. The widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our operating practices or infrastructure. To be successful, we must enhance our web sites' responsiveness, functionality and features, acquire and license leading technologies, enhance our existing service and product offerings, and respond to technological advances and emerging industry standards and practices, none of which may be possible in a timely and cost effective manner.

IF WE FAIL TO EXPAND OUR CURRENT TECHNOLOGY INFRASTRUCTURE, WE WILL BE UNABLE TO ACCOMMODATE OUR ANTICIPATED GROWTH

    To be successful, we must continue to increase substantially traffic to our web sites and convert web site visitors into customers. Accommodating this potential growth in web site traffic and customer transactions will require us to continue to develop our technology infrastructure. To maintain the necessary technological platform in the future, we must continue to expand and stabilize the performance of our web servers, improve our transaction processing system, optimize the performance of our network servers and ensure the stable performance of our entire network. We may not be successful in our ongoing efforts to upgrade our systems, or if we do successfully upgrade our systems, we may not do so on time and within budget. If we fail to achieve a stable technological platform in time to handle increasing web site traffic or customer order volume, potential customers could be discouraged from using our web sites, our reputation could be damaged and our business could be harmed.

FREQUENT OR PROLONGED OPERATIONAL INTERRUPTIONS ON OUR WEB SITES COULD LEAD TO CUSTOMER DISSATISFACTION, CUSTOMER LOSS OR BOTH, WHICH COULD MATERIALLY AND ADVERSELY AFFECT OUR REPUTATION AND BUSINESS

    Any system failure that causes an interruption in the operation of our web sites or a decrease in their responsiveness could result in reduced user traffic and reduced revenue. Further, prolonged or ongoing performance problems on our web sites could damage our reputation and result in the permanent loss of customers. We have occasionally experienced system interruptions that have made our web sites totally unavailable, slowed their response time or prevented us from efficiently fulfilling orders, and these types of problems may occur in the future.

    We have an agreement with Digex to maintain the web servers and database servers for our STAPLES.COM web site in its Beltsville, Maryland location. We have an agreement with Millstar to maintain the web servers and database servers for our QUILLCORP.COM web site in its Philadelphia, Pennsylvania location. We have an agreement with EMC Corporation to maintain the web servers and database servers for our STAPLESLINK.COM web site in its Hopkinton, Massachusetts location. Our operations depend on the ability of each of Digex, Millstar and EMC to protect its and our systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. Any disruption in the services provided by Digex, Millstar or EMC could severely disrupt our operations. Our backup systems may not be sufficient to prevent major interruptions to our operations, and we do not have a formal disaster recovery plan. We may not have sufficient business interruption insurance to cover losses from major interruptions.

    Our customers and visitors to our web sites depend on their own Internet service providers, and other web site operators for access to web sites. Many of these providers have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

OUR NETWORK AND SOFTWARE ARE VULNERABLE TO SECURITY BREACHES AND SIMILAR THREATS WHICH COULD RESULT IN LIABILITY FOR DAMAGES AND HARM TO OUR REPUTATION

    Our web sites and network infrastructure are vulnerable to computer viruses, break-ins, network attacks and similar disruptive problems. This could result in liability for damages, and our reputation could suffer, thus deterring potential customers from transacting with us. Security problems caused by third parties could lead to interruptions and delays or to the cessation of service to our customers. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information stored in our computer systems. The costs and resources required to alleviate security problems may be significant and could adversely affect our business and results of operations.

WE DEPEND ON CONTINUED EXPANSION OF THE INTERNET INFRASTRUCTURE

    The recent growth in Internet traffic has caused periods of decreased performance, requiring Internet service providers to upgrade their infrastructures. If usage continues to grow rapidly, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. If these outages or delays on the Internet occur frequently, overall Internet usage, as well as usage of our web sites in particular, could grow more slowly or decline. Our ability to increase the scope of our product and service offerings and the speed and ease of access to our web sites by our customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and the capacity of the computer equipment of our users. Consequently, the emergence and growth of the market for our products and services is dependent on improvements being made to the entire Internet and to personal computer equipment in general to alleviate overloading and congestion.

OUR PRODUCTS AND SERVICES DEPEND UPON THE CONTINUED AVAILABILITY OF LICENSED TECHNOLOGY FROM THIRD PARTIES

    We license and will continue to license technology integral to our products and services from third parties. If we are unable to acquire or retain key third-party product licenses or integrate the related third-party products into our products and services, our product and service development may be delayed or additional operating costs may be incurred if substitute products or arrangements are required. We also expect to require new licenses in the future as our business grows and as technology evolves. We may not be able to obtain these licenses on commercially reasonable terms, if at all.

WE RELY ON INTELLECTUAL PROPERTY RIGHTS WHICH MAY NOT BE ADEQUATELY PROTECTED UNDER CURRENT LAWS

    To establish and protect our trademark, service mark, copyright and other proprietary rights in our products and services, we rely on a combination of:

    - trademark, service mark, copyright, unfair competition, and trade secret laws;

    - trademark usage policies;

    - confidentiality agreements with third parties; and

    - confidentiality agreements and policies covering our employees.

    We cannot assure you that these measures will be adequate, that we will be able to secure registrations for all of our marks in the United States or internationally or that third parties will not infringe upon or misappropriate our proprietary rights. Any infringement, misappropriation, or litigation relating to intellectual property rights may divert management's attention and would require significant funds to litigate such claims. The loss of these rights could materially and adversely affect our business.

    Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and evolving. In particular, new domain name registration and ownership priority procedures may be adopted which may make it more difficult for us to retain or obtain desirable domain names.

    In recent years, an increasing number of patents purporting to cover business methods relating to the Internet have been filed. Patent applications remain confidential for a period of up to two years after filing. Thus, we can offer no assurance that applications for patents covering certain aspects of our business methods have not been, or will not be, filed. To the extent such patents are granted, we may be forced to alter our practices or incur costs defending our practices.

IF PRIVACY CONCERNS PREVENT US FROM RECORDING THE BEHAVIOR OF VISITORS ON OUR WEB SITES, OUR BUSINESS PROSPECTS COULD DECLINE SIGNIFICANTLY

    The future success of our web sites will depend, in part, on our ability to track the behavior of visitors on our web sites so that we can effectively market our products and services to them. The adoption of new federal, state or foreign laws or regulations that restrict our ability to assemble and utilize demographic and other information about our users, such as the European Union Privacy Directive which took effect in October 1998, could materially and adversely affect our business and prospects. Currently, we track this information by the use of "cookies". A cookie is a small file of information that uniquely identifies a user. It is stored on the hard drive of the user's computer and passed through the user's browser. Notwithstanding the lack of legal restrictions, Internet users may avoid web sites where their online behavior is likely to be tracked. If this occurred on a widespread basis, it could adversely affect our business.

WE MAY INCUR LIABILITY FOR OUR INTERNET CONTENT AND USER DATA

    Since we provide content on our web sites, we may face potential liability for intellectual property infringement, defamation, invasion of privacy and other claims. In addition, we may incur liability for unauthorized duplication or distribution of third-party content or materials or for information collected from and about our users. We cannot assure you that third parties or users will not bring claims against us relating to proprietary rights or the use of personal information. Although we seek to obtain indemnification from strategic partners for any liability resulting from licensed content or linked sites, such indemnities may not always be obtainable or adequate. Our general liability insurance may not cover or be adequate for potential claims of this type.

IF WE FAIL TO MANAGE EFFECTIVELY THE RAPID GROWTH OF OUR OPERATIONS, OUR BUSINESS AND PROSPECTS WILL BE MATERIALLY AND ADVERSELY AFFECTED

    Our business has grown significantly since its inception. This growth has placed great demands on our management and operational systems. If we are not successful in expanding our management team and increasing and effectively managing our employee base, this growth is likely to result in operational inefficiencies and ineffective management of our business and employees, which will in turn adversely affect our business and financial performance.

IF WE FAIL TO HIRE AND RETAIN HIGHLY QUALIFIED EMPLOYEES, OUR BUSINESS WILL BE MATERIALLY AND ADVERSELY AFFECTED

    Our future success depends on our ability to identify, hire, train and retain highly qualified sales and marketing, technical, managerial and administrative personnel. As we continue to introduce new services, products and features on our web sites, and as our customer base and revenue continue to grow, we will need to hire a significant number of qualified personnel. Competition for qualified personnel, especially those with Internet experience, is intense, and we may not be able to attract, train, assimilate or retain qualified personnel in the future. The failure to attract, train, assimilate and retain qualified personnel could seriously disrupt our operations and could increase our costs.

IF WE LOSE ANY OF OUR KEY EMPLOYEES, OUR BUSINESS AND PROSPECTS WILL BE MATERIALLY AND ADVERSELY AFFECTED

    Our business and operations are substantially dependent on the performance of our key employees, including Jeanne B. Lewis, our President. All of our employees are employed on an at-will basis. We do not maintain "key person" life insurance on any of our executives.

IF WE EXPAND OUR INTERNATIONAL SALES AND MARKETING ACTIVITIES, OUR BUSINESS WILL BE SUSCEPTIBLE TO NUMEROUS RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    We may expand our international operations and hire additional personnel outside of the United States and Canada. Therefore, we may commit significant resources to expand our international sales and marketing activities. If successful, we will be subject to a number of risks associated with international business activities. These risks generally include:

    - currency exchange rate fluctuations;

    - seasonal fluctuations in purchasing patterns;

    - unexpected changes in regulatory requirements;

    - tariffs, export controls and other trade barriers;

    - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - difficulties in managing and staffing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - burdens of complying with a wide variety of foreign laws;

    - risks related to the recent global economic turbulence; and

    - political instability.

              RISKS RELATING TO THE OWNERSHIP OF STAPLES.COM STOCK

HOLDERS OF STAPLES.COM STOCK WILL BE COMMON STOCKHOLDERS OF STAPLES AND WILL BE SUBJECT TO RISKS ASSOCIATED WITH AN INVESTMENT IN STAPLES AS A WHOLE

    We cannot assure you that the market value of Staples.com stock will reflect the performance of our business as we intend.

    Financial results of Staples RD will affect the consolidated results of operations, financial position and borrowing costs of Staples. Staples RD's operations are affected by a variety of factors, including:

    - Staples RD's market is highly competitive and Staples RD may not continue to compete successfully;

    - Staples RD may be unable to continue to successfully open new stores;

    - Staples RD's quarterly operating results are subject to significant fluctuations;

    - Staples RD's rapid growth may continue to strain its operations, which could adversely affect its business and financial results;

    - Staples RD's international operations may not become profitable; and

    - Staples RD may be unable to obtain adequate future financing.

    These, and other factors affecting Staples RD, could adversely affect Staples' results of operations, financial position or borrowing costs or the market price of Staples.com stock. In addition, net losses of Staples RD, if any should occur in the future, and any dividends or distributions on, or repurchases of, Staples RD stock, will reduce the assets of Staples legally available for dividends on Staples.com stock. Accordingly, you should read our financial and other information together with the financial and other information for Staples RD incorporated by reference in this prospectus.

OUR ARRANGEMENTS WITH STAPLES RD ARE NOT THE RESULT OF THIRD-PARTY NEGOTIATIONS

    We have entered into a number of important intercompany arrangements with Staples RD. None of these arrangements were the result of third-party negotiations. No assurances can be given therefore that we could not enter into similar arrangements with a third party on more favorable terms.

DIRECT COMPETITION BETWEEN US AND STAPLES RD MAY INCREASE

    We and Staples RD are both engaged in the office products business. Staples RD is not restricted from competing with us and there can be no assurance that Staples RD will not expand its operations to compete with us. If the markets for our products and services continue to converge, opportunities for direct competition between us and Staples RD will increase.

STRATEGIC DECISIONS MAY BENEFIT STAPLES RD AT OUR EXPENSE

    Staples currently intends to pursue its online office products and services business through us. However, Staples' board of directors, in its sole discretion, may in the future decide to pursue business opportunities or operational strategies, even in the online office products and services business, through Staples RD instead of through us.

    We may desire to pursue other strategic initiatives that present conflicts between us and Staples RD. Our financial results will affect the consolidated financial results of Staples. Accordingly, strategic decisions by us that adversely affect our financial results in the near future will also adversely affect Staples' financial results in the near future. As a result, Staples may restrict our ability to pursue initiatives that may adversely affect the financial results of Staples in the near future.

IF STAPLES ENCOUNTERS FINANCIAL DIFFICULTY, THE VALUE OF STAPLES.COM STOCK MAY SUFFER FOR REASONS UNRELATED TO THE PROSPECTS OF STAPLES.COM

    Financial results of either Staples RD or us will affect Staples' consolidated results of operations, financial position and borrowing costs. This could affect the results of operations or financial position of the other business or the market price of shares issued with respect to the other business.

HOLDERS OF STAPLES.COM STOCK WILL NOT HAVE ANY CLAIMS ON OUR ASSETS

    Even though from a financial reporting standpoint Staples has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between us and Staples RD, that allocation has not changed the legal title to any assets or responsibility for any liabilities and will not affect the rights of any of Staples' creditors. Further, in any liquidation, holders of Staples.com stock will not have any rights to any specific assets of Staples.com, but will receive a share of the net assets of

Staples based on the relative market value of Staples.com stock and Staples RD stock rather than on any assessment of the actual value of our business or Staples RD's business.

HOLDERS OF STAPLES RD STOCK AND STAPLES.COM STOCK WILL VOTE TOGETHER AS A SINGLE CLASS

    Holders of Staples RD stock and Staples.com stock will vote together as a single class, except in certain limited circumstances provided under the Delaware General Corporation Law. When holders of Staples RD stock and Staples.com stock vote together as a single class, holders of the series of common stock having a majority of the votes, which will initially be the holders of Staples RD stock, will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between holders of Staples RD stock and holders of Staples.com stock.

STOCKHOLDERS WILL NOT VOTE ON HOW TO ALLOCATE CONSIDERATION RECEIVED IN CONNECTION WITH A MERGER AMONG HOLDERS OF STAPLES RD STOCK AND HOLDERS OF STAPLES.COM STOCK

    Staples' certificate of incorporation does not contain any provisions governing how consideration received in connection with a merger or consolidation involving Staples is to be allocated between holders of Staples RD stock and holders of Staples.com stock. Neither holders of Staples RD stock nor holders of Staples.com stock will have a separate class vote in any merger or consolidation so long as Staples divides the type and amount of consideration between holders of Staples RD stock and holders of Staples.com stock in a manner it determines, in its sole discretion, to be fair. In any such merger or consolidation, the different ways Staples may divide the consideration might have materially different results. As a result, the consideration to be received by holders of Staples RD stock or Staples.com stock in any such merger or consolidation may be materially less valuable than the consideration they would have received if that business had been sold separately or if they had a separate class vote on such merger or consolidation.

THERE WILL BE CONFLICTS OF INTEREST INVOLVING STAPLES RD AND STAPLES.COM AND STAPLES' BOARD OF DIRECTORS MAY MAKE DECISIONS THAT FAVOR STAPLES RD AT OUR EXPENSE

    The extensive relationships between, and the similarity of the business of, Staples RD and us will create inherent conflicts of interest between the holders of Staples RD stock and Staples.com stock. Staples' board of directors, in its sole discretion, will make operational and financial decisions and implement policies that may affect the business of Staples RD and our business differently, potentially favoring one business at the expense of the other. Examples include decisions regarding:

    - the allocation of the proceeds of issuances, and the costs of repurchases, of Staples.com stock to us or to Staples RD in respect of its retained interest in us;

    - the allocation of consideration received in connection with a merger involving Staples between holders of Staples RD stock and Staples.com stock;

    - whether and when to issue Staples RD stock in exchange for Staples.com stock;

    - the sale of assets of either Staples RD or us;

    - the allocation of available cash between Staples RD and us;

    - how to account for transfers of funds between Staples RD and us;

    - the allocation of assets and resources, such as inventory, distribution and fulfillment services and management time, between Staples RD and us;

    - whether and to what extent we and Staples RD will compete with each other and how corporate opportunities are allocated between Staples RD and us;

    - the allocation of any issuances of debt or preferred stock of Staples between Staples RD and us; and

    - other transactions between Staples RD and us.

    Staples' board of directors has adopted policies that provide that material matters involving potentially divergent interests will be resolved in a manner that Staples' board of directors determines to be in the best interests of all of Staples' common stockholders after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of Staples' common stock, including the holders of Staples.com stock. Nevertheless, Staples' board of directors could take actions that benefit or appear to benefit Staples RD at our expense.

    The discretion of Staples' board of directors in these areas makes an investment in Staples.com stock riskier than an investment in ordinary common stock. All of Staples' directors own disproportionate interests, in both percentage and value terms, in Staples RD stock and Staples.com stock. This disparity in ownership interests may create or appear to create potential conflicts of interest when these directors are faced with decisions that could have different implications for the different series of common stock.

STAPLES' BOARD OF DIRECTORS HAS SOLE DISCRETION TO CHANGE CASH MANAGEMENT AND ALLOCATION POLICIES AND THIS MAKES IT RISKIER TO BE A HOLDER OF STAPLES.COM STOCK THAN A HOLDER OF ORDINARY COMMON STOCK

    Staples' board of directors has adopted certain policies relating to cash management and allocations between Staples RD and us. Although it has no present intention to do so, the board of directors may, in its sole discretion, modify, rescind or add to any of these policies in a manner that is disadvantageous to holders of Staples.com stock. Staples' board of directors' discretion to change these policies makes it riskier to be a holder of Staples.com stock than a holder of ordinary common stock. For a more comprehensive description of these policies, see "Certain Cash Management and Allocation Policies".

PRINCIPLES OF DELAWARE LAW MAY PROTECT DECISIONS OF STAPLES' BOARD OF DIRECTORS THAT HAVE A DISPARATE IMPACT UPON HOLDERS OF STAPLES RD STOCK AND STAPLES.COM STOCK

    Principles of Delaware law provide that a board of directors owes an equal duty to all stockholders regardless of class or series and does not have separate or additional duties to the holders of any particular class or series of stock. Under these principles of Delaware law and the "business judgment rule", you may not be able to challenge board of directors' decisions that have a disparate impact upon holders of Staples RD stock and Staples.com stock so long as the board of directors can show that it:

    - was disinterested and adequately informed with respect to such decisions; and

    - acted in good faith and in the belief that it was acting in the best interests of all of the stockholders.

STAPLES MAY DISPOSE OF ASSETS OF STAPLES.COM WITHOUT YOUR APPROVAL AND YOU MAY RECEIVE LESS VALUE FOR YOUR SHARES THAN THE MARKET VALUE OF YOUR SHARES

    Under Delaware law, Staples can sell any amount of assets of Staples.com without stockholder approval so long as such transaction does not constitute a sale or other disposition of "all or substantially all" of the assets of Staples as a whole. As of the date of this prospectus, the assets of Staples.com do not constitute "all or substantially all" of the assets of Staples.

    Under Staples' certificate of incorporation, if Staples disposes of all or substantially all the assets of Staples.com, Staples would be required, subject to certain exceptions, to:

    - pay a dividend to holders of Staples.com stock;

    - redeem shares of Staples.com stock; or

    - exchange all outstanding shares of Staples.com stock for shares of Staples RD stock at a 10% premium.

    The value received by a holder of Staples.com stock may be less than the market value of the holder's shares prior to the sale. In addition, Staples' board of directors will decide, in its sole discretion, how to proceed and is not required to select the option that would result in the highest value to holders of Staples.com stock.

STAPLES IS NOT REQUIRED TO PAY DIVIDENDS EQUALLY ON STAPLES RD STOCK AND STAPLES.COM STOCK

    Although Staples does not intend to pay cash dividends in the foreseeable future, its board of directors could elect to pay dividends on Staples RD stock or Staples.com stock, or both, in equal or unequal amounts. Such a decision would not necessarily have to reflect:

    - the financial performance of either Staples RD or us;

    - the amount of assets available for dividends on either series; or

    - the amount of prior dividends declared on either series.

    In addition, any dividends or distributions on or repurchases of Staples RD stock will reduce the assets of Staples legally available for dividends on Staples.com stock. See "Description of Capital Stock--Dividends" for information about the amount of funds legally available for the payment of dividends. Any future dividends on Staples.com stock will not necessarily bear a direct relationship to earnings and retained earnings as expressed on Staples.com's financial statements as determined in accordance with generally accepted accounting principles.

STAPLES MAY ISSUE STAPLES RD STOCK IN EXCHANGE FOR STAPLES.COM STOCK WHEN STAPLES.COM STOCK IS UNDERVALUED OR STAPLES RD STOCK IS OVERVALUED

    Staples has the right to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock. Because certain exchanges would be at a premium to the market value, and since Staples could determine to effect an exchange at a time when either or both of Staples RD stock and Staples.com stock may be considered to be overvalued or undervalued, any such exchange may be disadvantageous to holders of Staples.com stock. In addition, any such exchange would preclude holders of Staples.com stock from retaining their investment in a security that is intended to reflect separately the performance of Staples.com.

CLINTON ADMINISTRATION PROPOSALS COULD RESULT IN THE EXCHANGE OF STAPLES RD STOCK FOR STAPLES.COM STOCK

    Legislative proposals made by the Clinton Administration in February 1999 would, if enacted, impose a corporate-level tax on the issuance of stock similar to Staples.com stock and permit the Treasury Department to treat tracking stock as an interest other than stock thereby making such tracking stock ineligible for the tax-free treatment available under the Internal Revenue Code in certain transactions. The Clinton Administration's Fiscal Year 2001 Budget Proposal issued in February 2000 would, if enacted, require the recognition of gain by shareholders upon the receipt of tracking stock in a distribution with respect to stock or in an exchange, and give the Treasury Department the authority to treat tracking stock as non-stock or stock of another entity, as appropriate. As proposed by the Clinton Administration, these provisions would be effective for tracking stock issued on or after the date of enactment by Congress. Tax legislation enacted by Congress subsequent to the Clinton Administration proposals has not included any provision corresponding to the proposals. However, we cannot predict whether the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form proposed. If either of the Clinton Administration proposals or a similar proposal is enacted, then we could be subject to tax on an issuance of Staples.com stock on or after the date of enactment.

    Staples may issue Staples RD stock in exchange for Staples.com stock at a premium if, based on the opinion of Staples' tax counsel, as a result of the enactment of legislative changes or administrative proposals or changes, it is more likely than not that Staples or its shareholders will be subject to tax upon issuance of Staples.com stock or Staples RD stock or that any such stock will not be treated as stock of Staples. The proposals of the Clinton Administration would be such adverse developments if they are enacted. For additional information on the events that could cause us to effect a conversion, see "Description of Capital Stock--Optional Exchange of Staples RD Stock for Staples.com Stock".

STAPLES MAY EXCHANGE SHARES OF COMMON STOCK OF A SUBSIDIARY FOR SHARES OF STAPLES.COM STOCK IN CONNECTION WITH A SPIN-OFF OF THE SUBSIDIARY WITHOUT YOUR APPROVAL

    Staples will have the right, at any time, to exchange common stock of a subsidiary of Staples for Staples.com stock so long as the assets and liabilities of Staples.com are held directly or indirectly by the subsidiary. In such event, holders of Staples.com stock will receive shares of a class of common stock in the subsidiary that possesses voting rights with respect to the subsidiary that are generally comparable to the voting rights that Staples.com stock has with respect to Staples. Staples will distribute the remaining shares of the subsidiary to the holders of Staples RD stock. Depending on the circumstances at the time, an exchange of stock of a subsidiary of Staples for Staples.com stock could be taxable to holders of Staples.com stock and Staples for U.S. federal income tax purposes.

OUR MANAGEMENT HAS BROAD DISCRETION IN ALLOCATING THE USE OF PROCEEDS FROM THIS OFFERING

    We intend to use the net proceeds from this offering, which is equal to
approximately $      million, or approximately $      million if the
underwriters exercise their over-allotment option to purchase additional shares of Staples.com stock in full, for other general corporate purposes including for promotion and advertising. We, however, have not allocated our proceeds for specific purposes and our management will have significant flexibility in applying the net proceeds. The failure of our management to apply these funds effectively could have a material adverse effect on our business, results of operations and financial condition. See "Use of Proceeds".

STAPLES' BOARD OF DIRECTORS HAS SOLE DISCRETION TO ALLOCATE PROCEEDS UPON FUTURE ISSUANCES OR COSTS OF REPURCHASES OF STAPLES.COM STOCK TO STAPLES.COM OR STAPLES RD

    Proceeds from the future issuance of Staples.com stock may not necessarily be allocated to the equity of Staples.com. Staples' board of directors will determine in its sole discretion whether to allocate the proceeds of future issuances or the costs of repurchases of Staples.com stock to Staples RD in respect of its retained interest in Staples.com or to the equity of Staples.com. For a more complete description of how the board of directors will allocate cash between Staples RD and Staples.com, see "Certain Cash Management and Allocation Policies".

WE CANNOT ASSURE YOU THAT A MARKET WILL DEVELOP FOR STAPLES.COM STOCK OR WHAT ITS MARKET PRICE WILL BE

    There is currently no public trading market for Staples.com stock and we cannot assure you that one will develop or be sustained after this offering. We cannot predict the prices at which Staples.com stock will trade after this offering. The initial public offering price for Staples.com stock will be determined through our negotiations with the underwriters and may not bear any relationship to the market price at which Staples.com stock will trade after this offering or to any other established criterion for value. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

    Certain terms of Staples RD stock and Staples.com stock may adversely affect the trading price of Staples.com stock. These terms include:

    - the right of Staples' board of directors to redeem shares of Staples.com stock in exchange for shares of Staples RD stock;

    - the amount of assets available for dividends on any class of stock; and

    - the discretion of Staples' board of directors in making determinations relating to the inter-group arrangements and to a variety of cash management and allocation matters.

STAPLES.COM STOCK PRICE MAY BE VOLATILE

    The stock market, and specifically the stock prices of Internet-related companies, have been very volatile. This broad market and industry volatility may reduce the price of Staples.com stock, without regard to our operating performance. Due to this volatility, the market price of Staples.com stock could significantly decrease.

IF STAPLES.COM STOCK IS VOLATILE, STAPLES MAY BE SUBJECT TO SECURITIES CLASS ACTION LITIGATION

    In the past, companies that have experienced market price volatility have sometimes been the object of securities class action litigation. Staples may in the future be the target of similar litigation. Securities class action litigation could result in substantial costs and divert management's attention and resources.

THE VALUE OF STAPLES.COM STOCK MAY DECLINE IF MORE STAPLES.COM STOCK IS ISSUED

    Staples' certificate of incorporation allows its board of directors, in its sole discretion, to issue authorized but unissued shares of Staples.com stock. This could dilute the value of shares of Staples.com stock.

THE MARKET PRICE OF STAPLES.COM STOCK MAY BE ADVERSELY AFFECTED BY THE SHARES OF STAPLES.COM STOCK ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we expect to have       shares of
Staples.com stock outstanding, or       shares if the underwriters fully
exercise their option to purchase additional shares. The shares being sold in this offering will be freely tradable without restriction by persons other than affiliates of Staples. In addition, once a trading market develops for Staples.com stock, many holders of Staples.com stock will have an opportunity to sell their stock for the first time.

    Upon completion of this offering and expiration of the underwriters'
180 day lock up, and assuming the underwriters do not exercise their option to purchase additional shares, Staples will be entitled to issue up to
approximately       additional shares of Staples.com stock, of which up to
      shares could be for the account of Staples RD in respect of Staples RD's retained interest in Staples.com. Staples' board of directors, in its sole discretion, may authorize the issuance of these shares of Staples.com stock to, among other things, raise capital, provide compensation or benefits to employees, pay stock dividends or acquire companies or businesses.

    We cannot predict the effect, if any, that sales of Staples.com stock, or the availability of shares for sale, will have on the market price of Staples.com stock. Nevertheless, sales of significant amounts of Staples.com stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale" for a more detailed description of the possible effects of potential sales of Staples.com stock.

PROJECTIONS INCLUDED IN THIS PROSPECTUS RELATING TO THE GROWTH OF E-COMMERCE, THE OFFICE PRODUCTS AND SERVICES MARKET AND THE SMALL BUSINESS MARKET ARE BASED ON ASSUMPTIONS THAT COULD TURN OUT TO BE INCORRECT AND ACTUAL RESULTS COULD BE MATERIALLY DIFFERENT FROM THE PROJECTIONS

    This prospectus contains various third-party data and projections, including those relating to revenue generated by electronic commerce, the size of the office products and services market and the size of the small business market. See "Business of Staples.com--Industry Background". These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. Actual results or circumstances may be materially different from the projections. These data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the information incorporated by reference includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify some of these forward-looking statements by the use of the words "believes", "anticipates", "plans", "expects", "may", "will", "would", "should", "intends", "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that Staples actually will achieve these plans, intentions or expectations. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in various cautionary statements in this prospectus and the documents incorporated by reference in this prospectus, particularly under the heading "Risk Factors", that we believe could cause Staples' actual results to differ materially from the forward-looking statements that we make. The forward-looking statements do not reflect the potential impact of any future acquisitions, mergers or dispositions. Staples does not assume any obligation to update any forward-looking statement we make.

                      WHERE YOU CAN FIND MORE INFORMATION

    Staples files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information concerning Staples can be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Staples. Staples RD stock is listed on the Nasdaq National Market under the symbol "SPLS".

    The SEC allows Staples to "incorporate by reference" the information it files with the SEC. This permits Staples to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information filed with the SEC by Staples after the date of this prospectus will automatically be deemed to update and supersede this information. Staples incorporates by reference the following documents that have been filed with the SEC:

    1. Staples' Annual Report on Form 10-K for the fiscal year ended January 30, 1999;

    2. Staples' Quarterly Reports on Form 10-Q for the fiscal quarters ended October 30, 1999, July 31, 1999 and May 1, 1999;

    3.  Staples' Current Report on Form 8-K filed on February 9, 1999;

    4. All of Staples' filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement; and

    5. The description of Staples RD stock contained in Staples' Registration Statement on Form 8-A dated April 7, 1989.

    We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

    We will provide without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. Requests should be directed to Staples, Inc., 500 Staples Drive, Framingham, MA 01702, Attention: Investor Relations (Telephone: 508-253-0879).

    The information on our web sites is not part of this prospectus.

                                USE OF PROCEEDS

    Based on an initial public offering price of $      per share of Staples.com
stock, the mid-point of the range of public offering prices set forth on the cover page of this prospectus, it is anticipated that, after deducting estimated underwriting discounts and expenses, Staples will receive net proceeds from the
initial public offering of Staples.com stock of $      , or $      if the
underwriters fully exercise their option to purchase additional shares. Staples will allocate all net proceeds to Staples.com, as if this were a primary offering of common stock by Staples.com.

    Staples.com plans to use the net proceeds for general corporate purposes, including for promotion and advertising.

    Pending specific application of the proceeds, we intend to advance them to Staples RD. The advance of cash by us to Staples RD will be treated as an intergroup cash advance. See "Certain Cash Management and Allocation Policies" for information about cash transfers between Staples RD and Staples.com.

                                DIVIDEND POLICY

    Staples does not expect to pay any dividends in the foreseeable future on Staples.com stock. Although Staples' revolving credit agreement currently restricts the payment of cash dividends, Staples will otherwise be permitted to pay dividends on:

    - Staples RD stock out of the assets of Staples legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Staples RD stock cannot exceed the Available Dividend Amount for Staples RD; and

    - Staples.com stock out of the assets of Staples legally available for the payment of dividends under Delaware law, while transferring corresponding amounts to Staples RD in respect of its retained interest in Staples.com. However, the total amounts paid as dividends on Staples.com stock and the corresponding amounts transferred to Staples RD in respect of its retained interest in Staples.com cannot exceed the Available Dividend Amount for Staples.com.

    The "Available Dividend Amount" for Staples RD and Staples.com, as the case may be, is based on the amount that would be legally available for the payment of dividends under Delaware law if Staples RD and Staples.com were separate Delaware corporations. For more information on the Available Dividend Amount for Staples RD and Staples.com, see "Description of Capital Stock--Dividends". Staples expects that determinations to pay dividends on Staples.com stock would be based primarily upon the financial condition, results of operations, regulatory and business capital requirements, any restrictions contained in financing or other agreements binding upon Staples and other factors that the Staples board of directors deems relevant.

                                 CAPITALIZATION

    The following table sets forth the capitalization of Staples.com and Staples as of October 30, 1999 and as adjusted to give effect to:

    - the offering at an initial public offering price of $      per share, the
      mid-point of the range of public offering prices set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and expenses and assuming the underwriters do not exercise their option to acquire additional shares;

    - the application of net proceeds as described under "Use of Proceeds"; and

    - the amendment of Staples' certificate of incorporation in November 1999 to provide for the reclassification of its existing common stock into Staples RD stock and Staples.com stock.

    These tables should be read in conjunction with the financial statements and the related notes appearing elsewhere or incorporated by reference in this prospectus.

                                  STAPLES.COM

                                                                       AS OF OCTOBER 30, 1999
                                                                    -----------------------------
                                                                     ACTUAL          AS ADJUSTED
                                                                    --------         ------------
                                                                           (IN THOUSANDS)
Group equity...............................................         $26,497
                                                                    -------            -------
Total capitalization.......................................         $26,497            $
                                                                    =======            =======

                                 STAPLES, INC.

                                                               AS OF OCTOBER 30, 1999
                                                              -------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   ------------
                                                                   (IN THOUSANDS)
Long-term debt..............................................  $  492,910    $
Other long-term obligations.................................      58,515
                                                              ----------    ----------
Preferred stock, $.01 par value--authorized 5,000,000
  shares; no shares issued..................................          --            --
Staples RD stock, $0.0006 par value--1,500,000,000 shares
  authorized; no shares issued and outstanding, actual;
  467,201,085 shares issued and outstanding, as adjusted....          --
Staples.com stock, $0.0006 par value--600,000,000 shares
  authorized; no shares issued and outstanding, actual;
       shares issued and outstanding as adjusted............          --
Staples' existing common stock, $0.0006 par value--
  1,500,000,000 shares authorized; 467,201,085 shares issued and outstanding, actual; no shares issued and outstanding,
  as adjusted...............................................         280            --
Additional paid-in capital..................................   1,109,883
Cumulative foreign currency translation adjustments.........      (9,791)
Unrealized gain on investments..............................       1,138
Retained earnings...........................................     828,914
Less: treasury stock at cost, 10,269,153 shares at October
  30, 1999..................................................    (242,684)
                                                              ----------    ----------
  Total stockholders' equity................................   1,687,740
                                                              ----------    ----------
    Total capitalization....................................  $2,239,165    $
                                                              ==========    ==========

                                    DILUTION

    At October 30, 1999, Staples.com had a net tangible book value of
approximately $26,497,000 or $    per share equivalent. Net tangible book value
per share equivalent at any date represents the amount of Staples.com's tangible assets minus total liabilities divided by the total number of notional Staples.com shares deemed outstanding. After giving effect to the sale of shares of Staples.com stock offered by this prospectus at the initial public
offering price of $    per share, the mid-point of the range of public offering
prices set forth on the cover page of the prospectus, and the application of the estimated net proceeds allocated to Staples.com, the pro forma net tangible book
value of Staples.com would have been approximately $          or $    per share
equivalent. Thus, under these assumptions, purchasers of Staples.com stock
offered by this prospectus will pay $    per share and will receive shares with
a net tangible book value per share equivalent of $    , which represents an
immediate dilution of $    per share.

    The following table illustrates this per share dilution:

Initial public offering price per share............               $
                                                                  ----------
  Net tangible book value per share equivalent at
    October 30, 1999...............................  $
  Increase in pro forma net tangible book value per
    share equivalent attributable to new
    investors......................................
                                                     ----------
Pro forma net tangible book value per share
  equivalent after the offering....................
                                                                  ----------
Dilution per share to new investors................               $
                                                                  ==========

    The foregoing computation of dilution excludes an aggregate of approximately 10,981,558 shares of Staples.com stock purchasable for approximately $1.625 per share upon the exercise of outstanding employee stock options.

             SELECTED COMBINED FINANCIAL INFORMATION OF STAPLES.COM

    In the table below, we provide you with selected combined financial information of Staples.com. We have prepared this information using the combined financial statements of Staples.com for the three years ended January 30, 1999 and the nine-month periods ended October 30, 1999 and October 31, 1998. The financial statements for the three fiscal years ended January 30, 1999 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the nine-month periods ended October 30, 1999 and October 31, 1998 have not been audited. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Staples considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended October 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending January 29, 2000.

    The following summary combined financial information should be read in conjunction with Staples.com's combined financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Staples.com" contained elsewhere in this prospectus and Staples' consolidated financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this prospectus.

                                     NINE MONTHS ENDED                    FISCAL YEAR ENDED
                                ---------------------------   -----------------------------------------
                                OCTOBER 30,    OCTOBER 31,    JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                    1999           1998           1999           1998          1997
                                ------------   ------------   ------------   ------------   -----------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales.........................    $51,281         $9,104        $16,886         $3,706         $  35
Gross profit..................     11,810          2,429          4,165            931             9
Net loss......................     (6,550)          (203)          (487)          (300)         (207)
Pro forma net loss (1)........     (6,550)          (191)          (475)          (180)         (124)

                                                                 AS OF          AS OF
                                                              OCTOBER 30,    JANUARY 30,
                                                                  1999           1999
                                                              ------------   ------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................    $(5,960)        $  948
Total assets................................................     32,457          2,047
Group equity................................................     26,497          1,962

------------------------

(1) Pro forma net loss includes a benefit for income taxes on the previously untaxed earnings of Quill Corporation, which had been an S corporation prior to its acquisition by Staples.

          SELECTED CONSOLIDATED FINANCIAL INFORMATION OF STAPLES, INC.

    In the table below, we provide you with selected consolidated financial information of Staples, Inc. We have prepared this information using the consolidated financial statements of Staples for the five years ended
January 30, 1999 and the nine-month periods ended October 30, 1999 and October 31, 1998. The financial statements for the five fiscal years ended January 30, 1999 have been audited by Ernst & Young LLP, independent auditors. As to years 1996 and 1997, Ernst & Young LLP's report is based in part on the report of Kupferburg, Goldberg & Neimark, LLC, independent auditors. The financial statements for the nine-month periods ended October 30, 1999 and October 31, 1998 have not been audited. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Staples considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended October 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending January 29, 2000.

    The following selected consolidated financial information should be read in conjunction with Staples' consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in its annual and quarterly reports filed with the SEC and incorporated by reference in this prospectus.

                               NINE MONTHS ENDED                                     FISCAL YEAR
                       ---------------------------------   ---------------------------------------------------------------
                       OCT. 30, 1999   OCT. 31, 1998 (1)   1998 (1)(2)    1997 (3)       1996       1995 (4)       1994
                       -------------   -----------------   -----------   ----------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT SELECTED OPERATING DATA)
STATEMENT OF INCOME
  DATA:
Sales................   $6,305,987         $5,046,086      $7,123,189    $5,732,145   $4,493,589   $3,565,235   $2,418,793
Gross profit.........    1,543,559          1,196,879       1,726,266     1,354,455    1,060,245      809,451      554,534
Net income...........      195,592            114,110         185,370       167,914      144,742      108,428       72,071
Pro forma net income
  (5)................      195,592            112,296         183,556       153,128      129,413       94,539       59,219

SELECTED OPERATING
  DATA:
Stores open (at
  period end)........        1,009                830             913           742          557          443          350

                                                                     AS OF
                          --------------------------------------------------------------------------------------------
                          OCT. 30, 1999   JAN. 30, 1999   JAN. 31, 1998   FEB. 1, 1997   JAN. 27, 1996   JAN. 28, 1995
                          -------------   -------------   -------------   ------------   -------------   -------------
                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........    $  677,023      $  798,768      $  803,660     $  623,835      $  580,244      $  355,639
Total assets............     3,735,645       3,179,266       2,638,862      1,955,636       1,552,199       1,141,496
Total long-term debt,
  less current
  portion...............       492,910         205,015         518,959        402,985         351,508         257,122
Stockholders' equity....     1,687,740       1,656,886       1,094,485        875,823         712,141         472,215

------------------------

(1) Results of operations for this period include a $41,000,000 charge relating to costs incurred in connection with the merger with Quill Corporation.

(2) Results of operations for this period include a $49,706,000 charge relating to store closure costs.

(3) Results of operations for this period include a pre-tax charge of $29,665,000 resulting from the costs incurred in connection with the proposed merger with Office Depot, Inc.

(4) Fiscal year 1995 was a 53 week year.

(5) Pro forma net income includes a provision for income taxes on the previously untaxed earnings of Quill Corporation, which had been taxed as an S corporation prior to its acquisition by Staples.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                    AND RESULTS OF OPERATIONS OF STAPLES.COM

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF STAPLES.COM SHOULD BE READ IN CONJUNCTION WITH THE COMBINED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. STAPLES.COM'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    From an accounting standpoint, Staples has separated Staples.com, its e-commerce business, from Staples RD, which includes the rest of its businesses and a retained interest in Staples.com. Staples has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples.com and Staples RD. Staples intends Staples.com stock to track the performance of Staples.com, and we intend the Staples RD stock to track the performance of Staples RD.

    The combined financial statements of Staples.com include the balance sheets, statements of operations, cash flows and group equity of Staples' e-commerce businesses, including principally the STAPLES.COM, QUILLCORP.COM and STAPLESLINK.COM web sites. The financial statements of Staples.com give effect to all allocation and related party transaction policies adopted by the board of directors of Staples. For a description of these policies, see "Certain Cash Management and Allocation Policies".

    Holders of Staples.com stock are common stockholders of Staples. The assets Staples attributes to one business will be subject to the liabilities of the other business, even if such liabilities arise from lawsuits, contracts or indebtedness that are attributed to the other business. If Staples is unable to satisfy one business's liabilities out of the assets attributed to it, Staples may be required to satisfy those liabilities with assets it has attributed to the other business. Further, holders of Staples.com stock and Staples RD stock do not have any legal rights related to specific assets of either business and in any liquidation will receive a fixed share of the net assets of Staples which may not reflect the actual trading prices, if any, of the respective businesses at such time.

    During the fiscal year ended January 30, 1999, Staples acquired, in a pooling of interests transaction, Quill Corporation and certain related entities, including the operations of Quillcorp.com, which had 1997 net sales of approximately $3,700,000. The financial information set forth below includes adjustments to give effect to the acquisition of the operations of Quillcorp.com for all periods presented. Prior to its acquisition by Staples, Quill elected to be treated as an S Corporation under the Internal Revenue Code, and accordingly, its earnings and the earnings of Quillcorp.com were not subject to taxation at the corporate level. Pro forma adjustments have been made to reflect an income tax benefit on such previously untaxed earnings for each period presented at an assumed rate of 40%. The statements of operations combine Staples.com's historical operating results for the fiscal years ended January 31, 1998 and February 1, 1997 with corresponding Quillcorp.com operating results for the years ended December 31, 1997 and 1996.

RESULTS OF OPERATIONS

    The following table sets forth certain of Staples.com's financial results for the nine months ended October 30, 1999 and October 31, 1998, and for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997.

                                         NINE MONTHS ENDED                  FISCAL YEAR ENDED
                                     -------------------------   ---------------------------------------
                                     OCTOBER 30,   OCTOBER 31,   JANUARY 30,   JANUARY 31,   FEBRUARY 1,
                                        1999          1998          1999          1998          1997
                                     -----------   -----------   -----------   -----------   -----------
                                            (UNAUDITED)
                                                               (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Sales..............................    $ 51,281      $ 9,104       $ 16,886       $3,706        $  35
Cost of goods sold and occupancy
  costs............................      39,471        6,675         12,721        2,775           26
                                       --------      -------       --------       ------        -----
Gross profit.......................      11,810        2,429          4,165          931            9

OPERATING AND OTHER EXPENSES:
Operating and selling..............      13,470        1,057          2,488          637          130
General and administrative.........       8,963        1,682          2,440          586           83
Interest and other expense, net....         115           10             28            8            3
                                       --------      -------       --------       ------        -----
Total operating and other
  expenses.........................      22,548        2,749          4,956        1,231          216

Loss before income taxes...........     (10,738)        (320)          (791)        (300)        (207)
Income tax benefit.................      (4,188)        (117)          (304)          --           --
                                       --------      -------       --------       ------        -----
Net loss...........................    $ (6,550)     $  (203)      $   (487)      $ (300)       $(207)
                                       ========      =======       ========       ======        =====

OTHER DATA:

Net cash used in operating
  activities.......................    $ (3,536)     $(1,052)      $ (1,377)      $ (300)       $(207)
Net cash used in investing
  activities.......................     (29,921)        (712)        (1,072)          --           --
Net cash provided by financing
  activities.......................      33,457        1,764          2,449          300          207

    COMPARISON OF FISCAL YEARS ENDED JANUARY 30, 1999, JANUARY 31, 1998 AND
     FEBRUARY 1, 1997

    SALES. Sales increased to $16,886,000 in the fiscal year ended January 30, 1999 as compared to $3,706,000 and $35,000 in the fiscal years ended
January 31, 1998 and February 1, 1997, respectively, as the roll out of Staples' e-commerce businesses grew. The fiscal year ended January 30, 1999 includes sales from all three e-commerce businesses, Staples.com, Quillcorp.com and StaplesLink.com, while the previous years included only Quillcorp.com which launched in November 1996.

    GROSS PROFIT. Gross profit as a percentage of sales was 24.7%, 25.1% and 25.7% for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. The decrease in the fiscal year ended
January 30, 1999 is attributable to product and customer mix during the continued rollout of e-commerce activities. This decrease was partially offset by the benefit provided by the inter-business allocation arrangement which passed on the benefit of lower product costs from vendors.

    OPERATING AND SELLING EXPENSES. Operating and selling expenses, which consist of payroll, advertising and other operating expenses, were 14.7%, 17.2% and 371% of sales for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. These expenses have decreased as a percentage of sales as sales volume has increased, leveraging fixed and start up expenses over time.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of sales were 14.4%, 15.8% and 237% in the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. The primary drivers of these expenses are investments in staffing and infrastructure. Included in general and administrative expenses was an allocation of certain Staples RD services provided on a centralized basis amounting to $1,264,000, $320,000 and $3,000 for the fiscal years ended
January 30, 1999, January 31, 1998 and February 1, 1997, respectively. These costs decreased as a percentage of sales primarily due to economies of scale.

    INTEREST AND OTHER EXPENSE, NET. Net interest and other expense totaled $28,000, $8,000 and $3,000 in the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. The interest expense is calculated based upon the inter-business credit advance and an incremental borrowing rate of 6% for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997. These credit advances from Staples RD fund the operating needs of Staples.com as most finance activities are managed on a centralized basis and attributed to Staples RD. These advances were funded as a capital contribution by Staples RD at the end of each fiscal year.

    INCOME TAX BENEFIT. The income tax benefit as a percentage of pre-tax income was 38.4%, for the year ended January 30, 1999 and 0% for the fiscal years ended January 31, 1998 and February 1, 1997. On a pro forma basis, to reflect a provision for income taxes on previously untaxed earnings of Quill, Staples.com's effective tax rate would have been 41% for the years ended January 30, 1999, January 31, 1998 and February 1, 1997.

    COMPARISON OF THE NINE MONTHS ENDED OCTOBER 30, 1999 AND OCTOBER 31, 1998

    SALES. Our sales increased 492.7% to $23,979,000 in the quarter ended October 30, 1999 from $4,046,000 in the quarter ended October 31, 1998 and increased 463.3% to $51,281,000 for the nine months ended October 30, 1999 compared to $9,104,000 for the nine months ended October 31, 1998. This growth was attributable to the continued rollout of the e-commerce business. The results for the nine months ended October 30, 1999 include all three of Staples.com's web sites, Staples.com, Quillcorp.com, and StaplesLink.com, while the results for the same period in the prior year only include the operations of Quillcorp.com and StaplesLink.com. Staples.com was launched in the quarter ended January 31, 1999.

    GROSS PROFIT. Our gross profit as a percentage of sales was 23.0% for the three and nine months ended October 30, 1999 as compared to 26.6% and 26.7%, respectively, for the same periods in the prior year. The decrease is attributable to changes in product and customer mix during the continued rollout of e-commerce activities. This decrease was partially offset by the benefit provided by the inter-business allocation arrangements, which passed on the benefit of lower product costs from vendors.

    OPERATING AND SELLING EXPENSES. Our operating and selling expenses, which consist of payroll, advertising and other operating expenses, increased as a percentage of sales in the three and nine months ended October 30, 1999 to 26.6% and 26.3%, respectively, as compared to 11.0% and 11.6% for the same periods in the prior year. The increase was primarily due to increased marketing expenses which represented 18.7% and 18.9% of sales for the three months and nine months ended October 30, 1999, respectively, as compared to 6.5% and 7.1% for the same periods in the prior year.

    GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses as a percentage of sales were 15.5% and 17.5% for the three and nine months ended October 30, 1999, respectively, as compared to 19.4% and 18.5% for the same periods in the prior year. The decrease in general and administrative costs as a percentage of sales reflects the leveraging of infrastructure as sales increase.

    INTEREST AND OTHER EXPENSE, NET. Net interest and other expense for the three and nine months ended October 30, 1999 was $64,000 and $115,000, respectively, as compared to $9,000 and $10,000 for the same periods in the prior year. The interest expense relates to the inter-business revolving credit advances from Staples RD to fund the operating needs of Staples.com as most treasury activities are managed on a centralized basis and are attributed to Staples RD unless Staples' board of directors determines otherwise. These advances were funded as a capital contribution by Staples RD at the end of each fiscal year.

    INCOME TAX BENEFIT. Our provision for income taxes as a percentage of pre-tax income was 39% for both the three and nine months ended October 30, 1999 as compared to 39.3% and 36.6%, respectively, for the same periods in the prior year. On a pro forma basis, to reflect a provision for income taxes on previously untaxed earnings of Quill, Staples' effective tax rate would have been 40.3% for the nine months ended October 31, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Staples manages most finance activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock. Staples currently attributes each incurrence or issuance of external debt, and the proceeds thereof, to Staples RD and will continue to do so in the future unless Staples' board of directors determines otherwise. Whenever Staples.com holds cash, Staples.com will normally, but will not be obligated to, transfer that cash to Staples RD. Conversely, whenever Staples.com has a cash need, Staples RD will normally, but will not be obligated to, fund that cash need. Staples' board of directors will determine, in its sole discretion, whether either business will provide any particular funds on any particular occasion to the other business, but will not be obligated to cause such cash transfers.

    During the nine months ended October 30, 1999, cash used in operations was $3,536,000, primarily due to the net loss from operations of $6,550,000, partially offset by the decrease in prepaid expenses and other current assets of $1,033,000 and an increase in accounts payable, accrued expenses and other liabilities of $1,594,000. Cash used in investing activities of $29,921,000 represents investments made in internet related companies of $23,756,000 and acquisitions of property and equipment of $6,165,000. Cash provided by financing activities of $33,457,000 represents capital contributions from Staples RD of $29,921,000 and proceeds from borrowings under the inter-business revolver of $3,536,000.

    Upon completion of this offering, Staples.com will advance the net proceeds to Staples RD, resulting in a positive inter-group account and interest income to Staples.com from Staples. Staples.com's access to cash will be subject to the policies described under "Certain Cash Management and Allocation Policies".

INFLATION AND SEASONALITY

    While neither inflation nor deflation has had, and Staples.com does not expect either to have, a material impact upon operating results, there can be no assurance that Staples.com's business will not be affected by inflation or deflation in the future. Staples.com believes that its business is somewhat seasonal, with sales and profitability slightly lower during the first and second quarters of its fiscal year.

YEAR 2000

    Staples.com has completed implementation of its year 2000 remediation plan on a timely basis, and such remediation plan as implemented addresses all mission critical systems. We are not aware of any adverse effects of year 2000 issues on Staples.com, including its systems and operations.

                            BUSINESS OF STAPLES.COM

    Staples.com is creating a leading business-to-business electronic marketplace offering a comprehensive solution for the office needs of business customers. We currently provide an electronic marketplace where small, mid-sized and large businesses can procure office products and business services and obtain business information and expert content. We plan shortly to expand our electronic marketplace to enable our customers and suppliers to interact and engage in e-commerce transactions with each other. By aggregating business customers, we are creating a sales channel that will provide buyers and sellers with opportunities to realize operating efficiencies by streamlining complex purchasing and distribution decisions and to increase revenue by reaching a broader customer base.

    Staples.com is uniquely positioned to leverage the competitive strengths of Staples, the pioneer of the office products superstore concept with over 1,100 stores worldwide and a significant direct marketing business. We believe that:

    - Staples' strong brand, national advertising campaigns and database of more than 8,000,000 existing business customers enable us to acquire customers on a cost effective basis;

    - Staples' longstanding vendor relationships, purchasing power and merchandising expertise enable us to price competitively our product and service offerings; and

    - Staples' sophisticated, nationwide fulfillment capabilities enable us to accurately fill orders and provide reliable next business day delivery.

    To help broaden our service offering and gain access to new customers, we have established strategic alliances with leading Internet service companies. We currently offer multiple business services, including Internet and virtual office services, business printing, payroll processing and communications services. Through our relationship with BizBuyer.com, we plan to further enhance our service offering by allowing customers to submit requests for quotes from a network of over 20,000 service providers offering over 40 services. We expect to increase the total number of available services to approximately 100 by the end of 2000.

    Staples.com has experienced rapid growth in both sales and visitor traffic. Our sales grew to approximately $24 million during the fiscal quarter ended October 30, 1999 from approximately $4 million for the same period in 1998, representing growth of 493%. STAPLES.COM was recently awarded the "Golden Paper Clip" award by OFFICE SOLUTIONS magazine for the best online shopping experience for office products. The award recognized the web site for being well-designed, easy to navigate, fast loading and price competitive.

INDUSTRY BACKGROUND

    THE GROWTH OF COMMERCE ON THE INTERNET

    The Internet is fundamentally changing the way businesses and consumers communicate, find information and purchase products and services. Forrester Research estimates that U.S. business-to-business sales over the Internet will increase from approximately $109 billion in 1999 to $2.7 trillion in 2004.

    The growth in business-to-business e-commerce is being driven in large part by the recurring nature of business transactions, which offers businesses the opportunity to create loyal and valuable long-term relationships with other businesses. Business-to-business e-commerce solutions provide buyers and suppliers with opportunities to increase revenue by reaching a broader customer base and to realize operating efficiencies by streamlining complex purchasing and distribution processes. These benefits have spurred the creation of electronic marketplaces that aggregate buyers and sellers in a centralized setting.

    Small businesses, in particular, are increasingly relying on the Internet to communicate with current and potential customers and suppliers, leverage their resources and reduce their procurement costs. International Data Corporation estimates that total e-commerce revenue generated by small businesses will increase from $3.4 billion in 1998 to $72.8 billion in 2003, representing a compound annual growth rate of 85%.

    THE OFFICE PRODUCTS AND SERVICES INDUSTRY

    The market for office products and services is large and growing. Office products range from supplies, such as writing instruments and paper, to computers, copiers and other business machines. Staples estimates that the overall sales for paper and office products totaled $250 billion in 1999. Forrester Research estimates that online sales of paper and office products totaled approximately $2.9 billion in 1999 and will grow to $235.3 billion by 2004, representing a compound annual growth rate of 141%. The market opportunity for office services is also significant. For instance, according to Forrester Research, the online sales of key business services such as financial services, including 401(k) and insurance services, totaled approximately $7.3 billion in 1999 and are expected to grow to $80 billion by 2003; professional services, including legal and accounting services, totaled approximately $4.4 billion in 1999 and are expected to grow to $48 billion by 2003; and administrative support services, including temporary help, totaled approximately $3.9 billion in 1999 and are expected to grow to $39 billion by 2003.

    The office products and services market consists of four segments: small businesses and home offices, which generally have less than 100 employees; mid-sized businesses, which generally have between 100 and 499 employees; large businesses, which generally have over 500 employees; and consumers. The small business and home office market is both the largest and fastest growing segment of the office products market.

    THE INTERNET OPPORTUNITY IN THE OFFICE PRODUCTS AND SERVICES INDUSTRY

    Office products and business services are well suited for sale through an electronic marketplace. Businesses purchase office products on a repeat basis, utilize customized products and need access to a wide range of services ranging from financial services, such as payroll administration and insurance, to communication services, such as long distance and Internet access.

    For small and mid-sized businesses, in particular, the process of obtaining office products and services can be both time consuming and costly. Small businesses are often located outside of markets served by office products superstores which offer the most attractive prices and often lack sufficient size to attract the attention of the direct sales forces of office products and services providers. Moreover, the market for office services is highly fragmented, and no single vendor currently offers the full complement of products and services necessary to meet the office needs of small and mid-sized businesses. As a result, these businesses confront a bewildering array of choices with little available guidance as to the office products and services best suited for their particular needs.

    The rapid growth of the small business market and the growing reliance of small businesses on the Internet creates a significant opportunity for an electronic marketplace where businesses can easily procure office products and services, obtain business-specific content, exchange information and conduct e-commerce transactions with each other.

THE STAPLES.COM SOLUTION

    We provide an electronic marketplace where small, mid-sized and large businesses can buy office products and business services and obtain information and expert content. Our principal web sites, STAPLES.COM, QUILLCORP.COM and STAPLESLINK.COM, leverage the brand recognition and fulfillment infrastructure of Staples, the pioneer of the office products superstore concept and a leading distributor of office products. In addition to a broad selection of office products, we offer an array of business services from vendors selected by Staples.com. We plan shortly to expand, through strategic relationships, our electronic marketplace to give our customers access to over 20,000 service providers offering over 40 services. We also plan to introduce message boards and other features that will foster an online community where businesses can exchange ideas and information with each other.

    Each of our web sites is targeted to the needs of a particular segment of our customer base:

    - STAPLES.COM is our core electronic marketplace for small businesses, home offices and consumers. The web site provides complete, on-site transaction processing for the purchase of over 130,000 office products and services. STAPLES.COM also hosts our Business Solutions Center, which will be the site of our business-to-business trading hub, messaging boards and other interactive features.

    - QUILLCORP.COM leverages the strength of the Quill brand name in the catalog-order office products market to sell to small and mid-sized businesses. Quill, which was acquired by Staples in 1998, has been a direct retailer of office products through catalogs for over 40 years. QUILLCORP.COM offers over 20,000 office products from Quill's direct mail catalogs, including Quills' private label products.

    - STAPLESLINK.COM leverages the strength of the Staples brand name in the contract stationers market to provide online procurement of office products for large businesses. STAPLESLINK.COM offers the highest level of procurement functionality of our web sites, including customized pricing, payment terms, usage reporting and full service account management designed to appeal to businesses which require high levels of procurement control.

    We believe that our web sites offer the following benefits to our customers:

    TRUSTED STAPLES BRAND

    As a leading distributor of office products, Staples has earned a reputation for high quality merchandise at attractive prices, wide product selection and reliable service. According to YOUR COMPANY magazine, Staples is ranked by small businesses as the best supplier of office products. Because we utilize Staples' infrastructure and experience in selling office products, we are able to offer our customers compelling value through the combination of the following benefits:

    - HIGH QUALITY MERCHANDISE AT ATTRACTIVE PRICES. Staples' experienced purchasing personnel and established vendor relationships provide our customers with a broad selection of high quality merchandise. In fiscal 1999, Staples purchased more than $6.4 billion of office products. We combine Staples' purchasing power with the economies of online selling to provide our customers with attractive prices.

    - FAST, RELIABLE DELIVERY. Our customers receive reliable next business day delivery through 29 national distribution centers, which shipped over
      13.3 million Staples orders in fiscal 1999. Our customers have direct online access to these distribution centers for inventory and shipping information as to ordered products.

    - EXTENSIVE CUSTOMER SUPPORT. Our customers benefit from Staples' national call and e-mail customer service centers and from Staples' over 1,100 retail stores worldwide where they can view and sample products prior to purchasing them online and can make returns and exchanges.

    SINGLE SOURCE FOR THE NEEDS OF BUSINESSES

    We provide our customers with a single source for office products and business services, business information and expert content to help them make more efficient and informed purchases and more effectively manage their offices. Our message boards and other planned interactive features will enable our customers to benefit from exchanges of ideas and information with other businesses with similar needs.

    EXTENSIVE PRODUCT OFFERING

    Our web sites collectively offer over 130,000 products. These products are purchased by Staples' purchasing personnel, who have established strong relationships with many vendors and have significant expertise in identifying and purchasing products that meet the evolving needs of business customers. Our web sites also feature content to inform customers about the benefits of various types of products, as well as to assist them in choosing among specific product offerings on our web sites.

    WIDE RANGE OF BUSINESS SERVICES

    We offer a wide array of services ranging from office services from providers selected by us to more complex services that we plan to offer on a request for quote basis. Currently, we offer multiple business services, including payroll processing, high speed Internet access and domain name registration. In addition, we plan to expand our electronic marketplace at STAPLES.COM through our relationship with BizBuyer.com. This marketplace will enable our customers to request quotes from a network of over 20,000 service providers offering over 40 services, thus significantly expanding the number of services made available by us. STAPLES.COM and QUILLCORP.COM both feature content to inform customers about the benefits of various types of services, as well as to assist them in choosing among specific service offerings. We expect that the number of our available business services will increase to approximately 100 services by the end of 2000.

    CONVENIENCE AND EASE OF USE

    Our web sites are available 24 hours a day, 7 days a week, from anywhere with Internet access, enabling our business customers to shop after their business hours. Our web sites categorize products into easy-to-use categories, or aisles, and offer advanced search technologies that make it easy for customers to locate products quickly. Businesses can take advantage of our convenient account management tools, such as order tracking and purchasing history reports. In addition, at our STAPLES.COM web site we offer real-time inventory status and e-mail confirmation of orders placed. We make purchasing easier for small businesses by providing access to credit.

    CUSTOMIZED USER EXPERIENCE

    Our web sites have numerous tools that help our customers tailor their experience and make purchases more efficiently, including:

    - PERSONALIZATION FEATURES. STAPLES.COM'S customers can create personalized order forms, access an individualized "favorite aisle" menu, receive e-mail reminders to help manage office supply flow and access past purchasing history. Our ability to collect information about our customers' purchasing patterns on our web sites enables us to offer products and services which are personalized and responsive to the particular preferences and needs of our customers.

    - GROUP PURCHASING ACCOUNTS. Our customers can establish group purchasing accounts that allow a number of employees of the same company to submit individual orders to our web sites, subject to final approval of the person who established the account. This feature avoids the administrative inconvenience of circulating office product request forms and helps consolidate the review and order placement of multiple requests.

    - READY-MADE PURCHASE LISTS. Our web sites offer ready-made purchase lists to help our customers in circumstances such as the arrival of a new employee or the purchase of a new computer. STAPLESLINK.COM offers customized lists of frequent purchases to reduce the time that customers spend in reordering office supplies.

STRATEGY

    Our objective is to create the leading business-to-business electronic marketplace offering a comprehensive solution for the office needs of our business customers. We seek to provide a single online destination where businesses can procure a broad array of office products and business services, access and exchange business information and expert content and conduct e-commerce transactions with each other. Key elements of our strategy include:

    CAPITALIZE ON STAPLES RELATIONSHIP

    Our relationship with Staples, the pioneer of the office product superstore concept and a leading distributor of office products, provides us with significant competitive advantages. We plan to continue to leverage these advantages, such as Staples' top brand name among small businesses, large product selection, purchasing power and national distribution capabilities, to generate sales and traffic on our web sites.

    GROW CUSTOMER BASE

    We plan to aggressively acquire new business customers and drive repeat purchases by leveraging our strong brand franchise, providing easy access to a wide selection of products, services and information and utilizing Staples' and Quill's extensive direct marketing experience, sophisticated marketing techniques and high-quality customer service.

    Additionally, we intend to generate incremental sales from Staples' existing customers by offering them an additional distribution channel for their purchases and by offering them a variety of business services. We conduct various cross-marketing, co-promotion and customer acquisition programs with Staples to leverage Staples' database of approximately 8,000,000 business customers. We utilize information about our customers to help us identify market needs, enhance our web sites and effectively tailor our market strategy. We also expect to generate sales from our electronic kiosks in Staples' retail stores where customers can purchase products online that are not available in the store.

    LEVERAGE HIGH-QUALITY CUSTOMER TRAFFIC

    Staples.com's product and service offerings drive high quality and high frequency traffic to our web sites. We plan to further grow our sales by offering a complement of business services, both through our partners and our RFQ marketplace, which are intended to cause buyers and sellers to visit our web sites to access this network of small and mid-sized businesses and vendors. As the number of visitors to our electronic marketplace grows, we believe that a greater diversity of buyers and service providers will be attracted, which, in turn, should create a viral network effect increasing the amount of customer traffic to our web sites.

    APPLY SOPHISTICATED DIRECT MARKETING TECHNIQUES

    Staples and Quill have over 50 combined years of experience in the direct marketing of office products. We plan to take advantage of their significant direct marketing expertise, as well as the customer profile information that we gather through our web sites, to tailor our products and service offerings to the individual needs of our customers.

    BUILD ONLINE BRAND AWARENESS

    We will continue to invest in building our online brands and in communicating the benefits and convenience of shopping at our web sites. We believe that we are well positioned to establish STAPLES.COM, QUILLCORP.COM and STAPLESLINK.COM as premier online brands for office products and services, related business information and community. We benefit from our relationship with Staples through multiple cross-marketing initiatives. For example, Staples' print advertising and circulars typically contain the STAPLES.COM web site address. We plan to continue to use local and national media, including online, television, radio, print and outdoor advertising, to further enhance our online brand. In addition, we will continue to enter into online marketing arrangements. For example, we are featured as the premier office supply and services merchant on Yahoo!-Registered Trademark- Small Business.

    CONTINUALLY ENHANCE THE CUSTOMER EXPERIENCE

    We seek to continually enhance our web sites based on our targeted customers' preferences and needs. Our web sites allow us to gather significant data on customer browsing and shopping preferences. We use this information to dynamically change our product offerings to meet the changing preferences and needs of our targeted customers. We also use this information, as well as online questionnaires, to refine the layout and performance of our web sites. In early 2000, we plan to launch newly designed versions of our web sites with enhanced functionality. We expect that continued enhancements of our web sites will make shopping with us more efficient and generate increased customer satisfaction.

    EXPAND STRATEGIC ALLIANCES

    We will continue to use strategic alliances and equity investments, such as those we have with BizBuyer.com, DSL.net, HotOffice Technologies and Register.com, to expand our business service offerings, gain entry into new markets and drive traffic to our web sites. Our relationship with Staples enables us to establish strategic alliances with partners seeking to establish cross-marketing relationships with Staples and Staples.com.

    EXPAND INTERNATIONALLY

    We plan to expand our offerings in Canada through STAPLES.COM OF CANADA, BUSINESSDEPOT.COM and BUREAU EN GROS, the online outlets of Staples' Canadian retail stores. These sites are available in French and English. We believe that the experience we gain in Canada will enable us to expand efficiently into Europe and other international markets in the future. Staples currently operates over 1,100 retail stores worldwide, including in Germany, the Netherlands, the United Kingdom and Portugal.

OFFICE PRODUCTS, BUSINESS SERVICES AND CONTENT AND COMMUNITY

    Through our web sites, we offer our customers a wide selection of office products and business services. We are enhancing our web sites to provide our customers with relevant business content and access to a community of other small businesses.

    OFFICE PRODUCTS

    We offer a wide range of competitively priced products selected to meet the needs of our customers. Our merchandisers work closely with the Staples and Quill merchandise departments to select quality brands and products to feature on our web sites. We select our products based on the needs and feedback of our customers, and supplement our selections on an ongoing basis based on seasonal demand, such as holiday or tax season related offerings. Our products are organized into the following categories:

PRODUCT CATEGORY                    DESCRIPTION
----------------                    -----------
Paper and Office Supplies            -   More than 20,000 office supply products from leading
                                         manufacturers, such as 3M, Acco, Avery, Bic, Daytimer,
                                         Hammermill, Sanford and Xerox

                                     -   Product offerings include copy paper and other paper
                                         products, toner cartridges, writing instruments, file
                                         folders, staplers and paper fasteners and a broad array of office supplies, including calendars, personal organizers, business forms and janitorial supplies

Business Machines                    -   More than 3,000 business machines from leading
                                         manufacturers, such as Canon, Casio and Xerox

                                     -   Product offerings include copiers, fax machines,
                                         calculators, telephones and handheld electronics, as well as a full line of consumable accessories, including batteries, and printer and copier cartridges

Computers and Accessories            -   More than 5,000 computers, printers and related accessories from leading manufacturers, such as Compaq, Hewlett-Packard and Toshiba, and accessories from quality suppliers like
                                         Belkin, Fellowes and Microsoft

                                     -   Over 100,000 software titles categorized by function from
                                         leading software developers, such as Intuit, Microsoft and
                                         Symantec

                                     -   Product offerings include notebook computers, business
                                         software, printers, monitors, memory upgrades and a wide
                                         variety of accessories such as cables, modems, storage and system components

Furniture                            -   More than 1,000 pieces of office furniture from leading
                                         manufacturers, such as Bush, Global and Hon

                                     -   Product offerings for the small and mid-size offices include chairs, desks, tables, wall units, computer furniture and
                                         file cabinets, as well as a full line of accessories,
                                         including chair mats and lamps

Private Label Items                  -   More than 500 private label items under the Staples and
                                         Quill brand names

                                     -   Product offerings include copy paper, staplers, computer
                                         accessories, calculators, desk accessories and writing
                                         instruments

    BUSINESS SERVICES

    Staples.com is creating a leading business-to-business electronic marketplace offering a comprehensive solution for the business service needs of small, mid-sized and large businesses. We currently offer multiple business services in conjunction with our strategic partners who are selected by us for their quality and reliability. Our business service offerings are designed to reduce the time that small businesses expend researching, finding and engaging quality service providers. We seek to provide a full suite of services which assist our customers in every aspect of establishing and managing their office. The following is a summary of the services we currently offer:

BUSINESS CATEGORY                DESCRIPTION                               SERVICE PROVIDER
-----------------                -----------                               ----------------
Internet Services                -Web site hosting and e-commerce          -Concentric Network
                                 -Web site domain registration             -Register.com
                                 -Internet access                          -DSL.net

Office Services                  -Online business printing                 -Staples private label
                                 -Intranet services                        -HotOffice Technologies

Financial Services               -Payroll processing, including related    -Interpay
                                  tax filings, and employee benefit plans

                                 -Credit                                   -Staples private label

Communication Services           -Business communications systems and      -Staples Communications
                                  software, voice, data and network
                                  solutions
                                 -Cellular products and services           -Point.com

    INTERNET SERVICES. We provide a number of services designed to help our customers establish and maintain a business presence on the Internet. These services are primarily targeted to small business customers who seek to integrate the Internet into their business operations. Through our relationship with DSL.net, we provide affordable, high speed, high bandwidth Internet access on a nationwide basis. In addition, we provide an easy-to-use solution to register a customer's domain name through our alliance with Register.com. Through our relationship with Concentric Network, we provide a suite of services to enable a small business to operate its own web site. These services include high performance, reliable web site hosting; easy-to-use, template-driven creation of e-commerce web sites; and a secure transaction processing system.

    OFFICE SERVICES. To help manage the day-to-day operations of our customers' businesses, we provide a range of convenient and affordable office services. Through our relationship with a private label supplier, we provide customers with the ability to order from their desktops and receive at their doorstep a wide variety of printed office supplies, such as business cards, letterhead and carbonless forms. In addition, we provide a virtual office to our customers through our alliance with HotOffice Technologies. This virtual office is an Internet-based solution that provides employees of small businesses with e-mail, document management, online conferencing, group calendars, file sharing and backup, as well as a secure firewall.

    FINANCIAL SERVICES. Many small business customers lack the expertise, time and desire to handle the complicated administrative tasks involved with financial services, such as payroll processing. Through our alliance with Interpay, we offer our customers payroll processing expertise through a complete, affordable, outsourced solution. This service includes printing and distribution of employee payroll, as well as processing of employee tax filings and withholdings on a basis guaranteed by Interpay to meet government requirements. In addition, we offer other financial services through Interpay such as employee pre-tax spending accounts and 401(k) accounts. To facilitate our customers' purchases of Staples.com products, we provide access to Staples' private label credit card and the ability to establish an open business account available to multiple users that incorporates purchase orders and features net payment terms. We believe that these services satisfy a strong need of our small business customers and are cost effective to implement.

    COMMUNICATIONS SERVICES. We believe that voice and data communications systems are increasingly important to our small and mid-size business customers. The selection of an appropriate vendor for communications services represents a complex and time consuming business decision. To assist our customers, Staples Communications provides a broad range of communications services, including voice and data phone systems, network design and implementation, Internet access, voicemail systems and large scale communications systems. Through our alliance with Point.com, we also offer a valuable service to help customers obtain the background and comparative information needed to make the complex purchase decision relating to wireless communications products and service plans.

    In addition, we plan to expand our electronic marketplace, through our relationship with BizBuyer.com, to enable our customers to request quotes from a network of over 20,000 service providers offering over 40 services. Our electronic business-to-business marketplace will, for example, make available on an RFQ basis the services listed below:

BUSINESS CATEGORY                DESCRIPTION

Communication and Technology     - Paging, telephone systems and voice over Internet
                                 - Internet services, such as web hosting, high-speed
                                 Internet access and web design
                                 - Technology support services, such as networking and
                                   technical training
                                 - Consulting on such matters as data security, information technology strategy, software development and system
                                   integration

Money Management                 - Payroll services
                                 - Consulting on such matters as starting a new business,
                                 obtaining financing and general business management
                                 - Financing services, such as lease financing, credit lines and loans

Human Resources and Staffing     - Recruiting, temporary staffing and technical training

Sales and Marketing              - Promotional products and services, telemarketing, banner ad design, prospect lists and printing of marketing
                                   materials such as brochures

Legal and Insurance              - Legal services relating to such matters as business
                                 incorporation, intellectual property registration and
                                   general business law
                                 - Insurance products covering business auto insurance,
                                 commercial umbrella, employment practices, legal malpractice insurance, medical malpractice insurance, professional
                                   liability and workers' compensation

Office Services                  - Shipping, transporting and storage
                                 - Procurement and space management services to assist with moving, maximizing office space and obtaining office
                                   equipment

    This expanded electronic marketplace will provide our customers with the following benefits:

    - the ability to reach efficiently and cost-effectively multiple service providers, particularly for time-sensitive requests and for services that might not otherwise be available in the customer's geographic area;

    - the ability to compare competitive quotes and pricing; and

    - the ability to make more informed purchases with immediate information about the marketplace.

By enhancing our business-to-business marketplace, we expect to increase our customer traffic and loyalty to our web sites.

    By the end of 2000, we expect to offer approximately 100 business services, including human resources, sales and marketing and insurance services.

    CONTENT AND COMMUNITY

    We will provide our customers with additional content to enable them to make informed product and service purchases and to improve their business operations. We will offer solutions and support for small businesses by providing them a single online destination for information they need to more effectively manage their businesses, including relevant periodicals; business and productivity tools, such as loan calculators, business plan templates and information on sources of venture capital funding; and access to expert advice from professors at a leading business school. These features, together with message boards and other planned interactive elements, are designed to foster an online business community at our web sites.

MARKETING AND MERCHANDISING

    MARKETING

    We have designed our marketing strategy to build awareness of the Staples.com brands, increase traffic to our web sites, encourage repeat business and expand our customer base. We use both online and offline marketing to carry out our marketing strategy. Our online marketing includes e-mail promotions and special programs, such as special pricing on key items. We have established online marketing relationships with several leading web sites that feature integrated links to our web sites. For example, we are featured as the premier office supply and services merchant on Yahoo!-Registered Trademark- Small Business. Our offline marketing includes traditional advertising on television and in other media, which is often combined with advertising for Staples' superstores. Advertising for Staples.com is often included in direct marketing for Staples' retail stores and catalogs. As part of Staples' multi-channel promotions, Staples includes the STAPLES.COM web site address in its print advertisements and catalogs and promotes STAPLES.COM as one of its "three ways to save", in addition to its well established retail stores and catalog operations.

    In marketing to small and mid-sized businesses, we utilize sales representatives in Staples' catalog operations, which consisted of 250 employees as of February 16, 2000. In marketing to STAPLESLINK.COM'S large business customers, we utilize Staples contract stationers' sales force, which consisted of 505 employees as of February 16, 2000. We also take advantage of the telemarketing resources of both Staples and Quill to market our web sites. We seek to further benefit from our relationship with Staples by placing kiosks linked to our web sites in Staples retail stores.

    MERCHANDISING

    Our online stores provide us with significant flexibility in organizing and showcasing our products and service selection to customers. Our easy-to-use web sites provide showrooms for customers to browse our product and service selections by brand, product category, price and other attributes. We regularly adjust our product mix to respond to changing customer demand and behavior. In addition, we personalize our merchandising by displaying to customers products that complement items they have ordered, such as batteries for hand-held electronics or power cords for computers. In addition, when a customer orders a product, we will frequently inform the customer of other items in the same category with additional features that might better suit the customer's needs. We also conduct promotions for products that we have been able to obtain at an attractive price or that are in high demand by our customers.

STRATEGIC ALLIANCES AND INVESTMENTS

    We pursue strategic alliances and equity investments to help broaden our products and services offering and gain access to new customers. As of February 15, 2000, we have invested a total of approximately $43 million in the capital stock of our strategic partners. The marketing arrangements that we enter into in connection with these alliances generally provide for exclusive relationships, and generally are for a term of one to three years. Our principal strategic alliances that include equity investments to date are as follows:

    BIZBUYER.COM

    BizBuyer.com offers an RFQ marketplace for small and mid-sized businesses. Our alliance with BizBuyer.com extends our RFQ sales capabilities and will provide our customers with an opportunity to sell their products and services to each other and allow us to offer our products and services to the BizBuyer customer base.

    DSL.NET

    DSL.net offers high-speed Internet access through digital subscriber line technology. Our alliance with DSL.net provides for the sale of DSL.net services to our customers and our products and services to DSL.net customers.

    HOTOFFICE TECHNOLOGIES

    HotOffice Technologies is an application services provider of intranet services for small businesses. Our alliance with HotOffice enables us to offer HotOffice virtual office services to our customers and to offer our products and services to HotOffice customers.

    POINT.COM

    Point.com provides information on wireless communications products and services. Our alliance with Point.com enables us to offer our customers assistance in making purchasing decisions relating to wireless communications products and services.

    REGISTER.COM

    Register.com provides domain name registration services. Through our alliance with Register.com, we are able to offer easy to use domain registration services to our customers and our products and services to Register.com customers.

OPERATIONS

    FULFILLMENT

    We maintain no inventory, but rather sell products maintained as inventory in Staples' nationwide network of 29 distribution centers. Staples employs modern warehouse management systems and radio frequency technology, just-in-time replenishment procedures and material handling equipment that help to minimize overall inventory levels while maintaining optimal in-stock positions. STAPLES.COM and STAPLESLINK.COM are directly tied to Staples' fulfillment centers enabling customers to promptly determine whether ordered products are available. We typically can fill 80% of our U.S. orders from Staples' in-stock inventory. Our products are delivered through third-party couriers and Staples' truck fleet.

    CUSTOMER SERVICE

    We have a dedicated customer service staff and also utilize Staples' customer service representatives. They handle questions about orders and assist customers in finding desired products and services. Our customer service representatives share the call center infrastructure of Staples. Our sophisticated e-mail management system and Staples' telephone Automatic Call Distributor allow us to prioritize incoming contacts, route them to the appropriate customer service representatives and respond in a timely fashion. Our customer service representatives, customer phone calls and customer e-mails are valuable sources of feedback regarding customer satisfaction. In addition, by providing our customer service function in-house, we maintain a direct relationship with our customers. We also use an online market research company to obtain monthly customer feedback. This information is used to determine opportunities for improvement and to evaluate areas of success. Our web sites also provide several service options, including FAQs, e-mail, live help through toll free 800 numbers, as well as a list of nearby store locations.

    TECHNOLOGY

    We have implemented a broad array of scalable electronic commerce, site management, search, and customer interaction services and systems that we use to process customers' orders and interact with customers. These services and systems use a combination of our own technologies, Staples' technologies and commercially available, licensed technologies. The systems that we use to accept and process customers' orders are integrated with the order management, payment processing, distribution, accounting and financial systems of Staples. We focus our internal development efforts on creating and enhancing specialized software that is unique to our online business. We use a set of applications for:

    - accepting and validating customer orders for products;

    - transmitting orders to Staples for processing and fulfillment;

    - interacting with customers for customer service and other purposes; and

    - connecting to third parties for sale and delivery of certain products and services to customers.

    Our systems have been designed based on industry standard architectures and have been designed to reduce downtime in the event of outages or catastrophic occurrences. Our web systems hardware is hosted at third-party facilities in Beltsville, Maryland, Hopkinton, Massachusetts and Philadelphia, Pennsylvania. The associated Staples systems hardware resides at Staples facilities in Framingham, Massachusetts and Quill facilities in Lincolnshire, Illinois. We have implemented load balancing systems and our own redundant servers to provide for fault tolerance of our web systems.

COMPETITION

    The online commerce market and Internet content sites are rapidly evolving and, like the office products and services market, are intensely competitive.

    Primary competitive factors in our markets include:

    - brand recognition;

    - selection;

    - convenience;

    - price;

    - speed and accessibility;

    - depth, breadth and presentation of site content;

    - customer service; and

    - reliability and speed of order shipment.

    We currently compete with a variety of other companies offering office products and services, including:

    - traditional store-based retailers that sell office products;

    - online office product retailers;

    - traditional providers of services for small business, such as telephone, credit card and insurance companies; and

    - online service providers, such as small business portals, that target the small business market or sell to small business customers.

    We believe that we currently compete favorably with respect to each of the above factors. However, as the market is still rapidly evolving, we may not be able to compete successfully against current and new competitors in the future.

EMPLOYEES

    As of February 2, 2000, we employed approximately 140 full- and part-time employees. We also use independent contractors and temporary employees. None of our employees are represented by a labor union.

    We use Staples personnel for certain functions, including financial and accounting services, information system services, certain selling and marketing activities, certain merchandising and replenishment services, transportation and warehouse management services, certain customer service activities, executive management, human resources, legal and corporate planning activities. As a result, we pay an allocated portion of Staples' expenses. For a discussion of policies regarding cost allocation, see "Certain Cash Management and Allocation Policies".

FACILITIES

    Our headquarters is located in Framingham, Massachusetts. Staples owns all of the property and offices occupied by us and as a result we pay an allocated portion of Staples' expenses. For a discussion of policies regarding cost allocation, see "Certain Cash Management and Allocation Policies".

    We believe existing facilities are adequate for our current operations, and that suitable additional or alternative space would be available on reasonable commercial terms for future expansion.

                           MANAGEMENT OF STAPLES.COM

SENIOR OFFICERS OF STAPLES.COM

    The following table sets forth information regarding the senior officers of Staples.com.

NAME                              AGE                             POSITION
----                            --------                          --------
Jeanne B. Lewis...............      36     President
Kevin Dempsey.................      42     Vice President--Merchandising
Anne-Marie Keane..............      34     Vice President--Business-to-Business Electronic
                                           Commerce
Christine T. Komola...........      32     Chief Financial Officer
Jeffrey L. Levitan............      45     Executive Vice President--Strategy and Development
J.B. Lyon.....................      36     Vice President--Business Services
Kelly Mahoney.................      42     Chief Marketing Officer
Michael J. Ragunas............      36     Chief Technology Officer
Jackie Shoback................      33     Vice President--Operations
Sarah Alter...................      34     Vice President--Quillcorp.com

    JEANNE B. LEWIS has served as President of Staples.com since
September 1999. Prior to that, she served in various capacities since joining Staples in April 1993, including Executive Vice President--Marketing from January 1998 to September 1999, Senior Vice President--Marketing and Small Business from April 1997 to January 1998, Vice President/Divisional Merchandise Manager from 1996 to April 1997 and Director of Operations and Director of Sales and Marketing from 1994 to 1996. Ms. Lewis received an M.B.A. degree from Harvard Business School and a B.A. degree from Wellesley College.

    KEVIN DEMPSEY has served as Vice President--Merchandising of Staples.com since November 1999. Prior to that, Mr. Dempsey was Vice President--International Merchandising for Staples in Brussels. From
November 1994 to April 1997, he was Vice President--Import Buying and Product Development of Staples. From May 1991 to November 1994, he was Vice President Merchandising and a founding member of the management team for Staples' Canadian operation, Business Depot. Mr. Dempsey received a B.A. degree from The University of Western Ontario, Canada.

    ANNE-MARIE KEANE has served as Vice President--Business-to-Business Electronic Commerce of Staples.com since September 1999. Ms. Keane joined Staples in 1992 and has held a variety of positions within the Staples' marketing, merchandising and strategy organizations. She received an M.B.A. degree from Harvard Business School and a B.A. degree from Dartmouth College.

    CHRISTINE T. KOMOLA has served as Chief Financial Officer of Staples.com since November 1999. She joined Staples in April 1997 and most recently was Vice President--Planning, Margin and Control for Staples, where she was responsible for financial analysis and long-range planning, budgeting, forecasting and financial accounting. Prior to joining Staples, Ms. Komola was employed for eight years at Ernst & Young, LLP. Ms. Komola received a B.S. degree from Miami University in Oxford, Ohio and is a Certified Public Accountant.

    JEFFREY L. LEVITAN has served as Executive Vice President--Strategy and New Business Development of Staples.com since November 1999. He managed the launch of Staples.com as Senior Vice President from November 1998 to November 1999. Prior to that, he served as Senior Vice President--Strategic Planning and New Business Development from August 1996 to November 1998, during which time he was responsible for the development and launch of Staples.com. From 1989 to 1996, he was with The Boston Consulting Group, where he served as a strategic management consultant. Mr. Levitan received an M.B.A. degree from the Wharton School at the University of Pennsylvania and a B.A. degree from Cornell University.

    J.B. LYON has served as Vice President--Business Solutions of Staples.com since November 1999. From November 1998 to November 1999, Mr. Lyon served as Vice President--Marketing of Staples.com. From October 1997 to November 1998, Mr. Lyon wrote the business plan and led the launch of Staples.com. He joined Staples as a senior associate of strategic planning in 1996. Mr. Lyon founded and managed Uncle Dave's Kitchen, a nationally distributed all natural pasta sauce and condiment packaged foods company. He received an M.B.A degree from Harvard Business School and a B.A. degree from Tufts University.

    KELLY MAHONEY has served as Chief Marketing Officer of Staples.com since November 1999. Prior to joining Staples.com in 1999, she was Chief Marketing Officer at Arnold Direct, the integrated marketing division of Arnold Communications, where she developed customer acquisition, retention and optimization programs for leading brands, as well as pre-IPO start-up companies. From 1993 to 1996, Ms. Mahoney was Senior Vice President at Bronner Slosberg Humphrey (now Digitas), a leading direct marketing firm, where she developed customer base management and e-commerce strategies for Fortune 1000 clients.
Ms. Mahoney received a B.A. degree from the University of Michigan.

    MICHAEL J. RAGUNAS has served as Chief Technology Officer since
January 2000. He served as Vice President--Information Systems for Staples.com from July 1999 to January 2000 and Director--Information Systems for Staples.com from January 1999 to July 1999. From September 1997 to January 1999,
Mr. Ragunas served as Director of Strategic Technology and Systems Architecture for Staples, where he managed the development of electronic commerce applications. He joined Staples in 1986 and has held various roles in the Information Systems and Retail Operations functions. Mr. Ragunas received an A.B. degree from Harvard College.

    JACKIE SHOBACK has served as Vice President--Operations of Staples.com since February 1999. Prior to that, Ms. Shoback served as Vice President--Call Center Operations for Staples Direct, Staples' catalog division. She joined Staples in 1993 and has held various positions in its marketing, store operations and strategy organizations. Ms. Shoback received an M.B.A. degree from Harvard Business School and a B.A. degree from Wellesley College.

    SARAH ALTER has served as Vice President of Quillcorp.com since
November 1999. Prior to that, Ms. Alter served as the Director of Advertising for Quill, where she managed all catalog creative and print production operations. From March 1997 to July 1998, Ms. Alter headed all retail and direct marketing operations for Staples UK as its Marketing Comptroller. Ms. Alter received an M.B.A. degree from Harvard Business School and a B.A. degree from Northwestern University.

BUSINESS ADVISORY BOARD

    Staples.com has a business advisory board that consists of professionals from the Internet industry. The advisory board will consult with our management and provide advice and guidance to our management and Staples' board of directors regarding our business and various strategic initiatives.

    The following sets forth information regarding the members of Staples.com's business advisory board:

    WILLIAM O. GRABE has served as a General Partner of General Atlantic Partners, LLC since he joined the firm in 1992. Prior to joining General Atlantic, Mr. Grabe retired from the IBM Corporation as a Vice President and Corporate Officer. Mr. Grabe is a Member of the UCLA Foundation Board of Trustees and a Trustee of Outward Bound USA. Mr. Grabe is also a director on the boards of directors of Baan Company, N.V., Compuware Corporation, Firepond Inc., Gartner Group, Inc.,

Exact Holding N.V., LHS Group, Inc., Meta4 N.V., TDS GmbH and several other privately held software and service companies.

    WILLIAM W. HELMAN has served as a General Partner of Greylock Equity Limited Partnership since 1991. Mr. Helman joined Greylock Management Corporation in 1984 and is currently also a General Partner of Greylock Limited Partnership, Greylock Capital Limited Partnership, Greylock Investments Limited Partnership and Greylock IX Limited Partnership, each of which is a private limited partnership for equity capital investments. Mr. Helman is also a director of Media Metrix, Inc. and several private companies.

    ROBERT F. HIGGINS has served as Managing General Partner of Highland Capital Partners since its inception in 1987. Prior to forming Highland Capital Partners, Mr. Higgins was a General Partner at Charles River Ventures. Immediately prior to entering venture capital, he spent four years as the Executive Director of the John A. Hartford Foundation. He was also the Chief Executive of the Clark Foundation and the Burden Foundation, an Assistant to the U.S. Secretary of Commerce and an Assistant to the head of the international division of the U.S. Department of the Treasury. Mr. Higgins currently serves as a director of LegaLink Corporation, Mitotix and U.S. Pathology Labs.

    MARC F. MCMORRIS has served as a Principal of General Atlantic Partners, LLC since July 1999. From June 1996 to July 1999, Mr. McMorris was Vice President of Goldman, Sachs & Co., High Technology Group, Investment Banking Division. From August 1994 to June 1996, Mr. McMorris was an associate with Morgan Stanley
& Co., Mergers, Acquisitions and Restructurings Department.

    WILLIAM A. SAHLMAN is the Dimitri V. d'Arbeloff--Class of 1955 Professor of Business Administration at Harvard Business School. From 1991 to 1999,
Mr. Sahlman was Senior Associate Dean, Director of Publishing Activities and Chairman of the Board for Harvard Business School Publishing Corporation. From 1990 to 1991, he was Chairman of the Harvard University Advisory Committee on Shareholder Responsibility. He is a member of the board of directors of several private companies.

    MARGARET C. WHITMAN has served as President and Chief Executive Officer of eBay, Inc., an on-line auction company, since February 1998 and has been a director of Staples since March 1998. From January 1997 to February 1998,
Ms. Whitman was General Manager of the Preschool Division of Hasbro, Inc. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., most recently as President, Chief Executive Officer and a director. From
October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation, in various capacities, including President, Stride Rite Children's Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division.

    We have agreed that two persons designated by General Atlantic Partners, currently William O. Grabe and Marc McMorris, will be members of our business advisory board for so long as General Atlantic Partners and its affiliates own at least 2,307,692 shares of Staples.com stock. We have also agreed that two persons designated by Highland Capital Partners, currently William Helman and Robert Higgins, will be members of our business advisory board for so long as Highland Capital Partners and its affiliates own at least 2,307,692 shares of Staples.com stock.

                             CERTAIN RELATIONSHIPS

COMMON STOCK ISSUANCES

    Between November 1999 and January 2000, Staples sold an aggregate of 11,792,308 shares of Staples.com stock to a group of investors including General Atlantic Partners 59, L.P., Highland Capital Partners IV and Greylock IX Limited Partnership at a purchase price of $1.625 per share. In connection with this transaction, Staples entered into a Staples.com common stock purchase agreement with the investors pursuant to which the investors are entitled to registration rights under the Securities Act with respect to the shares of Staples.com stock that they purchased. In connection with this transaction, certain directors of Staples purchased an aggregate of 1,100,000 shares of Staples.com stock at a purchase price of $1.625 per share.

GUARANTEE OF LOANS TO OFFICERS

    The members of our management team and certain officers of Staples have acquired shares of Staples.com stock upon exercise of stock options. We have the right to repurchase a portion of the shares at their purchase price in the event the person ceases to provide services to us. Ten members of our management team and 21 officers of Staples borrowed an aggregate of $16.2 million from Boston Safe Deposit and Trust Company in order to pay for their shares. In addition, eight individuals of our management team and one officer of Staples deferred the interest payments on their loans for two years. The loans are 50% non-recourse to the individuals and the interest payable on the loans is with full recourse to the individuals. Each of these persons entered into a pledge agreement with Boston Safe Deposit and Bank Company pursuant to which they pledged their shares of Staples.com stock as collateral for the loan they received. Staples entered into a Line of Credit and Guaranty Agreement with Boston Safe Deposit and Trust Company pursuant to which Staples agreed to guarantee these loans.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding beneficial ownership of Staples RD stock and Staples.com stock as of January 29, 2000 by:

    - each person we know who beneficially owns more than 5% of the outstanding shares of Staples RD stock or Staples.com stock;

    - each of Staples' directors;

    - each of Staples' five most highly compensated executive officers in the fiscal year ended January 29, 2000; and

    - Staples' directors and executive officers as of January 29, 2000 as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Shares of common stock issuable under stock options that are exercisable within 60 days after February 11, 2000, which we refer to as Presently Exercisable Options, are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below. Percentage of shares of Staples RD stock beneficially owned is based on 457,188,187 shares of Staples RD stock outstanding as of February 11, 2000. Percentage of shares of Staples.com stock beneficially owned excluding shares of Staples.com stock issuable in respect of Staples RD's retained interest in Staples.com is based on 27,446,084 shares of Staples.com stock outstanding as of February 11, 2000. Percentage of shares of Staples.com stock beneficially owned including shares of Staples.com stock issuable in respect of Staples RD's retained interest in Staples.com is based on 227,446,084 shares of Staples.com stock deemed outstanding as of February 11, 2000, which includes 27,446,084 shares of Staples.com stock outstanding as of such date and the 200,000,000 shares of Staples.com stock issuable in respect of Staples RD's retained interest in Staples.com.

                                                                                     STAPLES.COM STOCK
                                                                 ----------------------------------------------------------
                                       STAPLES RD STOCK                           PERCENTAGE OF SHARES BENEFICIALLY OWNED
                                 -----------------------------                  -------------------------------------------
                                  NUMBER OF     PERCENTAGE OF     NUMBER OF       EXCLUDING SHARES       INCLUDING SHARES
                                    SHARES          SHARES          SHARES      ISSUABLE IN RESPECT    ISSUABLE IN RESPECT
                                 BENEFICIALLY    BENEFICIALLY    BENEFICIALLY     OF STAPLES RD'S        OF STAPLES RD'S
NAME OF BENEFICIAL OWNER            OWNED           OWNED           OWNED        RETAINED INTEREST      RETAINED INTEREST
------------------------         ------------   --------------   ------------   --------------------   --------------------
5% STOCKHOLDERS
Janus Capital Corporation
  (1)..........................   40,414,818         8.84                 --              --                      *
  100 Fillmore Street
  Denver, CO 80206

FMR Corp. (2)..................   36,629,910         8.01                 --              --                      *
  82 Devonshire Street
  Boston, MA 02109

General Atlantic Partners
  (3)..........................           --           --          4,615,385           16.82                   2.03
  3 Pickwick Plaza, Suite 200
  Greenwich, CT 06830

Highland Capital Partners
  (4)..........................           --           --          3,076,923           11.21                   1.35
  2 International Place
  Boston, MA 02110

Greylock IX Limited
  Partnership..................           --           --          1,846,154            6.73                      *
  One Federal Street
  Boston, MA 02110.............
Jeanne B. Lewis (5)............       16,981            *          2,025,824            7.38                      *
  Staples.com
  500 Staples Drive
  Framingham MA 01702

DIRECTORS AND NAMED EXECUTIVE
  OFFICERS
Thomas G. Stemberg (6).........    5,259,486         1.15          2,129,120            7.76                      *
Martin Trust (7)...............    3,168,244            *            100,000               *
Ronald L. Sargent (8)..........      899,204            *          1,096,840            4.00                      *
Robert C. Nakasone (9).........      500,061            *            100,000               *                      *
Rowland T. Moriarty (10).......      393,539            *            100,000               *                      *
Mary Elizabeth Burton (11).....      195,719            *            100,000               *                      *
Paul F. Walsh (12).............      119,057            *            100,000               *                      *
James L. Moody, Jr. (13).......       82,218            *            100,000               *                      *
W. Lawrence Heisey (14)........       71,219            *            100,000               *                      *
W. Mitt Romney (15)............       66,439            *            100,000               *                      *
Basil L. Anderson (16).........       32,950            *            100,000               *                      *
Margaret C. Whitman (17).......       17,691            *            100,000               *                      *
George J. Mitchell (18)........        7,457            *            100,000               *                      *
John C. Bingleman (19).........    1,322,805            *                  0               *                      *
John J. Mahoney (20)...........      576,478            *            638,736            2.33                      *
Joseph S. Vassalluzzo (21).....    1,535,512            *            638,736            2.33                      *
All directors and executive
  officers as of January 29,
  2000 as a group (29 persons)
  (22).........................   15,330,895         3.30         10,717,339           31.31                   4.58

------------------------------

*   Less than 1%

(1) Based on Janus Capital Corporation's Schedule 13G filed with the SEC on February 15, 2000.

(2) Based on FMR Corp.'s Schedule 13G filed with the SEC on February 14, 2000.

(3) Includes 3,894,418 shares beneficially owned by General Atlantic Partners 59, L.P. and 720,967 shares beneficially owned by GAP Coinvestment Partners II, L.P.

(4) Includes 2,953,846 shares beneficially owned by Highland Capital Partners IV Limited Partnership and 123,077 shares beneficially owned by Highland Entrepreneurs' IV Limited Partnership.

(5) Includes 1,410,440 shares of Staples.com stock subject to Presently Exercisable Options.

(6) Includes 1,940,544 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 254,046 shares of Staples RD stock owned by Thomas G. Stemberg 1998 Trust; 5,692 shares of Staples RD stock owned by Mr. Stemberg's wife; 100,000 shares of Staples RD stock owned by Thomas G. Stemberg 1999 Trust; and 150,000 shares of Staples RD stock owned by Thomas
    G. Stemberg LP.

(7) Includes 58,124 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 17,083 shares of Staples RD stock owned by Mr. Trust's wife; 2,808,105 shares of Staples RD stock owned by Trust Investments; and 100,000 shares of Staples.com stock owned by 1999 MTDT Descendants' Trust of which Mr. Trust is a Trustee.

(8) Includes 685,313 shares of Staples RD stock subject to Presently Exercisable Options.

(9) Includes 96,565 shares of Staples RD stock subject to Presently Exercisable Options.

(10) Includes 153,044 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 39,480 shares of Staples RD stock beneficially owned by Mr. Moriarty's children and 100,000 shares of Staples RD stock beneficially owned by the Rowland T. Moriarty Qualified Annuity Trust.

(11) Includes 133,719 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 100,000 shares of Staples.com stock owned by Jennifer Ann Burton Irrevocable Trust.

(12) Includes 96,092 shares of Staples RD stock subject to Presently Exercisable Options.

(13) Includes 53,063 shares of Staples RD stock subject to Presently Exercisable Options.

(14) Includes 53,230 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 25,000 shares of Staples.com stock beneficially owned by Two Cents Worth, Inc., of which Mr. Heisey is a controlling shareholder.

(15) Includes 23,182 shares of Staples RD stock subject to Presently Exercisable Options.

(16) Includes 17,250 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 100,000 shares of Staples.com stock beneficially owned by the Basil Anderson Revocable Trust.

(17) Includes 3,750 shares of Staples RD stock subject to Presently Exercisable Options.

(18) Includes 4,500 shares of Staples RD stock subject to Presently Exercisable Options. Also includes 100,000 shares of Staples.com stock owned by Senator Mitchell's son.

(19) Includes 1,035,842 shares of Staples RD stock subject to Presently Exercisable Options.

(20) Includes 416,250 shares of Staples RD stock subject to Presently Exercisable Options.

(21) Includes 1,322,872 shares of Staples RD stock subject to Presently Exercisable Options.

(22) Includes 6,781,462 shares of Staples RD stock and 1,677,616 shares of Staples.com stock subject to Presently Exercisable Options.

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING DESCRIPTION IS NOT COMPLETE AND SHOULD BE READ WITH STAPLES' CERTIFICATE OF INCORPORATION, AS AMENDED, WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART.

GENERAL

    Staples' certificate of incorporation authorizes it to issue 2,105,000,000 shares, consisting of 2,100,000,000 shares of common stock, par value $0.0006 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Staples may issue its common stock in two series:

    - Staples Retail and Delivery Common Stock, which is referred to in this prospectus as Staples RD stock; and

    - Staples.com Common Stock, which is referred to in this prospectus as Staples.com stock

    Staples has initially designated 1,500,000,000 shares of its common stock as Staples RD stock and 600,000,000 shares of its common stock as Staples.com stock. Staples may also issue its preferred stock in series. As of February 11, 2000, Staples had 457,188,187 shares of Staples RD stock, 27,446,084 shares of Staples.com stock and no shares of preferred stock issued and outstanding. Staples RD's retained interest in Staples.com is currently represented by 200,000,000 shares of Staples.com stock.

    Staples intends Staples.com stock to reflect the performance of Staples.com, Staples' e-commerce business. Staples intends Staples RD stock to reflect the performance of Staples RD, which consists of Staples' other businesses and a retained interest in Staples.com. Staples has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples RD and Staples.com. Staples publishes combined financial statements of Staples RD, combined financial statements of Staples.com and consolidated financial statements of Staples.

    The full definitions of the terms "Staples RD" and "Staples.com" are set forth under "--Certain Terms" below.

    The Staples board of directors has the authority to increase or decrease from time to time the total number of authorized shares comprising either series of common stock. However, the Staples board of directors could not increase the number of authorized shares of a series above a number which, when added to all of the authorized shares of the other series of common stock, would exceed the total authorized number of shares of common stock. Likewise, the Staples board of directors could not decrease the number of authorized shares of a series below the number of shares of such series then outstanding.

    The Staples board of directors has the authority in its sole discretion to issue authorized but unissued shares of common stock from time to time for any proper corporate purpose. The Staples board of directors has the authority to do so without your approval, except as provided by Delaware law or the rules and regulations of any securities exchange on which any series of outstanding common stock may then be listed.

DIVIDENDS

    Staples currently intends to retain all of its earnings for use in the operation and expansion of its business. Staples therefore does not expect to pay any cash dividends on Staples.com stock in the foreseeable future. Although Staples' revolving credit agreement currently restricts the payment of cash dividends, and in any event, Staples does not expect to pay any dividends in the foreseeable future on any series of common stock, Staples will otherwise be permitted to pay dividends on:

    - Staples RD stock out of assets of Staples legally available for the payment of dividends under Delaware law, but the total amounts paid as dividends on Staples RD stock cannot exceed the Available Dividend Amount for Staples RD; and

    - Staples.com stock out of the assets of Staples legally available for the payment of dividends under Delaware law, while transferring corresponding amounts to Staples RD in respect of its Retained Interest in Staples.com. However, the total amounts paid as dividends on Staples.com stock and the corresponding amounts transferred to Staples RD in respect of its Retained Interest in Staples.com cannot exceed the Available Dividend Amount for Staples.com.

    THE "AVAILABLE DIVIDEND AMOUNT" for Staples RD at any time is the amount that would then be legally available for the payment of dividends on Staples RD stock under Delaware law if:

    - Staples RD and Staples.com were each a separate Delaware corporation;

    - Staples RD had outstanding (a) a number of shares of common stock, par value $0.0006 per share, equal to the number of shares of Staples RD stock that are then outstanding and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Staples that have been attributed to Staples RD and are then outstanding;

    - The assumptions about Staples.com set forth in the next sentence were true; and

    - Staples RD owned a number of shares of Staples.com stock equal to the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

    Similarly, the "AVAILABLE DIVIDEND AMOUNT" for Staples.com at any time is the amount that would then be legally available for the payment of dividends on Staples.com stock under Delaware law if:

    - Staples RD and Staples.com were each a separate Delaware corporation; and

    - Staples.com had outstanding (a) a number of shares of common stock, par value $0.0006 per share, equal to the number of shares of Staples.com stock that are then outstanding plus the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and (b) a number of shares of preferred stock, par value $0.01 per share, equal to the number of shares of preferred stock of Staples that have been attributed to Staples.com and are then outstanding.

    The amount legally available for the payment of dividends on common stock of a corporation under Delaware law is generally limited to:

    - the total assets of the corporation less its total liabilities; less

    - the aggregate par value of the outstanding shares of its common stock and preferred stock.

However, if that amount is not greater than zero, the corporation may also pay dividends out of the net profits for the corporation for the fiscal year in which the dividend is declared and/or the preceding fiscal year. As mentioned above, these restrictions will form the basis for calculating the Available Dividend Amounts for Staples RD and Staples.com. These restrictions will also form the basis for calculating the aggregate amount of dividends that Staples as a whole can pay on its common stock, regardless of series. Thus, net losses of either the Staples RD or the Staples.com business, and any dividends and distributions on, or repurchases of, either series of common stock, will reduce the assets legally available for dividends on both series of common stock.

    Subject to the foregoing limitations and to any other limitations set forth in any future series of preferred stock or in any agreements binding on Staples from time to time, Staples has the right to pay dividends on both, one or neither series of common stock in equal or unequal amounts, notwithstanding the performance of either the Staples RD or the Staples.com business, the amount of assets available for dividends on either series, the amount of prior dividends paid on either series, the respective voting rights of each series or any other factor.

    At the time of any dividend on the outstanding shares of Staples.com stock, including any dividend required as a result of a disposition of All or Substantially All of the Assets of Staples.com, but excluding any dividend payable in shares of Staples.com stock, Staples will credit to Staples RD, and charge against Staples.com, a corresponding amount in respect of Staples RD's Retained Interest in Staples.com. Specifically, the corresponding amount will equal:

    - the aggregate amount of such dividend; multiplied by

    - a fraction, the numerator of which is the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the denominator of which is the number of shares of Staples.com stock then outstanding.

    Upon any dividend payable in shares of Staples.com stock, appropriate adjustment will be made in the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

MANDATORY DIVIDEND, REDEMPTION OR EXCHANGE ON DISPOSITION OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF STAPLES.COM

    If Staples disposes of All or Substantially All of the Assets of Staples.com, in one transaction or a series of related transactions, and this disposition is not an Exempt Disposition as defined below, Staples would be required, by the 85th trading day after the consummation of this Disposition, to choose one of the following three alternatives:

    - declare and pay a dividend to holders of Staples.com stock, in cash, securities (other than common stock of Staples), or other property, or a combination thereof, in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of the Disposition;

    - redeem from holders of Staples.com stock, for cash, securities (other than common stock of Staples), or other property, or a combination thereof in an amount having a Fair Value equal to their Proportionate Interest in the Net Proceeds of the Disposition, all of the outstanding shares of the Staples.com stock, or, if Staples.com continues after the Disposition to own any material assets other than the proceeds of the Disposition, a number of shares of Staples.com stock having an aggregate average Market Value, during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated, equal to such Fair Value; or

    - issue shares of Staples RD stock in exchange for all of the outstanding shares of Staples.com stock at a 10% premium, based on the average Market Value of the Staples.com stock as compared to the average Market Value of the Staples RD stock during the 20 consecutive Trading Day period beginning on the 16th Trading Day immediately following the date on which the Disposition is consummated.

    In connection with any special dividend on, or redemption of, Staples.com stock as described above, Staples will credit to Staples RD, and charge against Staples.com, a corresponding amount in respect of Staples RD's Retained Interest in Staples.com. Specifically, the corresponding amount will equal:

    - the aggregate Fair Value of such dividend or redemption; multiplied by

    - a fraction, the numerator of which is the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the denominator of which is the number of shares of Staples.com stock then outstanding.

    In addition, in connection with any redemption of Staples.com stock as described above, Staples will decrease the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com by the same proportion as the proportionate decrease in outstanding shares of Staples.com caused by such redemption.

    At any time within one year after completing any dividend or partial redemption of the sort referred to above, Staples will have the right to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock at a 10% premium. The exchange ratio that will result in a 10% premium will be calculated based on the average Market Value of the Staples.com stock as compared to the average Market Value of the Staples RD stock during the 20 consecutive Trading Day period ending on the 5th Trading Day immediately preceding the date on which Staples mails the notice of exchange to holders Staples.com stock. In determining whether to effect any such exchange following such a dividend or partial redemption, Staples would, in addition to other matters, consider:

    - whether the remaining assets of Staples.com continue to constitute a viable business;

    - the number of shares of Staples.com stock remaining issued and outstanding;

    - the per share market price of Staples.com stock; and

    - the ongoing cost of continuing to have a separate series of Staples.com stock outstanding.

CERTAIN TERMS

    The following terms used in this document have the meanings specified in Staples' Restated Certificate of Incorporation, as amended, and are set forth below:

    "ALL OR SUBSTANTIALLY ALL OF THE ASSETS" of Staples.com means a portion of such assets that represents at least 80% of the then-current Fair Value of the assets of Staples.com.

    "BUSINESS" means either Staples RD or Staples.com.

    "DISPOSITION" means a sale, transfer, assignment or other disposition whether by merger, consolidation, sale or otherwise, of All or Substantially All of the Assets of a Business to one or more persons or entities, in one transaction or a series of related transactions.

    "EXEMPT DISPOSITION" means any of the following:

    - a Disposition in connection with the liquidation, dissolution or winding-up of Staples and the distribution of assets to stockholders;

    - a Disposition to any person or entity controlled by Staples, as determined by the Staples board of directors in its sole discretion;

    - a Disposition for which Staples receives consideration primarily consisting of equity securities, including, without limitation:

        -- capital stock of any kind;

        -- interests in a general or limited partnership;

        -- interests in a limited liability company; or

        -- debt securities convertible into or exchangeable for, or options or warrants to acquire, any of the above
        in each case without regard to the voting power or other management or governance rights associated therewith, of an entity that is primarily engaged or proposes to engage primarily in one or more businesses similar or complementary to businesses conducted by Staples.com prior to the Disposition, as determined by the Staples board of directors in its sole discretion;

    - a dividend out of Staples.com's assets to holders of Staples.com stock and a transfer of a corresponding amount to Staples RD in respect of its Retained Interest in Staples.com;

    - a dividend out of Staples RD's assets to holders of Staples RD stock; and

    - any other Disposition, if:

        -- at the time of the Disposition there are no shares of Staples RD stock outstanding;

        -- at the time of the Disposition there are no shares of Staples.com stock outstanding; or

        -- before the 30th Trading Day following the Disposition, Staples has mailed a notice stating that Staples is exercising its right to exchange outstanding shares of Staples.com stock for newly issued shares of Staples RD stock as contemplated under "--Optional Exchange of Staples RD Stock for Staples.com Stock" below.

    "FAIR VALUE" means:

    - in the case of cash, the amount thereof;

    - in the case of capital stock that has been Publicly Traded for a period of at least 15 months, the Market Value thereof; and

    - in the case of other assets or securities, the fair market value thereof as the Staples board of directors shall determine in good faith.

    Any good faith determination by the Staples board of directors of Fair Value shall be conclusive and binding on all stockholders.

    "MARKET CAPITALIZATION" of Staples RD stock or Staples.com stock on any date means the Market Value of a share of such series on such date multiplied by the number of shares of such series outstanding on such date.

    "MARKET VALUE" of a share of any class or series of capital stock on any Trading Day generally means the average of the high and low reported sales prices of a share of such class or series on such Trading Day, subject to certain exceptions as described in the certificate of amendment to the Staples certificate of incorporation.

    "NET PROCEEDS" of a Disposition of any of the assets of a Business means the positive amount, if any, remaining from the gross proceeds of such Disposition after any payment of, or reasonable provision, as determined in good faith by the Staples board of directors, which determination will be conclusive and binding on all stockholders, for:

    - any taxes payable by Staples in respect of such Disposition;

    - any taxes payable by Staples in respect of any resulting dividend or redemption;

    - any transaction costs, including, without limitation, any legal, investment banking and accounting fees and expenses; and

    - any liabilities, contingent or otherwise, of, attributed to or related to, such Business, including, without limitation, any liabilities for deferred taxes, any indemnity or guarantee obligations which are outstanding or incurred in connection with the Disposition or otherwise, any liabilities for future purchase price adjustments and any obligations with respect to outstanding securities, other than common stock, attributed to such Business.

    "NUMBER OF SHARES ISSUABLE WITH RESPECT TO STAPLES RD'S RETAINED INTEREST IN STAPLES.COM" on any date means the number of shares of Staples.com stock that could be issued by Staples for the account of Staples RD on such date.

    "PROPORTIONATE INTEREST" of holders of Staples.com stock in the Net Proceeds of a Staples.com Disposition, or in the outstanding shares of common stock of any subsidiaries holding Staples.com's assets and liabilities, means:

    - the amount of such Net Proceeds, or the number of such shares; multiplied by

    - the number of shares of Staples.com stock outstanding; divided by

    - the Total Number of Notional Staples.com Shares Deemed Outstanding.

    "PUBLICLY TRADED" with respect to any security means a security that is:

    - registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), or any successor provision of law; and

    - listed for trading on the New York Stock Exchange, or any other national securities exchange registered under Section 6 of the Exchange Act, or any successor provision of law; or

    - listed for trading on the Nasdaq National Market, or any successor market system.

    "STAPLES RD" means:

    - all of the businesses, assets and liabilities of Staples and its subsidiaries, other than the businesses, assets and liabilities that are part of Staples.com;

    - the rights and obligations of Staples RD under any inter-Business debt deemed to be owed to or by Staples RD, as such rights and obligations are defined in accordance with policies established from time to time by the board of directors; and

    - a proportionate interest in Staples.com, after giving effect to any options, preferred stock, other securities or debt issued or incurred by Staples and attributed to Staples.com, equal to the Retained Interest Percentage; provided that:

       - Staples may reallocate assets from one Business to the other Business in return for other assets or services rendered by that other business in the ordinary course of business or in accordance with policies established by the Staples board of directors from time to time; and

       - if Staples transfers cash, other assets or securities to holders of shares of Staples.com stock as a dividend or other distribution on shares of Staples.com stock, other than a dividend or distribution payable in shares of Staples.com stock, or as payment in a redemption of shares of Staples.com stock effected as a result of a Staples.com Disposition, then the Staples board of directors shall reallocate from Staples.com to Staples RD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Staples.com stock outstanding on such date.

    "RETAINED INTEREST" means Staples RD's interest in Staples.com, excluding the interest represented by outstanding shares of Staples.com stock.

    "RETAINED INTEREST PERCENTAGE" means the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com divided by the Total Number of Notional Staples.com Shares Deemed Outstanding.

    "STAPLES.COM" means:

    - the e-commerce business division of Staples, including all of the businesses, assets and liabilities of Staples and its subsidiaries that the Staples board of directors has, as of November 9, 1999, the date on which the Certificate of Amendment became effective under Delaware law (the "EFFECTIVE DATE"), allocated to Staples.com;

    - any assets or liabilities acquired or incurred by Staples or any of its subsidiaries after the Effective Date in the ordinary course of business and attributable to Staples.com;

    - any businesses, assets or liabilities acquired or incurred by Staples or any of its subsidiaries after the Effective Date that the Staples board of directors has specifically allocated to Staples.com or that Staples otherwise allocates to Staples.com in accordance with policies established from time to time by the Staples board of directors; and

    - the rights and obligations of Staples.com under any inter-Business debt deemed to be owed to or by Staples.com, as such rights and obligations are defined in accordance with policies established from time to time by the Staples board of directors; provided that:

       - Staples may reallocate assets from one Business to the other Business in return for other assets or services rendered by that other Business in the ordinary course of business or in accordance with policies established by the Staples board of directors from time to time; and

       - if Staples transfers cash, other assets or securities to holders of shares of Staples.com stock as a dividend or other distribution on shares of Staples.com stock (other than a dividend or distribution payable in shares of Staples.com stock), or as payment in a redemption of shares of Staples.com stock effected as a result of a Staples.com Disposition, then the Staples board of directors shall reallocate from Staples.com to Staples RD cash or other assets having a Fair Value equal to the aggregate Fair Value of the cash, other assets or securities so transferred multiplied by a fraction, the numerator of which shall equal the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com on the record date for such dividend or distribution, or on the date of such redemption, and the denominator of which shall equal the number of shares of Staples.com stock outstanding on such date.

    "TOTAL NUMBER OF NOTIONAL STAPLES.COM SHARES DEEMED OUTSTANDING" means the number of shares of Staples.com stock outstanding plus the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

    "TRADING DAY" means each weekday on which the relevant security, or, if there are two relevant securities, each relevant security, is traded on the principal national securities exchange on which it is listed or admitted to trading or quoted on the Nasdaq National Market or, if such security is not listed or admitted to trading on a national securities exchange or quoted on the Nasdaq National Market, traded in the principal over-the-counter market in which it trades.

OPTIONAL EXCHANGE OF STAPLES RD STOCK FOR STAPLES.COM STOCK

    Staples has the right, at any time, to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock at a premium. The premium is currently 24.166667% and will decline ratably each quarter through November 2002 to 15%.

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    Notwithstanding the preceding paragraph, upon the occurrence of a Tax Event, as defined below, Staples has the right to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock at a 10% premium, regardless of when such a Tax Event takes place.

    The exchange ratio that will result in the specified premium will be calculated based on the average Market Value of Staples RD stock as compared to the average Market Value of Staples.com stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which Staples mails the notice of exchange to holders of the outstanding shares being exchanged.

    In addition, Staples has the right, at any time Staples.com stock exceeds the 40% of Total Market Capitalization Threshold, as defined below, but is below the 60% of Total Market Capitalization Threshold, as defined below, to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock on a value for value basis.

    The exchange ratio that will result in a value for value exchange will be based on the average Market Value of Staples.com stock as compared to the average Market Value of Staples RD stock during the 20 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which Staples mails the notice of exchange to holders of Staples.com stock.

    "TAX EVENT" means the receipt by Staples of an opinion of a tax advisor experienced in such matters, who shall not be an officer or employee of Staples or any of its affiliates, to the effect that, as a result of any amendment to, or change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein including any proposed change in such regulations announced by an administrative agency, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, it is more likely than not that for United States federal income tax purposes:

    - Staples, its subsidiaries or affiliates, or any of its successors or its stockholders is or, at any time in the future, will be subject to tax upon the issuance of shares of either Staples RD stock or Staples.com stock; or

    - either Staples RD stock or Staples.com stock is not or, at any time in the future, will not be treated solely as stock of Staples.

    For purposes of rendering such opinion, the tax advisor shall assume that any administrative proposals will be adopted as proposed. However, in the event a change in law is proposed, the tax advisor shall render an opinion only in the event of enactment.

    Staples.com stock will exceed the "40% OF TOTAL MARKET CAPITALIZATION THRESHOLD" if the Market Capitalization of the outstanding Staples.com stock exceeds 40% of the total Market Capitalization of both series of common stock for 30 Trading Days during the 60 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which Staples mails the notice of exchange. Staples.com stock will be below the "60% OF TOTAL MARKET CAPITALIZATION THRESHOLD" if the Market Capitalization of the outstanding Staples.com stock is below 60% of the total Market Capitalization of both series of common stock for 30 Trading Days during the 60 consecutive Trading Day period ending on, and including, the 5th Trading Day immediately preceding the date on which Staples mails the notice of exchange. If Staples has the right, on the date on which it mails a notice of exchange as contemplated above, to issue shares of Staples RD stock in exchange for outstanding shares of Staples.com stock on a value for value basis as described above, it will not lose that right even if Staples.com stock subsequently falls below the 40% of Total Market Capitalization Threshold or exceeds the 60% of Total Market Capitalization Threshold.

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EXCHANGE FOR STOCK OF A SUBSIDIARY AT STAPLES' OPTION

    At any time at which all of the assets and liabilities of the business of Staples.com are held directly or indirectly by one or more wholly owned subsidiaries of Staples (the "BUSINESS SUBSIDIARIES"), Staples has the right to deliver to holders of Staples.com stock their Proportionate Interest in all of the outstanding shares of the common stock of the Business Subsidiaries in exchange for all of the outstanding shares of Staples.com stock.

    - If the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com is greater than zero so that less than all of the shares of common stock of the Business Subsidiaries are being delivered to the holders of Staples.com stock, Staples may retain the remaining shares of common stock of the Business Subsidiaries or distribute those shares as a dividend on Staples RD stock, at its option.

GENERAL DIVIDEND, REDEMPTION AND EXCHANGE PROVISIONS

    If Staples completes a disposition of All or Substantially All of the Assets of a Business, other than an Exempt Disposition, it would be required, not more than 10 Trading Days after the consummation of such Disposition, to issue a press release specifying:

    - the Net Proceeds of such Disposition;

    - the number of shares of Staples.com stock then outstanding;

    - the number of shares of Staples.com stock issuable upon conversion, exchange or exercise of any convertible or exchangeable securities, options or warrants and the conversion, exchange or exercise prices thereof; and

    - the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

    Not more than 40 Trading Days after such consummation, Staples would be required to announce by press release which of the actions specified in the first paragraph under "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of The Assets of Staples.com" it has determined to take, and upon making that announcement, that determination would become irrevocable. In addition, Staples would be required, not more than 40 Trading Days after such consummation and not less than 10 Trading Days before the applicable payment date, redemption date or exchange date, to send a notice by first-class mail, postage prepaid, to holders of the relevant series of common stock at their addresses as they appear on Staples' transfer books.

    If Staples determines to pay a special dividend, it would be required to specify in the notice:

    - the record date for such dividend;

    - the payment date of such dividend which cannot be more than 85 Trading Days after such consummation; and

    - the aggregate amount and type of property to be paid in such dividend and the approximate per share amount thereof.

    If Staples determines to undertake a redemption, it would be required to specify in the notice:

    - the date of redemption, which cannot be more than 85 Trading Days after such consummation;

    - the aggregate amount and type of property to be paid as a redemption price and the approximate per share amount thereof;

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
    - if less than all shares of Staples.com stock are to be redeemed, the number of shares to be redeemed; and

    - the place or places where certificates for shares of Staples.com stock, properly endorsed or assigned for transfer, unless Staples waives such requirement, should be surrendered in return for delivery of the cash, securities or other property to be paid by Staples in such redemption.

    If Staples determines to undertake an exchange, it would be required to specify in the notice:

    - the date of exchange, which cannot be more than 85 Trading Days after such consummation;

    - the number of shares of Staples RD stock to be issued in exchange for each outstanding share of Staples.com stock; and

    - the place or places where certificates for shares of Staples.com stock, properly endorsed or assigned for transfer, unless Staples waives such requirement, should be surrendered in return for delivery of stock to be issued by Staples in such exchange.

    If Staples determines to complete any exchange described under "--Optional Exchange of Staples RD Stock for Staples.com Stock" or "--Exchange for Stock of a Subsidiary at Staples' Option," it would be required, between 10 to 30 Trading Days before the exchange date, to send a notice by first-class mail, postage prepaid, to holders of Staples.com stock at their addresses as they appear on its transfer books, specifying:

    - the exchange date and the other terms of the exchange; and

    - the place or places where certificates for shares of Staples.com stock, properly endorsed or assigned for transfer, unless Staples waives such requirement, should be surrendered for delivery of the Staples RD stock to be issued or delivered by Staples in such exchange.

    Neither the failure to mail any required notice to any particular holder nor any defect therein would affect the sufficiency thereof with respect to any other holder or the validity of any dividend, redemption or exchange.

    If Staples is redeeming less than all of the outstanding shares of Staples.com stock as described above, it would redeem such shares pro rata or by lot or by such other method as the Staples board of directors determines to be equitable.

    No holder of shares of Staples.com stock being exchanged or redeemed will be entitled to receive any cash, securities or other property to be distributed in such exchange or redemption until such holder surrenders certificates for such shares, properly endorsed or assigned for transfer, at such place as Staples specifies, unless it waives such requirement. As soon as practicable after its receipt of certificates for such shares, Staples would deliver to the person for whose account such shares were so surrendered, or to the nominee or nominees of such person, the cash, securities or other property to which such person is entitled, together with any fractional payment referred to below, in each case without interest. If less than all of the shares of Staples.com stock represented by any one certificate were to be exchanged or redeemed, Staples would also issue and deliver a new certificate for the shares of Staples.com stock not exchanged or redeemed.

    Staples would not be required to issue or deliver fractional shares of any capital stock or any other fractional securities to any holder of Staples.com stock upon any exchange, redemption, dividend or other distribution described above. If more than one share of Staples.com stock were held at the same time by the same holder, Staples may aggregate the number of shares of any capital stock that would be issuable or any other securities that would be distributable to such holder upon any such exchange, redemption, dividend or other distribution. If there are fractional shares of any capital stock or any other fractional securities remaining to be issued or distributed to

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
any holder, Staples would, if such fractional shares or securities were not issued or distributed to such holder, pay cash in respect of such fractional shares or securities in an amount equal to the Fair Value thereof, without interest.

    From and after the date set for any exchange or redemption, all rights of a holder of shares of Staples.com stock that were exchanged or redeemed would cease except for the right, upon surrender of the certificates representing such shares, to receive the cash, securities or other property for which such shares were exchanged or redeemed, together with any fractional payment as provided above, in each case without interest and, if such holder was a holder of record as of the close of business on the record date for a dividend not yet paid, the right to receive such dividend. A holder of shares of Staples.com stock being exchanged would not be entitled to receive any dividend or other distribution with respect to shares of Staples RD stock until after the shares being exchanged are surrendered as contemplated above. Upon such surrender, Staples would pay to the holder the amount of any dividends or other distributions, without interest, which theretofore became payable with respect to a record date occurring after the exchange, but which were not paid by reason of the foregoing, with respect to the number of whole shares of the Staples RD stock represented by the certificate or certificates issued upon such surrender. From and after the date set for any exchange, Staples would, however, be entitled to treat the certificates for shares of Staples.com stock being exchanged that were not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Staples RD stock for which the shares of such Staples.com stock should have been exchanged, notwithstanding the failure to surrender such certificates.

    Staples would pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of capital stock and/or other securities on any exchange or redemption described herein. Staples would not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue or delivery of any shares of capital stock and/or other securities in a name other than that in which the shares so exchanged or redeemed were registered, and no such issue or delivery will be made unless and until the person requesting such issue pays to Staples the amount of any such tax or establishes to our satisfaction that such tax has been paid.

    Staples may, subject to applicable law, establish such other rules, requirements and procedures to facilitate any dividend, redemption or exchange contemplated as described above as the board of directors may determine to be appropriate under the circumstances.

VOTING RIGHTS

    Holders of Staples RD stock and Staples.com stock vote together as one class on all matters as to which common stockholders generally are entitled to vote, unless a separate class vote is required by applicable law. On all such matters for which no separate vote is required, each outstanding share of Staples RD stock entitles the holder to one vote and each outstanding share of Staples.com stock entitles the holder to one vote.

    When holders of Staples RD stock and Staples.com stock vote together as a single class, the holders of the series of common stock having a majority of the votes, which is currently the holders of Staples RD stock, will be in a position to control the outcome of the vote even if the matter involves a conflict of interest between the holders of Staples RD stock and holders of Staples.com stock.

    The Delaware General Corporation Law requires a separate vote of holders of shares of common stock of any series on any amendment to the certificate of incorporation would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series or alter or change the powers, preferences or special rights of the shares of such series so as to affect them adversely.

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
    Staples will set forth the number of outstanding shares of Staples RD stock and Staples.com stock in its annual and quarterly reports filed pursuant to the Securities Exchange Act, and will disclose in any proxy statement for a stockholder meeting the number of outstanding shares and per share voting rights of Staples RD stock and Staples.com stock.

LIQUIDATION

    In the event of Staples' dissolution, liquidation or winding up, whether voluntary or involuntary, the holders of Staples RD stock and Staples.com stock will be entitled to receive Staples' assets remaining for distribution to holders of common stock on a per share basis in proportion to the liquidation units per share of such series, after payment or provision for payment of Staples' debts and other liabilities and the payment of full preferential amounts to which holders of any preferred stock are entitled. Neither a merger nor consolidation of Staples into or with any other corporation, nor any sale, transfer or lease of any part of our assets, will, alone, be deemed a liquidation or winding up of Staples, or cause the dissolution of Staples, for the purpose of these liquidation provisions.

    Each share of Staples.com stock will have one liquidation unit. Each share of Staples RD stock will have a number of liquidation units equal to the quotient of the average Market Value of a share of Staples RD stock over the last 20 consecutive Trading Day period ending 300 days after the Effective Date divided by the average Market Value of a share of Staples.com stock over the same period. If the liquidation, dissolution or winding up occurs prior to such 300th day, the average Market Value will be determined based on the 20 consecutive Trading Day period ending immediately prior to the liquidation, dissolution or winding up event.

    After the number of liquidation units to which each share of Staples RD stock is entitled has been calculated in accordance with this formula, that number will not be changed without the approval of holders of the series of common stock adversely affected except as described below. As a result, after the date of the calculation of the number of liquidation units to which the Staples RD stock is entitled, the liquidation rights of the holders of Staples.com stock will likely not bear any relationship to the relative market values or the relative voting rights of the two series at or near the time of liquidation. Staples considers that liquidation is a remote contingency.

    No holder of Staples.com stock will have any special right to receive specific assets of the Staples.com business and no holder of Staples RD stock will have any special right to receive specific assets of the Staples RD business upon Staples' dissolution, liquidation or winding up.

    If Staples subdivides or combines the outstanding shares of either series of common stock or declares a dividend or other distribution of shares of either series of common stock to holders of that series of common stock, the number of liquidation units of such series of common stock will be appropriately adjusted. This adjustment will be made by the Staples board of directors, to avoid any dilution in the relative liquidation rights of any series of common stock.

STAPLES RD'S RETAINED INTEREST IN STAPLES.COM

    The number of shares of Staples.com stock that Staples may issue for the account of Staples RD in respect of its Retained Interest is referred to as the "NUMBER OF SHARES ISSUABLE WITH RESPECT TO STAPLES RD'S RETAINED INTEREST IN STAPLES.COM." The Staples board of directors has designated the initial Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com to be 200,000,000 shares.

    In this prospectus, we call the percentage interest in Staples.com intended to be represented at any time by the outstanding shares of Staples.com stock the "OUTSTANDING INTEREST PERCENTAGE," and we call the remaining percentage interest in Staples.com intended to be represented at any time by Staples RD's Retained Interest in Staples.com the "RETAINED INTEREST

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
PERCENTAGE." At any time, the Outstanding Interest Percentage equals the number of shares of Staples.com stock outstanding divided by the Total Number of Notional Staples.com Shares Deemed Outstanding, expressed as a percentage, and the Retained Interest Percentage equals the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com divided by the Total Number of Notional Staples.com Shares Deemed Outstanding, expressed as a percentage. The sum of the Outstanding Interest Percentage and the Retained Interest Percentage always equals 100%.

NUMBER OF SHARES ISSUABLE WITH RESPECT TO STAPLES RD'S RETAINED INTEREST IN
  STAPLES.COM

    Staples has designated 200,000,000 as the initial Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com. Staples has issued a total of 27,446,084 shares of Staples.com stock, including 14,553,776 shares issued upon the exercise of stock options granted to its employees. As of February 11, 2000, there were options for 10,981,558 shares of Staples.com that were granted under Staples' 1992 Equity Incentive Plan that had not been exercised. Staples has attributed the net proceeds of the sale of Staples.com stock and the exercise of such options to the equity of Staples.com. The issuance of shares of Staples.com stock upon the exercise of outstanding options will have no effect on the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

    In this offering, Staples will attribute the net proceeds to the equity of Staples.com. The issuance of the shares in this offering will have no effect on the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com. Thus, after giving effect to the exercise of all outstanding options and to this offering:

    - there will be       shares of Staples.com stock outstanding, or
      shares if the underwriters fully exercise their option to purchase additional shares;

    - the Number of Notional Shares of Staples.com stock Issuable with Respect to Staples RD's Retained Interest in Staples.com will remain at 200,000,000;

    - the Number of Notional Shares of Staples.com stock Deemed Outstanding will
      be       ;

    - the Outstanding Interest Percentage will be approximately   %, or
      approximately   % if the underwriters fully exercise their option to
      purchase additional shares; and

    - the Retained Interest Percentage will be approximately   %, or
      approximately   % if the underwriters fully exercise their option to
      purchase additional shares.

    Staples may issue additional shares of Staples.com stock in one or more private or public financings and may grant additional options to purchase shares of Staples.com stock. The specific terms of the financings, including whether they are private or public, and of the option grants, the amount of Staples.com stock issued, and the timing of the financings or option grants, will depend upon factors such as stock market conditions and the performance of Staples.com. The effect of those financings and stock option grants on the Retained Interest Percentage and the Outstanding Interest Percentage would depend upon the number of shares of Staples.com stock sold and whether Staples elects to attribute the net proceeds of such financings or option grants to the equity of Staples.com or to Staples RD in respect of its Retained Interest.

    ATTRIBUTION OF ISSUANCES OF STAPLES.COM STOCK. Whenever Staples decides to issue shares of Staples.com stock, or options therefor, it would determine, in its sole discretion, whether to attribute that issuance, and the proceeds thereof, to Staples RD in respect of its Retained Interest in Staples.com in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent or to Staples.com in a manner analogous to a primary offering of common stock. If Staples issues any shares of Staples.com stock and attributes that issuance, and the proceeds thereof, to Staples RD in respect of its Retained Interest in Staples.com, the Number

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
of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be reduced by the number of shares so issued, the number of outstanding shares of Staples.com stock would be increased by the same number, the Total Number of Notional Staples.com Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If Staples instead attributes that issuance, and the proceeds thereof, to Staples.com, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would remain unchanged, the number of outstanding shares of Staples.com stock and the Total Number of Notional Staples.com Shares Deemed Outstanding would be increased by the number of shares so issued, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased.

    ISSUANCES OF STAPLES.COM STOCK AS DISTRIBUTIONS ON STAPLES RD
STOCK. Staples reserves the right to issue shares of Staples.com stock as a distribution on Staples RD stock, although it does not currently intend to do so. If it did so, Staples would attribute that distribution to Staples RD in respect of its Retained Interest in Staples.com. As a result, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be reduced by the number of shares so distributed, the number of outstanding shares of Staples.com stock would be increased by the same number, the Total Number of Notional Staples.com Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be reduced and the Outstanding Interest Percentage would be correspondingly increased. If instead Staples issued shares of Staples.com stock as a distribution on Staples.com stock, it would attribute that distribution to Staples.com, in which case it would proportionately increase the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com. As a result, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding would each be increased by the same percentage as the number of outstanding shares of Staples.com stock is increased and the Retained Interest Percentage and Outstanding Interest Percentage would remain unchanged.

    DIVIDENDS ON STAPLES.COM STOCK. At the time of any dividend on the outstanding shares of Staples.com stock, including any dividend required as a result of a Disposition of All or Substantially All of the Assets of Staples.com, but excluding any dividend payable in Staples.com stock, Staples will credit to Staples RD, and charge against Staples.com, a corresponding amount in respect of Staples RD's Retained Interest in Staples.com. Specifically, the corresponding amount will equal:

    - the aggregate amount of such dividend; multiplied by

    - a fraction, the numerator of which is the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the denominator of which is the number of shares of Staples.com stock then outstanding.

    REPURCHASES OF STAPLES.COM STOCK. If Staples decides to repurchase shares of Staples.com stock, it would determine, in its sole discretion, whether to attribute that repurchase, and the cost thereof, to Staples RD in a manner analogous to a purchase of common stock of a subsidiary by a corporate parent or to Staples.com in a manner analogous to an issuer repurchase. If Staples repurchases shares of Staples.com stock and attributes that repurchase, and the cost thereof, to Staples RD, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be increased by the number of shares so purchased, the number of outstanding shares of Staples.com stock would be decreased by the same number, the Total Number of Notional Staples.com Shares Deemed Outstanding would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased. If Staples instead attributes that repurchase, and the cost thereof, to

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Staples.com, the Number of Shares Issuable with Respect to Staples RD's Retained
Interest in Staples.com would remain unchanged, the number of outstanding shares of Staples.com stock and the Total Number of Notional Staples.com Shares Deemed Outstanding would be decreased by the number of shares so repurchased, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly reduced.

    TRANSFERS OF CASH OR OTHER PROPERTY BETWEEN STAPLES RD AND
STAPLES.COM. Staples may, in its sole discretion, determine to transfer cash or other property of Staples.com to Staples RD in return for a decrease in Staples RD's Retained Interest in Staples.com in a manner analogous to a return of capital or to transfer cash or other property of Staples RD to Staples.com in return for an increase in Staples RD's Retained Interest in Staples.com in a manner analogous to a capital contribution. If Staples determines to transfer cash or other property of Staples.com to Staples RD in return for a decrease in Staples RD's Retained Interest in Staples.com, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding would each be decreased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of Staples.com stock on the day of transfer, the number of outstanding shares of Staples.com stock would remain unchanged, the Retained Interest Percentage would be decreased and the Outstanding Interest Percentage would be correspondingly increased. If Staples instead determines to transfer cash or other property of Staples RD to Staples.com in return for an increase in Staples RD's Retained Interest in Staples.com, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding would each be increased by an amount equal to the Fair Value of such cash or other property divided by the Market Value of a share of Staples.com stock on the day of transfer, the number of outstanding shares of Staples.com stock would remain unchanged, the Retained Interest Percentage would be increased and the Outstanding Interest Percentage would be correspondingly decreased.

    Staples may not attribute issuances of Staples.com stock to Staples RD, transfer cash or other property of Staples.com to Staples RD in return for a decrease in its Retained Interest in Staples.com or take any other action to the extent that doing so would cause the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com to decrease below zero.

    For illustrations showing how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding after giving effect to certain hypothetical dividends, issuances, repurchases and transfers, see Annex I-- "Illustration of Certain Terms."

EFFECTIVENESS OF CERTAIN TERMS

    The terms described under "--Dividends," "--Mandatory Dividend, Redemption or Exchange on Disposition of All or Substantially All of the Assets of Staples.com," "--Optional Exchange of Staples RD Stock for Staples.com Stock," "--Exchange for Stock of a Subsidiary at Staples' Option," "--General Dividend, Redemption and Exchange Provisions," "--Voting Rights" and "--Liquidation" above apply only when there are shares of both Staples RD stock and Staples.com stock outstanding.

DETERMINATIONS BY THE STAPLES BOARD OF DIRECTORS

    Staples' certificate of incorporation provides that, subject to applicable law, any determinations made by the Staples board of directors in good faith under Staples' certificate of incorporation or in

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
any certificate of designation filed pursuant thereto would be final and binding on all stockholders of Staples.

    The Staples board of directors has established a business advisory board, comprised of individuals who are not directors, officers or employees of Staples. The business advisory board's members were appointed by the Staples board of directors or its chairman and serve as consultants to Staples.com with respect to its business and not as a governing body.

    The Staples board of directors has established a subcommittee of the board of directors known as the conflict resolution committee to address and resolve, at the request of the Staples board of directors, any business issues concerning the relationship between Staples RD and Staples.com. The current members of the conflict resolution committee are Basil L. Anderson, George J. Mitchell and James L. Moody, Jr.

PREEMPTIVE RIGHTS

    Holders of Staples.com stock do not have any preemptive rights to subscribe for any additional shares of capital stock or securities that Staples may issue in the future.

CERTAIN OTHER PROVISIONS OF STAPLES' CERTIFICATE OF INCORPORATION, BY-LAWS AND
  DELAWARE LAW

    PREFERRED STOCK

    Staples may issue preferred stock from time to time in one or more series and its board of directors, without further approval of the Staples stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the Staples board of directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Staples' common stock and make it more difficult for a third party to gain control of Staples. There are no outstanding shares of preferred stock and, other than the Series A junior participating preferred stock discussed below, no designated series of preferred stock.

    RIGHTS PLAN

    In February 1994, Staples adopted the Staples Rights Plan. Under the Rights Plan, preferred stock purchase rights were distributed as a dividend, adjusted for subsequent stock splits, at the rate of 32/243rds of a right for each share of Staples' common stock outstanding. The rights will expire on February 15, 2004, unless the rights are redeemed or exchanged before that time. Each right entitles the holder to purchase one one-hundredth of a share of Series A junior participating preferred stock at an exercise price of $130 per right, subject to adjustment.

    The rights will be exercisable only if a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Staples' common stock or announces a tender or exchange offer that would result in such person or group owning 30% or more of the outstanding shares of Staples' common stock. Such percentages may, in the Staples board of directors' discretion, be lowered, although in no event below 10%. If any person becomes the beneficial owner of 25% or more of the shares of Staples' common stock, except pursuant to a tender or exchange offer for all shares at a fair price as determined by the outside members of the Staples board of directors, or if a 20% or more stockholder constitutes or merges into or engages in certain self dealing transactions with Staples, or if there occurs any reclassification, merger or other transaction or transactions which increases by more than 1% the proportionate share of Staples' outstanding common stock held by a 20% or more stockholder, each right not owned by a 20% or

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more stockholder will enable its holder to purchase that number of shares of
Staples' common stock which equals the exercise price of the right divided by one-half of the current market price of our common stock at the date of the occurrence of the event. In addition, if Staples is involved in a merger or other business combination transaction with another person or group in which it is not the surviving corporation or in connection with which its common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase that number of shares of common stock of such other person which equals the exercise price of the right divided by one-half of the current market price of such common stock at the date of the occurrence of the event. Staples will generally be entitled to redeem the rights at $0.02 per right at any time until the tenth day following public announcement that a 20% stock position has been acquired and in certain other circumstances.

    Because of the nature of the dividend, liquidation and voting rights of the Series A junior participating preferred stock, the value of the fraction of a share of Series A junior participating preferred stock purchasable upon exercise of the 32/243rds of a right associated with each share of common stock should approximate the value of one share of our common stock.

    The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire Staples on terms not approved by the Staples board of directors, except under the terms of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Staples board of directors since the rights may be redeemed by Staples at $0.02 per right prior to the tenth day after the public announcement by a person or group of the acquisition of 20% or more of the outstanding shares of Staples' common stock.

    The rights attach to Staples RD stock, and all terms of the rights relating to Staples' existing common stock relate to Staples RD stock. Staples may in the future decide to adopt a Rights Plan covering Staples.com stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    Staples is subject to the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law. In general, Section 203 prevents an "interested stockholder" of a corporation from engaging in any "business combination" with the corporation for a period of three years following the date on which such interested stockholder became an interested stockholder, unless:

    - before the person became an interested stockholder, the board of directors of the corporation approved either the business combination in question or the transaction which resulted in the interested stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - following the transaction which resulted in the interested stockholder becoming an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

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    A "business combination" includes, mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    Staples' certificate of incorporation requires that holders of two-thirds of its issued and outstanding stock entitled to vote approve any merger, consolidation, dissolution or sale of all or substantially all of its assets.

    The Staples board of directors is divided into three classes of approximately equal size, one of which is elected each year. Staples' certificate of incorporation requires all stockholder action to occur at a meeting and prohibits stockholder action by written consent. Staples' by-laws provide that special meetings of stockholders may be called only by the Chairman of the Staples board of directors or the President.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Staples' certificate of incorporation and by-laws include provisions to:

    - eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the General Corporation Law of Delaware; and

    - indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of Delaware, including under circumstances in which indemnification is otherwise discretionary.

    Staples believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

STOCK TRANSFER AGENT AND REGISTRAR

    ChaseMellon Shareholder Services, L.L.C. is the registrar and transfer agent for Staples RD stock and Staples.com stock.

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                CERTAIN CASH MANAGEMENT AND ALLOCATION POLICIES

CASH MANAGEMENT AND ALLOCATION POLICIES

    In order to prepare separate financial statements for Staples RD and Staples.com, Staples has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples RD and Staples.com. Thus, the financial statements of Staples RD and Staples.com, taken together, comprise all of the accounts included in the corresponding financial statements of Staples.

    The financial statements of Staples RD and Staples.com reflect the application of cash management and allocation policies adopted by the Staples board of directors. These policies are summarized below. The Staples board of directors may, in its sole discretion, modify, rescind or add to any of these policies, although it has no present intention to do so. The decision of the Staples board of directors to modify, rescind or add to any of these policies would, however, be subject to the Staples board of directors' general fiduciary duties.

    Even though Staples has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples RD and Staples.com, holders of Staples.com stock will be common stockholders of Staples and, as such, will be subject to all risks associated with an investment in Staples and all of its businesses, assets and liabilities. See "Risk Factors--Holders of Staples.com stock will be common stockholders of Staples and will be subject to risks associated with an investment in Staples as a whole".

FINANCE ACTIVITIES

    Staples manages most finance activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock. Staples.com generally remits its cash receipts to Staples RD, but is not obligated to do so, and Staples RD generally funds Staples.com's cash disbursements on a regular basis, but is not obligated to do so.

    In the combined financial statements of Staples RD and combined financial statements of Staples.com:

    - all equity transactions, and the proceeds thereof, were attributed to Staples RD;

    - whenever Staples.com held cash, that cash was transferred to Staples RD and accounted for as an inter-business revolving credit advance; and

    - whenever Staples.com had a cash need, that cash need was funded by Staples RD and accounted for as an inter-business revolving credit advance. The inter-business revolving credit arrangement bears interest at a rate at which Staples' board of directors, in its sole discretion, determines Staples could borrow such funds on a revolving credit basis, which was 6% for the fiscal years 1997, 1998 and 1999. The Staples board of directors, at its sole discretion, may elect an alternative financing mechanism between Staples RD and Staples.com based upon the facts and circumstances.

    Staples' board of directors has adopted the following additional policies related to the Staples.com stock:

    - Staples will attribute each future incurrence or issuance of external debt or preferred stock, and the proceeds thereof, to Staples RD, unless the Staples board of directors determines otherwise. The Staples board of directors may, but is not required to, attribute an incurrence or issuance of debt or preferred stock, and the proceeds thereof, to Staples.com to the extent that Staples incurs or issues the debt or preferred stock for the benefit of Staples.com.

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    - Staples will attribute each future issuance of Staples RD stock, and the proceeds thereof, to Staples RD. Staples may attribute any future issuance of Staples.com stock, and the proceeds thereof, to Staples RD in respect of its Retained Interest in Staples.com, in a manner analogous to a secondary offering of common stock of a subsidiary owned by a corporate parent, or to Staples.com, in a manner analogous to a primary offering of common stock. Dividends on and repurchases of Staples RD stock will be charged against Staples RD, and dividends on and repurchases of Staples.com stock will be charged against Staples.com. In addition, at the time of any dividend on Staples.com stock, Staples will credit to Staples RD, and charge against Staples.com, a corresponding amount in respect of Staples RD's Retained Interest in Staples.com. See "Description of Capital Stock".

    - Whenever Staples.com holds cash, Staples.com will normally transfer that cash to Staples RD. Conversely, whenever Staples.com has a cash need, Staples RD will normally fund that cash need. However, the Staples board of directors will determine, in its sole discretion, whether to provide any particular funds to either business and will not be obligated to do so.

    - Staples will account for all cash transfers from one business to or for the account of the other business (other than transfers in return for assets or services rendered or transfers in respect of Staples RD's Retained Interest that correspond to dividends paid on Staples.com stock), as inter-business revolving credit advances unless:

       -- the Staples board of directors determines that a given transfer, or type of transfer, should be accounted for as a long-term loan;

       -- the Staples board of directors determines that a given transfer, or type of transfer, should be accounted for as a capital contribution increasing Staples RD's Retained Interest in Staples.com; or

       -- the Staples board of directors determines that a given transfer, or type of transfer, should be accounted for as a return of capital reducing Staples RD's Retained Interest in Staples.com.

      There are no specific criteria to determine when Staples will account for a cash transfer as a long-term loan, a capital contribution or a return of capital rather than an inter-business revolving credit advance. The Staples board of directors would make such a determination in the exercise of its business judgment at the time of such transfer, or the first of such type of transfer, based upon all relevant circumstances. Factors the Staples board of directors would consider include:

       --  the current and projected capital structure of each business;

       --  the relative levels of internally generated funds of each business;

       --  the financing needs and objectives of the recipient business;

       --  the investment objectives of the transferring business;

       -- the availability, cost and time associated with alternative financing sources; and

       --  prevailing interest rates and general economic conditions.

    - Any cash transfer accounted for as an inter-business revolving credit advance will bear interest at the rate at which the Staples board of directors, in its sole discretion, determines Staples could borrow such funds on a revolving credit basis. Any cash transfer accounted for as a long-term loan will have interest rate, amortization, maturity, redemption and other terms that generally reflect the then prevailing terms on which the Staples board of directors, in its sole discretion, determines Staples could borrow such funds.

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    - Any cash transfer from Staples RD to Staples.com, or for Staples.com's account, accounted for as a capital contribution will correspondingly increase Staples.com's division equity and Staples RD's Retained Interest in Staples.com. As a result, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com will increase by the amount of such capital contribution divided by the Market Value of Staples.com stock on the date of transfer.

    - Any cash transfer from Staples.com to Staples RD, or for Staples RD's account, accounted for as a return of capital will correspondingly reduce Staples.com's division equity and Staples RD's Retained Interest in Staples.com. As a result, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com will decrease by the amount of such return of capital divided by the Market Value of Staples.com stock on the date of transfer.

SHARED SERVICES AND SUPPORT ACTIVITIES

    The cost of services shared by Staples RD and Staples.com, including general and administrative expenses, has been allocated between Staples RD and Staples.com based upon the use of such services and the good faith judgment of the Staples board of directors or Staples' management. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of shared services, including support activities attributable between Staples RD or Staples.com. Such allocated shared services represent, among other things, financial and accounting services, information system services, certain selling and marketing activities, certain merchandising and replenishment services, transportation and warehouse management services, certain customer service activities, executive management, human resources, legal and corporate planning activities. For example, for printed advertisements and commercials that include both Staples RD and Staples.com, we currently reimburse Staples RD for that amount of space or air time devoted to Staples.com, plus a proportionate part of the total cost of the rest of the advertisements or commercials based on varying metrics, such as the relative sales of Staples RD and Staples.com.

TAXES

    Federal income taxes, which are determined on a consolidated basis, are allocated between the businesses of Staples RD and Staples.com, and reflected in their respective financial statements, in accordance with Staples' tax allocation policy. In general, this policy provides that the consolidated tax provision, deferred tax accounts and related tax payments or refunds, are allocated between Staples RD and Staples.com based principally upon the financial income, taxable income, credits and other amounts directly related to their respective businesses. Tax benefits that cannot be used by the business generating such attributes, but can be utilized on a consolidated basis, are allocated to the business that generated such benefits. As a result, the allocated business amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if Staples RD and Staples.com had filed separate tax returns. State income taxes generally are computed on a separate company basis.

CARRYING CHARGE

    Staples RD sells inventory to Staples.com for resale. The cost per inventory unit purchased by Staples.com equals Staples RD's product cost. Staples RD maintains inventory to support Staples.com's inventory needs and the processing of receivables for Staples.com. Staples RD charges Staples.com a carrying charge for use of their capital for these purposes as determined by the Staples board of directors. The carrying charge is reflected in Staples.com's financial statements as part of operating and selling expenses and in Staples RD's financial statements as a

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credit to operating and selling expenses. This charge is calculated based on the amount of receivables and inventory that Staples RD is required to carry for Staples.com. In addition, inventory, shrink, obsolescence and other inventory costs are allocated to Staples.com based on Staples.com's share of such costs. The Staples board of directors may, in its sole discretion, change the carrying charge charged to Staples.com as it deems appropriate in light of the circumstances from time to time.

EMPLOYEE BENEFITS

    Staples RD and Staples.com participate in the following Staples employee benefit plans: an Employee Stock Purchase Plan, an Employee 401(k) Savings Plan, a Supplemental Executive Retirement Plan and a contributory Medical and Dental Plan. The costs of these plans are allocated based on the benefits received under the plans by the employees comprising Staples RD and Staples.com or such other basis as Staples' management believes to be an equitable and reasonable estimate of such costs.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain United States federal income tax considerations relevant to an investment in Staples.com stock. This discussion is based on the provisions of the Internal Revenue Code of 1986, Treasury Department regulations, published positions of the Internal Revenue Service, and court decisions now in effect, all of which are subject to change. In particular, Congress could enact legislation affecting the treatment of stock with characteristics similar to Staples.com stock or the Treasury Department could issue regulations or other guidance that change current law, including, without limitation, regulations issued under the broad grant of authority under
Section 337(d) of the Internal Revenue Code, that affect the treatment of tracking stock, including Staples.com stock. Any future legislation, regulations or other guidance could apply retroactively. See "Clinton Administration Proposals" below.

    This discussion addresses only those of you who would hold Staples.com stock as a capital asset and did not acquire your shares in a compensatory transaction, including the exercise of warrants and employee stock options. We have included this discussion for general information only. It does not discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular tax circumstances or any future transactions that may be undertaken with respect to Staples.com stock. This discussion does not apply to you if you are a tax-exempt organization, S corporation or other pass-through entity, mutual fund, small business investment company, regulated investment company, insurance company or other financial institution or broker-dealer, or are otherwise subject to special treatment under the federal income tax laws.

    Because United States tax consequences may differ from one holder to the next, the discussion set out below does not purport to describe all of the tax considerations that may be relevant to you in light of your particular situation. In addition, the discussion below does not address matters of state, local or foreign tax law. Accordingly, you are advised to consult your own tax advisor as to the United States federal, state, local and other tax consequences of investing in Staples.com stock.

TREATMENT OF STAPLES.COM STOCK

    We believe that Staples.com stock will be treated as common stock of Staples for United States federal income tax purposes. Accordingly, we believe that neither we nor you will recognize any income, gain or loss for United States federal income tax purposes as a result of the issuance of Staples.com stock.

NO INTERNAL REVENUE SERVICE RULING

    No ruling has been sought from the Internal Revenue Service. The Internal Revenue Service has announced that it will not issue any advance rulings on the classification of an instrument that has certain voting and liquidation rights in an issuing corporation but whose dividend rights are determined by reference to the earnings of a segregated portion of the issuing corporation's assets, including assets held by a subsidiary. In addition, there are no court decisions or other authorities that bear directly on the effect of the features of Staples.com stock. Therefore, the tax treatment of the tracking stock is subject to some uncertainty under current law.

    It is possible that the Internal Revenue Service could assert successfully that the issuance of Staples.com stock as well as a subsequent conversion or exchange of Staples.com stock could be taxable to you and to us. Once again, you should consult your own tax advisor.

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CLINTON ADMINISTRATION PROPOSALS

    A proposal by the Clinton Administration in February 1999 would impose a corporate level tax on the issuance of stock similar to Staples.com stock. It would also permit the Treasury Department to treat tracking stock as an interest other than stock, thereby making such tracking stock ineligible for the tax free exchange treatment available under the Internal Revenue Code in certain transactions. The Clinton Administration's Fiscal Year 2001 Budget Proposal, issued in February 2000, contains similar provisions. As proposed by the Clinton Administration, these provisions would be effective for tracking stock issued on or after the date of enactment by Congress. Tax legislation enacted by Congress subsequent to the Clinton Administration proposals has not included any provisions corresponding to the proposals. However, we cannot predict whether either of the Clinton Administration proposals will be enacted by Congress and, if enacted, whether they will be in the form proposed. If either of the Clinton Administration proposals or a similar proposal is enacted, then we could be subject to tax on an issuance of Staples.com stock on or after the date of enactment.

EXCHANGE OF STOCK

    We may issue shares of Staples RD stock in exchange for outstanding shares of another series under certain circumstances and, in certain cases, at a premium. See "Description of Capital Stock--Optional Exchange of Staples RD Stock for Staples.com Stock". Under current law, such an exchange should qualify as a tax-free recapitalization, such that no gain or loss will be recognized by us or by holders of the stock to be exchanged. However, as noted above, if either of the Clinton Administration proposals or a similar proposal is enacted, then you could be subject to tax on such an exchange.

    We have the right, at any time, to exchange stock of one or more wholly owned subsidiaries of Staples for Staples.com stock so long as all of the assets and liabilities of Staples.com are held directly or indirectly by such subsidiaries. See "Description of Capital Stock--Exchange for Stock of a Subsidiary at Staples' Option". Depending on the circumstances at the time, such an exchange could be taxable to holders of Staples.com stock and to Staples.

BACKUP WITHHOLDING

    Certain non-corporate holders of Staples.com stock could be subject to backup withholding at a rate of 31% on the payment of dividends on or proceeds from the sale of such stock. Backup withholding will apply only if the stockholder:

      - fails to furnish its taxpayer identification number, or TIN, which, for an individual, would be his or her social security number;

      -  furnishes an incorrect TIN;

      - is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

      - under certain circumstances, fails to certify under penalties of perjury that it has furnished a correct TIN and that it has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report payments of interest or dividends.

    Stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining such an exemption if applicable. The amount of any backup withholding from a payment to a stockholder will be allowed as a credit against such stockholder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

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                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for Staples.com stock. Sales of significant amounts of Staples.com stock in the public market, or the perception that such sales may occur, could adversely affect the market prices of Staples.com stock.

    Upon completion of this offering, we expect to have       shares of
Staples.com stock outstanding, or       shares if the underwriters fully
exercise their option to purchase additional shares. Of these shares, the shares to be sold in this offering will be freely tradable without restriction, except that any shares purchased by "affiliates" of Staples, as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

    Upon completion of this offering and assuming the underwriters do not exercise their option to purchase additional shares, Staples will be entitled to
issue up to approximately       additional shares of Staples.com stock, of which
up to 200,000,000 shares could be for the account of Staples RD in respect of Staples RD's retained interest in Staples.com.

    Of the 27,446,084 shares of Staples.com stock that are currently outstanding, 12,892,308 shares were issued and sold by Staples on or after November 9, 1999 in reliance on exemptions from the registration requirements of the Securities Act and are deemed to be "restricted securities" within the meaning of the Securities Act. The remaining 14,553,776 shares were issued upon the exercise of employee stock options and are registered under the Securities Act. Those shares will be freely saleable in the public market following this offering, subject to vesting requirements and the lock up restrictions described below.

    Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate of Staples, who beneficially owns restricted securities may not sell those securities until they have been beneficially owned for at least one year. Thereafter, the person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of Staples.com stock then outstanding (which
      will equal approximately       shares immediately after this offering); or

    - the average weekly trading volume of Staples.com stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the SEC of a notice on the SEC's Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice and availability of current public information about Staples.

    Under Rule 144(k), a person who is not, and has not been at any time during the 90 days preceding a sale, an affiliate of Staples and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner, except and affiliate) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Staples' employees have the right to purchase 10,981,558 shares of Staples.com stock under currently outstanding employee stock options, subject to vesting requirements. Staples has filed a registration statement under the Securities Act to register all shares issuable on exercise of stock options granted or to be granted under the Staples.com stock option plan. Subject to the vesting requirements, these shares will be freely saleable in the public market immediately following exercise of these options.

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    After this offering, the holders of approximately 11,792,308 shares of
Staples.com will be entitled to rights with respect to the registration of these shares under the Securities Act. If Staples proposes to register any shares of Staples.com stock under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of Staples.com stock in such registration. Additionally, they are entitled to demand registration rights pursuant to which they may require Staples on up to three occasions to file a registration statement under the Securities Act at its expense. Staples is required to use its reasonable best efforts to effect any such registration. These registration rights are subject to the right of the underwriters of an offering to limit the number of shares including in such registration and Staples' right not to effect a requested registration within 180 days following this offering. Further, these holders may require Staples to file registration statements on Form S-3 at its expense.

    Under "lock-up" agreements with the underwriters, all executive officers and directors of Staples, all senior officers of Staples.com and certain holders of Staples.com stock who collectively hold (or have options to acquire, subject to
vesting requirements) an aggregate of       shares of Staples.com stock, have
agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Staples.com stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of Staples.com stock, for a period of 180 days from the date of this prospectus without the prior consent of the representatives of the underwriters. Staples also will agree with the underwriters that, without the prior consent of the representatives of the underwriters, Staples will not offer, sell, contract to sell or otherwise dispose of Staples.com stock or any securities of Staples that are substantially similar to Staples.com stock, including any securities of Staples that are convertible into or exchangeable for, or represent the right to receive, Staples.com stock for a period of 180 days from the date of this prospectus, other than pursuant to employee stock option plans existing on or upon the conversion or exchange or convertible or exchangeable securities outstanding as of, the date of this prospectus.

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                                  UNDERWRITING

    Staples and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, FleetBoston Robertson Stephens Inc., Deutsche Bank Securities, Inc. and SoundView Technology Group, Inc. are the representatives of the underwriters.

                                                               Number of
                        Underwriters                            Shares
                        ------------                            ------
Goldman, Sachs & Co.........................................
Morgan Stanley & Co. Incorporated...........................
FleetBoston Robertson Stephens Inc..........................
Deutsche Bank Securities, Inc...............................
SoundView Technology Group, Inc.............................

                                                              -----------
  Total.....................................................
                                                              ===========

                               ------------------

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Staples to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Staples. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase       additional shares.

                                                       Paid by Staples
                                                       ---------------
                                                 No Exercise    Full Exercise
                                                 ------------   -------------
Per Share......................................   $              $
Total..........................................   $              $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $      per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $      per share from
the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

    Staples and the executive officers and directors of Staples, the senior officers of Staples.com and certain holders of Staples.com stock have agreed with the underwriters not to dispose of or hedge any of their Staples.com stock or securities convertible into or exchangeable for shares of Staples.com stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Staples and the representatives. Among the factors to be considered in determining the initial public offering price of the shares in addition to prevailing market conditions, will be the historical performance of both Staples and Staples.com, estimates of the business potential and earnings prospects of Staples and Staples.com, as assessment of the management of Staples and Staples.com, and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Staples.com stock will be quoted on the Nasdaq National Market under the symbol "SDOT".

    In connection with the offering, the underwriters may purchase and sell shares of Staples.com stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of Staples.com stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of Staples.com stock. As a result, the price of Staples.com stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

    Staples estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$      million. These expenses will be allocated to Staples.com.

    Staples has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

                         VALIDITY OF STAPLES.COM STOCK

    The validity of Staples.com stock offered by this prospectus will be passed upon for Staples by Hale and Dorr LLP, Boston, Massachusetts, and for the underwriters by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of Staples, Inc. at January 30, 1999 and January 31, 1998, and for each of the three years in the period ended January 30, 1999, as set forth in their report. As to the years 1996 and 1997, Ernst & Young LLP's report is based in part on the report of Kupferberg, Goldberg, & Neimark, LLC, independent auditors. Ernst & Young LLP have also audited the combined financial statements of Staples.com at January 30, 1999 and January 31, 1998 and for each of the three years in the period ended January 30, 1999, as set forth in their report. We have incorporated by reference the consolidated financial statements of Staples, Inc. and included the combined financial statements of Staples.com in the prospectus and elsewhere in the registration statement in reliance on such firms' reports, given on the authority of such firms as experts in accounting and auditing.

                                                                         ANNEX I

                         ILLUSTRATION OF CERTAIN TERMS

    The following illustrations show how to calculate the Retained Interest Percentage, the Outstanding Interest Percentage, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding after giving effect to hypothetical issuances, repurchases, dividends and transfers, in each case based on the assumptions set forth herein. In these illustrations, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com is initially assumed to be 100. Unless otherwise specified, each illustration below should be read independently as if none of the other transactions referred to below had occurred. These illustrations are not intended to be complete explanations of the matters covered and are qualified in their entirety by the more detailed information contained elsewhere in this prospectus. These illustrations are purely hypothetical and the numbers used (including assumptions of market values) were chosen to simplify the calculations and are not intended to represent estimates of actual numbers or values. Any capitalized terms which are not defined in this Annex I have the meaning ascribed to them in this prospectus. Actual calculations may be slightly different due to rounding.

    "TOTAL NUMBER OF NOTIONAL STAPLES.COM SHARES DEEMED OUTSTANDING" means the number of shares of Staples.com stock outstanding plus the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

    At any given time, the percentage interest in Staples.com intended to be represented by the outstanding shares of Staples.com stock (I.E., the OUTSTANDING INTEREST PERCENTAGE) is equal to:

        _______NUMBER OF OUTSTANDING SHARES OF STAPLES.COM STOCK_______
         TOTAL NUMBER OF NOTIONAL STAPLES.COM SHARES DEEMED OUTSTANDING

and the remaining percentage interest in Staples.com intended to be represented by Staples RD's Retained Interest in Staples.com (I.E., the RETAINED INTEREST PERCENTAGE) is equal to:

             NUMBER OF SHARES ISSUABLE WITH RESPECT TO STAPLES RD'S
        ________________RETAINED INTEREST IN STAPLES.COM________________
         TOTAL NUMBER OF NOTIONAL STAPLES.COM SHARES DEEMED OUTSTANDING

    The sum of the Outstanding Interest Percentage and the Retained Interest Percentage will always equal 100%. In the examples below, before the first issuance of shares of Staples.com stock the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com and the Total Number of Notional Staples.com Shares Deemed Outstanding are each equal to 100, the Retained Interest Percentage is 100% and the Outstanding Interest Percentage is 0%.

THE OFFERING

    The following illustrations reflect an assumed issuance by Staples of 15 shares of Staples.com stock in this offering.

    Assume the issuance is attributed to Staples.com as an increase in its equity, with the net proceeds credited solely to Staples.com.

Shares of Staples.com stock previously issued and
  outstanding...............................................      0
Newly issued shares for account of Staples.com..............     15
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after the issuance.....................................     15
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (100) would remain unchanged.

    - As a result, the issued and outstanding shares (15) would represent an Outstanding Interest Percentage of approximately 13%, calculated as follows:

                                       15
                            ------------------------

                                    15 + 100

    The Retained Interest Percentage would accordingly be approximately 87%.

    - In this case, in the event of any dividend or other distribution paid on the outstanding shares of Staples.com stock (other than a dividend or other distribution payable in shares of Staples.com stock), Staples RD would be credited, and Staples.com would be charged, with an amount equal to approximately 667% (representing the ratio of the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com
      (100) to the total number of shares of Staples.com stock issued and outstanding following the offering (15)) of the aggregate amount of such dividend or distribution.

ADDITIONAL OFFERINGS OF STAPLES.COM

    The following illustrations reflect an assumed issuance of an additional 15 shares of Staples.com stock after the assumed initial issuance of 15 shares for the account of Staples RD.

    ADDITIONAL OFFERING FOR ACCOUNT OF STAPLES RD

    Assume the issuance is attributed to Staples RD in respect of its Retained Interest, with the net proceeds credited solely to Staples RD.

Shares of Staples.com previously issued and outstanding.....     15
Newly issued shares of Staples.com stock for account of
  Staples RD................................................     15
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after additional offering..............................     30
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would decrease by the number of shares of Staples.com stock issued for the account of Staples RD.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to the additional
  offering..................................................     85
Newly issued shares of Staples.com stock for account of
  Staples RD................................................     15
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained interest in Staples after the additional
     offering...............................................     70
                                                                 ==

    - As a result, the total issued and outstanding shares of Staples.com stock
      (30) would in the aggregate represent an Outstanding Interest Percentage of 30% calculated as follows:

                                       30
                                 --------------

                                    30 + 70

    The Retained Interest Percentage would accordingly be reduced to 70%.

    - In this case, in the event of any dividend or other distribution paid on Staples.com stock (other than a dividend or other distribution payable in shares of Staples.com stock), Staples RD would be credited, and Staples.com would be charged, with an amount equal to 233%

      (representing the ratio of the Number of Shares Issuable with Respect to Staple RD's Retained Interest in Staples.com (70) to the number of shares of Staples.com stock issued and outstanding following the additional offering (30)) of the aggregate amount of such dividend or distribution.

    ADDITIONAL OFFERING FOR ACCOUNT OF STAPLES.COM

    Assume the issuance is attributed to Staples.com as an increase in its equity, with the net proceeds credited solely to Staples.com.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Newly issued shares of Staples.com stock for account of
  Staples.com...............................................     15
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after additional offering..............................     30
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) would remain unchanged.

    - As a result, the total issued and outstanding shares (30) would in the aggregate represent an Outstanding Interest Percentage of approximately 26%, calculated as follows:

                                       30
                                 --------------

                                    30 + 85

    The Retained Interest Percentage would accordingly be reduced to approximately 74%.

    - In this case, in the event of any dividend or other distribution paid on Staples.com stock (other than a dividend or other distribution payable in shares of Staples.com stock), Staples RD would be credited, and Staples.com would be charged, with an amount equal to 283% (representing the ratio of the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) to the total number of shares of Staples.com stock issued and outstanding following the additional offering
      (30)) of the aggregate amount of such dividend or distribution.

OFFERINGS OF OPTIONS AND CONVERTIBLE SECURITIES

    If Staples were to grant options for Staples.com stock or issue securities convertible into or exercisable for shares of Staples.com stock, the Outstanding Interest Percentage and the Retained Interest Percentage would be unchanged at the time of such grant or issuance. If any shares of Staples.com stock were issued upon exercise or conversion of such options or securities, however, the Outstanding Interest Percentage and the Retained Interest Percentage would be affected as shown above under "Additional Offering for Account of Staples RD", if such options or securities were attributed to Staples RD, or under "Additional Offering for Account of Staples.com", if such options or securities were attributed to Staples.com.

REPURCHASES OF STAPLES.COM STOCK

    The following illustrations reflect an assumed repurchase by Staples of 5 shares of Staples.com stock after an assumed initial issuance of 15 shares of Staples.com stock for the account of Staples RD.

    REPURCHASE FOR THE ACCOUNT OF STAPLES RD

    Assume the repurchase is attributed to Staples RD as an increase in its Retained Interest in Staples.com, with the cost charged solely against Staples RD.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Shares of Staples.com stock repurchased for account of
  Staples RD................................................      5
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after repurchase.......................................     10
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be increased by the number of any shares of Staples.com stock repurchased for the account of Staples RD.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to repurchase......     85
Number of shares of Staples.com stock repurchased for the
  account of Staples RD.....................................      5
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after repurchase......     90
                                                                 ==

    - As a result, the total issued and outstanding shares of Staples.com stock
      (10) would in the aggregate represent an Outstanding Interest Percentage of 10%, calculated as follows:

                                       10
                                 --------------

                                    10 + 90

    The Retained Interest Percentage would accordingly be increased to 90%.

    REPURCHASE FOR ACCOUNT OF STAPLES.COM WITHOUT PARTICIPATION BY STAPLES RD

    Assume the repurchase is attributed to Staples.com, with the cost being charged solely against Staples.com. Further assume that the Staples board of directors does not elect to transfer assets from Staples.com to Staples RD to hold constant the Outstanding Interest Percentage and Retained Interest Percentage.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Shares of Staples.com stock repurchased for account of
  Staples.com...............................................      5
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after repurchase.......................................     10
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) would remain unchanged.

    - As a result, the total issued and outstanding shares (10) would in the aggregate represent an Outstanding Interest Percentage of approximately 11%, calculated as follows:

                                       10
                                 --------------

                                    10 + 85

    The Retained Interest Percentage would accordingly be increased to approximately 89%.

    REPURCHASE FOR ACCOUNT OF STAPLES.COM WITH PARTICIPATION BY STAPLES RD

    Assume the repurchase is attributed to Staples.com, with the cost being charged solely against Staples.com. Further assume that the repurchase is made in connection with a tender offer for 5, or

33%, of the then outstanding shares of Staples.com stock at a price of $20 per share, and that the Staples board of directors elects to transfer cash or other assets from Staples.com to Staples RD to hold constant the Outstanding Interest Percentage and the Retained Interest Percentage.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Shares of Staples.com stock repurchased for account of
  Staples.com...............................................      5
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after repurchase.......................................     10
                                                                 ==

    - In order to hold constant the Outstanding Interest Percentage and Retained Interest Percentage, the Staples board of directors determines that the Market Value of a share of Staples.com stock in this context is $20 and transfers from Staples.com to Staples RD an amount of cash or other assets equal to approximately 567% (representing the ratio of the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) to the total number of shares of Staples.com stock issued and outstanding (15), in each case immediately prior to the repurchase) of the aggregate amount of the cash paid in the tender offer to holders of outstanding shares of Staples.com stock ($100), or a total of $567.

    - In that case, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) would decrease by the amount of cash so transferred (approximately $567) divided by the Market Value per share of Staples.com stock ($20), or 28 shares.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to transfer........     85
Adjustment in respect of Staples RD's Retained Interest in
  Staples.com to reflect transfer to Staples RD of funds
  previously allocated to Staples.com.......................     28
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after transfer........     57
                                                                 ==

    - As a result, the total issued and outstanding shares (10) would in the aggregate continue to represent an Outstanding Interest Percentage of approximately 15%, calculated as follows:

                                       10
                                 --------------

                                    10 + 57

    The Retained Interest Percentage would accordingly continue to be approximately 85%.

    - Assuming that the Staples board of directors transferred only half of the $567 amount, or $283.50, from Staples.com to Staples RD, the Number of Shares of Staples.com stock Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) would decrease by the amount of cash so transferred ($283.50) divided by the Market Value per share of Staples.com stock ($20).

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to transfer........     85
Adjustment in respect of Staples RD's Retained Interest in
  Staples.com to reflect transfer to Staples RD of funds
  previously allocated to Staples.com.......................     14
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after transfer........     71
                                                                 ==

    - As a result, the total issued and outstanding shares of Staples.com stock
      (10) would in the aggregate represent an Outstanding Interest Percentage of approximately 12%, calculated as follows:

                                       10
                                 --------------

                                    10 + 71

    The Retained Interest Percentage would accordingly be increased to approximately 88%.

STAPLES.COM STOCK DIVIDENDS

    The following illustrations reflect assumed dividends of Staples.com stock on outstanding shares of Staples RD stock and outstanding shares of Staples.com stock, respectively, after an assumed initial issuance of 15 shares of Staples.com stock for the account of Staples RD.

    STAPLES.COM STOCK DIVIDEND ON STAPLES RD STOCK

    Assume 500 shares of Staples RD stock are outstanding and Staples declares a dividend of 1/10 of a share of Staples.com stock on each outstanding share of Staples RD stock.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Newly issued shares of Staples.com stock for account of
  Staples RD................................................     50
                                                                 --
    Total of Staples.com stock issued and outstanding after
     dividend...............................................     65
                                                                 ==

    - Any dividend of shares of Staples.com stock to the holders of shares of Staples RD stock would be treated as a reduction in the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to dividend........     85
Number of shares of Staples.com stock distributed on
  outstanding shares of Staples RD stock for account of
  Staples.com...............................................     50
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after dividend........     35
                                                                 ==

    - As a result, the total issued and outstanding shares of Staples.com stock
      (65) would in the aggregate represent an Outstanding Interest Percentage of 65%, calculated as follows:

                                       65
                                 --------------

                                    65 + 35

    The Retained Interest Percentage would accordingly be reduced to 35%. Note, however, that after the dividend, the holders of Staples RD stock would also hold 50 shares of Staples.com stock, which would be intended to represent a 50% interest in the value attributable to Staples.com.

    STAPLES.COM STOCK DIVIDEND ON STAPLES.COM STOCK

    Assume Staples declares a dividend of 1/5 of a share of Staples.com stock on each outstanding share of Staples.com stock.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Newly issued shares of Staples.com stock for account of
  Staples.com...............................................      3
                                                                 --
    Total shares of Staples.com stock issued and outstanding
     after dividend.........................................     18
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be increased proportionately to reflect the stock dividend payable in shares of Staples.com stock to holders of shares of Staples.com stock. That is, the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be increased by a number equal to approximately 567% (representing the ratio of the Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com (85) to the number of shares of Staples.com stock issued and outstanding (15), in each case immediately prior to such dividend) of the aggregate number of shares issued in connection with such dividend (3), or 17.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to dividend........     85
Adjustment in respect of Staples RD's Retained Interest to
  reflect shares distributed on outstanding shares of
  Staples.com stock.........................................     17
                                                                ---
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after dividend........    102
                                                                ===

    - As a result, the total issued and outstanding shares (18) would in the aggregate continue to represent an Outstanding Interest Percentage of approximately 15%, calculated as follows:

                                       18
                                 --------------

                                    18 + 102

    The Retained Interest Percentage would accordingly continue to be approximately 85%.

CAPITAL TRANSFERS OF CASH OR OTHER ASSETS BETWEEN STAPLES RD AND STAPLES.COM

    CAPITAL CONTRIBUTION OF CASH OR OTHER ASSETS FROM STAPLES RD TO STAPLES.COM

    The following illustration reflects the assumed contribution by Staples RD to Staples.com, after an assumed initial issuance of 15 shares of Staples.com stock for the account of Staples RD, of $100 of assets allocated to Staples RD at a time when the Market Value of the Staples.com stock is $20 per share.

Shares previously issued and outstanding....................     15
Newly issued shares.........................................      0
                                                                 --
    Total issued and outstanding after contribution.........     15
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be increased to reflect the contribution to Staples.com of assets previously allocated to Staples RD by a number equal to the value of the assets contributed ($100) divided by the Market Value of Staples.com stock at that time ($20), or 5 shares.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to contribution....     85
Increase to reflect contribution to Staples.com of assets
  allocated to Staples RD...................................      5
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after contribution....     90
                                                                 ==

    - As a result, the total issued and outstanding shares (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 14%, calculated as follows:

                                       15
                                 --------------

                                    15 + 90

    The Retained Interest Percentage would accordingly be increased to approximately 86%.

    RETURN OF CAPITAL TRANSFER OF CASH OR OTHER ASSETS FROM STAPLES.COM TO
     STAPLES RD

    The following illustration reflects the assumed transfer by Staples.com to Staples RD, after an assumed initial issuance of 15 shares of Staples.com stock for the account of Staples RD, of $100 of assets allocated to Staples.com on a date on which the Market Value of Staples.com stock is $20 per share.

Shares of Staples.com stock previously issued and
  outstanding...............................................     15
Newly issued shares.........................................      0
                                                                 --
    Total issued and outstanding after contribution.........     15
                                                                 ==

    - The Number of Shares Issuable with Respect to Staples RD's Retained Interest in Staples.com would be decreased to reflect the transfer to Staples RD of assets previously allocated to Staples.com by a number equal to the value of the assets transferred ($100) divided by the Market Value of Staples.com stock at that time ($20), or 5 shares.

Number of Shares Issuable with Respect to Staples RD's
  Retained Interest in Staples.com prior to contribution....     85
Decrease to reflect contribution to Staples RD of assets
  allocated to Staples.com..................................      5
                                                                 --
    Number of Shares Issuable with Respect to Staples RD's
     Retained Interest in Staples.com after contribution....     80
                                                                 ==

    - As a result, the total issued and outstanding shares of Staples.com stock
      (15) would in the aggregate represent an Outstanding Interest Percentage of approximately 16%, calculated as follows:

                                       15
                                 --------------

                                    15 + 80

    The Retained Interest Percentage would accordingly be decreased to approximately 84%.

                                  STAPLES.COM

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
YEARS ENDED JANUARY 30, 1999, JANUARY 31, 1998, AND
  FEBRUARY 1, 1997
Report of Independent Auditors..............................    F-2
Combined Statements of Operations...........................    F-3
Combined Balance Sheets.....................................    F-4
Combined Statements of Group Equity.........................    F-5
Combined Statements of Cash Flows...........................    F-6
Notes to the Combined Financial Statements..................    F-7

NINE MONTHS ENDED OCTOBER 30, 1999 AND OCTOBER 31, 1998
Combined Statements of Operations (unaudited)...............   F-14
Combined Balance Sheets (unaudited).........................   F-15
Combined Statements of Cash Flows (unaudited)...............   F-16
Notes to the Combined Financial Statements (unaudited)......   F-17

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Staples, Inc.

    We have audited the accompanying combined balance sheets of Staples.com (as described in Notes A and C) as of January 30, 1999 and January 31, 1998, and the related combined statements of operations, group equity and cash flows for each of the three years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Staples.com at January 30, 1999 and January 31, 1998 and the results of its operations and its cash flows for each of the three years in the period ended January 30, 1999 in conformity with generally accepted accounting principles.

    As more fully described in Notes A and C to these financial statements, Staples.com is a business group of Staples, Inc., accordingly, the combined financial statements of Staples.com should be read in conjunction with the audited financial statements of Staples, Inc.

                                          /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Boston, Massachusetts
September 21, 1999

                                  STAPLES.COM

                       COMBINED STATEMENTS OF OPERATIONS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 FISCAL YEAR ENDED
                                                     -----------------------------------------
                                                     JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                         1999           1998          1997
                                                     ------------   ------------   -----------
Sales..............................................    $16,886         $3,706         $  35
Cost of goods sold and occupancy costs.............     12,721          2,775            26
                                                       -------         ------         -----
  GROSS PROFIT.....................................      4,165            931             9

OPERATING AND OTHER EXPENSES:
  Operating and selling............................      2,488            637           130
  General and administrative.......................      2,440            586            83
  Interest and other expense, net..................         28              8             3
                                                       -------         ------         -----
    TOTAL OPERATING AND OTHER EXPENSES.............      4,956          1,231           216
                                                       -------         ------         -----
    LOSS BEFORE INCOME TAXES.......................       (791)          (300)         (207)
Income tax benefit.................................       (304)            --            --
                                                       -------         ------         -----
  NET LOSS.........................................    $  (487)        $ (300)        $(207)
                                                       =======         ======         =====
PRO FORMA:
  Historical net loss..............................    $  (487)        $ (300)        $(207)
  Provision for income tax benefit on previously
    untaxed earnings of pooled S-Corporation
    income.........................................        (12)          (120)          (83)
                                                       -------         ------         -----
PRO FORMA NET LOSS.................................    $  (475)        $ (180)        $(124)
                                                       =======         ======         =====

                  See notes to combined financial statements.

                                  STAPLES.COM

                            COMBINED BALANCE SHEETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              JANUARY 30,    JANUARY 31,
                                                                  1999           1998
                                                              ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $   --          $ --
  Prepaid expenses and other current assets.................      1,033            --
                                                                 ------          ----
    TOTAL CURRENT ASSETS....................................      1,033            --

EQUIPMENT:
  Equipment.................................................      1,072            --
  Less accumulated depreciation.............................         58            --
                                                                 ------          ----
    NET EQUIPMENT...........................................      1,014            --
                                                                 ------          ----
                                                                 $2,047          $ --
                                                                 ======          ====

LIABILITIES AND GROUP EQUITY
CURRENT LIABILITIES:
  Accrued expenses and other current liabilities............     $   85          $ --
                                                                 ------          ----
    TOTAL CURRENT LIABILITIES...............................         85            --

GROUP EQUITY................................................      1,962            --
                                                                 ------          ----
                                                                 $2,047          $ --
                                                                 ======          ====

                  See notes to combined financial statements.

                                  STAPLES.COM

                      COMBINED STATEMENTS OF GROUP EQUITY

                         (DOLLAR AMOUNTS IN THOUSANDS)

                  FOR THE FISCAL YEARS ENDED JANUARY 30, 1999,
                     JANUARY 31, 1998, AND FEBRUARY 1, 1997

                                                               GROUP
                                                               EQUITY
                                                              --------
BALANCES AT FEBRUARY 3, 1996................................   $   --
Capital contribution by Staples RD..........................   $  207
Net loss for the year.......................................     (207)
                                                               ------

BALANCES AT FEBRUARY 1, 1997................................   $   --
Capital contribution by Staples RD..........................   $  300
Net loss for the year.......................................     (300)
                                                               ------

BALANCES AT JANUARY 31, 1998................................   $   --
Capital contribution by Staples RD..........................    2,449
Net loss for the year.......................................     (487)
                                                               ------

BALANCES AT JANUARY 30, 1999................................   $1,962
                                                               ======

                  See notes to combined financial statements.

                                  STAPLES.COM

                       COMBINED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                 FISCAL YEAR ENDED
                                                     -----------------------------------------
                                                     JANUARY 30,    JANUARY 31,    FEBRUARY 1,
                                                         1999           1998          1997
                                                     ------------   ------------   -----------
OPERATING ACTIVITIES:
  Net loss.........................................    $  (487)        $(300)         $(207)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization..................         58            --             --
    Change in assets and liabilities
    Increase in prepaid expenses and other
      assets.......................................     (1,033)           --             --
    Increase in accounts payable, accrued expenses
      and other current liabilities................         85            --             --
                                                       -------         -----          -----
                                                          (890)           --             --
                                                       -------         -----          -----
NET CASH USED IN OPERATING ACTIVITIES..............     (1,377)         (300)          (207)

INVESTING ACTIVITIES:
  Acquisition of property and equipment............     (1,072)           --             --
                                                       -------         -----          -----
  NET CASH USED IN INVESTING ACTIVITIES............     (1,072)           --             --
FINANCING ACTIVITIES:
  Proceeds from borrowings.........................      1,377           300            207
  Repayment of borrowings..........................     (1,377)         (300)          (207)
  Capital contributions from Staples RD............      2,449           300            207
                                                       -------         -----          -----
  NET CASH PROVIDED BY FINANCING ACTIVITIES........      2,449           300            207
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS......................................         --            --             --
Cash and cash equivalents at beginning of period...         --            --             --
                                                       -------         -----          -----
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........    $    --         $  --          $  --
                                                       =======         =====          =====

                  See notes to combined financial statements.

                                  STAPLES.COM

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE A  BASIS OF PRESENTATION

    These combined financial statements and notes to combined financial statements of Staples.com should be read in conjunction with the audited consolidated financial statements and Annual Report on Form 10-K of Staples, Inc. ("Staples" or "the Company") for the year ended January 30, 1999. Staples.com is comprised of the e-commerce operations of Staples. These operations consist of three principal business units, Staples.com, Quillcorp.com and StaplesLink.com (formerly Staples Network Advantage Plus, or SNAP), each of which operates its own web site and serves a separate target customer base.

    The stockholders of Staples are scheduled to vote on a proposal (the "Tracking Stock Proposal") to amend the Company's certificate of incorporation to (i) create a new class of common stock, to be designated as Staples.com common stock ("Staples.com Stock"), intended to reflect the performance of Staples.com, (ii) increase the aggregate number of shares of common stock that the Company may issue from 1,500,000,000 to 2,100,000,000, initially comprised of 1,500,000,000 shares of Staples Retail and Delivery common stock ("Staples Stock") and 600,000,000 shares of Staples.com Stock, and (iii) reclassify Staples existing common stock as Staples Stock, intended to reflect the performance of Staples RD, which consists of all of the Company's other businesses and a retained interest in Staples.com.

    Staples RD currently has a 100% retained interest in Staples.com. The Company expects to issue additional shares of Staples.com Stock in one or more private or public financings within twelve months of Stockholder approval of the Tracking Stock Proposal. The specific terms of the financings, including whether they are private or public, the amount of Staples.com Stock issued, and the timing of the financing, will depend upon factors such as stock market conditions and the performance of Staples.com. The effect of that financing on the Staples.com financial statements will depend upon the number of shares of Staples.com sold and whether the Company elects to attribute the net proceeds of such financing to the equity of Staples.com or to Staples RD in respect of its retained interest.

    In order to prepare separate financial statements for Staples.com and Staples RD, the Company has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples.com and Staples RD. Thus, the combined financial statements of Staples.com and Staples RD, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Staples. Staples.com's combined financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Staples (the "Board"). These policies are summarized in Note C under "Corporate Activities."

    Allocation and related party transaction policies adopted by the Board can be rescinded or amended at the sole discretion of the Board without approval by the stockholders, although no such changes are currently contemplated. Any such changes adopted by the Board would be made in its good faith business judgement of the Company's best interests, taking into consideration the interests of all stockholders.

    Even though Staples has allocated all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples RD and Staples.com, holders of Staples.com Stock will be common stockholders of Staples and, as such, will be subject to the risks associated with an investment in Staples and all of its businesses, assets and liabilities. Assets attributed to one business are subject to the liabilities of the other businesses, whether such liabilities arise from lawsuits, contracts or

                                  STAPLES.COM
indebtedness attributed to the other business. Holders of Staples Stock and Staples.com Stock will not have any legal rights related to specific assets of either group and in any liquidation will receive a fixed share of the net assets of the Company which may not reflect the actual trading prices, if any, of the respective businesses at such time.

    Financial impacts which occur that affect Staples consolidated results of operations or financial position could affect the results of operations or financial condition of Staples.com. In addition, any dividends or distributions on, or repurchases of, Staples Stock will reduce the assets of Staples legally available for dividends on Staples.com Stock. Accordingly, financial information for Staples.com should be read in conjunction with the financial information for Staples RD and financial information for Staples.

NOTE B  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS: Staples RD operates a chain of office supply stores and contract stationer/delivery warehouses throughout North America and in the United Kingdom and Germany. Staples.com represents the e-commerce business of Staples and is comprised of three principal business units, Staples.com, Quillcorp.com and StaplesLink.com, each of which has its own web site. Staples RD represents the other business of Staples, including its retail stores, catalog businesses and contract stationer businesses.

    FISCAL YEAR: Staples.com's fiscal year is the 52 or 53 weeks ending the Saturday closest to January 31. Fiscal years 1998, 1997 and 1996, consisted of the 52 weeks ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively. As more fully described in Note J, the statements of income combine Staples' historical operating results for the fiscal years with the corresponding Quill Corporation ("Quill") operating results for the calendar years ended December 31, 1997 and 1996. Accordingly, to conform fiscal years for 1998, an adjustment for Quill's operating results for January 1998 was made to retained earnings.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management of Staples.com to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK: Staples.com does not carry any inventory or receivables and is solely reliant upon Staples RD and its ability to fullfill Staples.com's sales. Staples.com is also dependent on Staples RD to provide funding for its operations, and the Board will determine, in its sole discretion, whether to provide any particular funds on any particular occasion to either group, but will not be obligated to do so.

    ADVERTISING: Advertising production costs are expensed the first time the advertising takes place. Total advertising and promotion expenses were $1,595,000, $497,000 and $128,000 for the years ended January 30, 1999,
January 31, 1998 and February 1, 1997, respectively. Included in prepaid and other assets was $1,033,000 and $0 at January 30, 1999 and January 31, 1998, respectively, relating to prepaid advertising and promotion expenses.

    EQUIPMENT: Equipment is recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Depreciation periods for equipment are three to five years.

                                  STAPLES.COM

    STOCK OPTION PLANS: Staples.com has adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("FAS 123"). As permitted by FAS 123, Staples.com continues to account for Staples' stock-based plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and provides pro forma disclosures of the compensation expense determined under the fair value provisions of FAS 123.

    EARNINGS PER SHARE: Historical Earnings per Share for Staples.com has been omitted from the statements of operations since Staples.com Stock was not part of the capital structure of the Company for the periods presented. Following the implementation of the Tracking Stock Proposal, earnings per share for Staples.com will be computed by dividing (i) the product of the earnings of Staples.com multiplied by the "Outstanding Staples.com Fraction" by (ii) the weighted average number of shares of Staples.com Stock and dilutive Staples.com Stock equivalents outstanding during the applicable period. The "Outstanding Staples.com Fraction" is a fraction, the numerator of which is such number of shares of Staples.com Stock outstanding and the denominator of which is the number of shares of Staples.com Stock that, if issued, would represent
100 percent of the equity of Staples.com.

    LONG-LIVED ASSETS: Staples.com adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of" ("FAS 121"), which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flow estimated to be generated by those assets are less than the assets' carrying amount.

    SEGMENT REPORTING: Staples.com reports segment information under Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). This statement, which is based on the management approach to segment reporting, establishes requirements to report selected segment information quarterly and to report entity-wide disclosures about products and services, major customers, and the major countries in which the Staples.com holds assets and reports revenues. Staples.com holds assets and reports revenues in one operating segment.

NOTE C  CORPORATE ACTIVITIES

    Staples.com's financial statements reflect the application of the management and allocation policies adopted by the Board to various corporate activities, as described below:

    FINANCE ACTIVITIES: Staples manages most finance activities on a centralized, consolidated basis. These activities include the investment of surplus cash, the issuance, repayment and repurchase of short-term and long-term debt, and the issuance and repurchase of common stock. Staples.com generally remits its cash receipts to Staples RD, and Staples RD generally funds Staples.com's disbursements on a regular basis.

    In the combined financial statements of Staples.com and Staples RD, (1) all equity transactions, and the proceeds thereof, were attributed to Staples RD,
(2) whenever Staples.com held cash, that cash was transferred to Staples RD and accounted for as an inter-business revolving credit advance and (3) whenever Staples.com had a cash need, that cash need was funded by Staples RD and accounted for as an inter-business revolving credit advance. Staples intends to continue these practices until shares of Staples.com Stock, or options thereof, are issued or the Board determines an alternative method appropriate. The inter-business revolving credit arrangement bears interest at a rate at which the Board, in its sole discretion, determines Staples could borrow such funds on a

                                  STAPLES.COM
revolving credit basis which was 6% for the fiscal years ended January 30, 1999, January 31, 1998, and February 1, 1997. At the date on which the shares of Staples.com Stock, or options therefor are first issued, the Company intends to continue the above practice of transferring cash between businesses through an inter-business revolving credit arrangement. As and when determined by the Board, this revolving credit arrangement will be settled between the businesses through a capital contribution or a return of capital, increasing or decreasing Staples RD's retained interest in Staples.com.

    The Board, at its sole discretion, may elect an alternative financing mechanism between the businesses based upon the facts and circumstances.

    SHARED SERVICES AND SUPPORT ACTIVITIES: The cost of services shared by Staples RD and Staples.com, including general and administrative expenses, has been allocated between Staples.com and Staples RD based upon the use of such services and the good faith judgement of the Board or management. Where determinations based on use alone were not practical, other methods and criteria were used to provide a reasonable allocation of the cost of shared services, including support activities attributable to the business. Such allocated shared services represent, among other things, financial and accounting services, information system services, certain selling and marketing activities, certain merchandising and replenishment services, transportation and warehouse management services, certain customer service activities, executive management, human resources, legal and corporate planning activities.

    CARRYING CHARGE: Staples RD maintains inventory and receivables to support Staples.com inventory needs and the processing of receivables for Staples.com. As such, Staples RD charges Staples.com a carrying charge for use of its capital as determined by the Board. The current charge is reflected in Staples.com's financial statements as part of operating and selling expenses and is calculated based on the amount of receivables and inventory that Staples Group is required to carry for Staples.com. The Board may, in its sole discretion, change this charge as it deems appropriate in light of the circumstances from time to time. In addition, shrink, obsolescence and other inventory costs are allocated to Staples.com based on Staples.com's share of such costs.

    TAXES: Federal income taxes, which are determined on a consolidated basis, are allocated between the businesses, and reflected in their respective financial statements, in accordance with Staples' tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, are allocated between the businesses based principally upon the financial income, taxable income, credits and other amounts directly related to the respective businesses. Tax benefits that cannot be used by the group generating such attributes, but can be utilized on a consolidated basis, are allocated to the businesses that generated such benefits. As a result, the allocated amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns. State income taxes generally are computed on a separate business basis.

    EMPLOYEE BENEFITS: Staples.com participated in the following Company employee benefit plans: an Employee Stock Purchase Plan, an Employee 401(k) Savings Plan, a Supplemental Executive Retirement Plan and a contributory Medical and Dental Plan. The costs of these plans are allocated based on the benefits received under the plans by the employees of Staples.com or on another basis as management believes to be an equitable and reasonable estimate of such costs.

                                  STAPLES.COM

NOTE D  RELATED PARTY TRANSACTIONS

    Staples RD sells inventory to Staples.com for resale. Under this arrangement, Staples.com purchases inventory from Staples RD for resale. The cost per inventory unit purchased by Staples.com is based on Staples RD's product cost. Inventory purchased by Staples.com totaled $10,796,000, $2,364,000 and $22,000 for the fiscal years ended January 30, 1999, January 31, 1998 and February 1, 1997, respectively.

NOTE E  LONG-TERM DEBT AND CREDIT AGREEMENT

    Staples manages most financial activities on a centralized basis. Such financial activities include the issuance and repayment of short-term and long-term debt. Staples currently attributes each incurrence or issuance of external debt, and the proceeds thereof, to Staples RD and will continue to do so in the future unless the Board determines otherwise. The Board may, but is not required to, attribute an incurrence or issuance of debt, and the proceeds thereof, to Staples.com, at a current incremental borrowing rate of 6%, to the extent that Staples incurs or issues the debt for the benefit of Staples.com.

NOTE F  GROUP EQUITY

    Staples.com Stock will represent a separate class of Staples's stock if the Tracking Stock Proposal is approved by Staples' stockholders. Shares of Staples.com Stock may be issued from time to time at the discretion of the Board.

NOTE G  EMPLOYEE BENEFIT PLANS

    Staples elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, since the exercise price of Staples' employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

EMPLOYEE STOCK PURCHASE PLAN

    Staples' 1998 Employee Stock Purchase Plan authorizes a total of up to 6,000,000 shares of Staples' common stock to be sold to participating employees. Participating employees may purchase shares of common stock at 85% of its fair market value at the beginning or end of an offering period, whichever is lower, through payroll deductions in an amount not to exceed 10% of an employee's base compensation. Staples' 1994 Employee Stock Purchase Plan expired during 1998.

STOCK OPTION PLANS

    Under Staples' 1992 Equity Incentive Plan ("1992 Plan"), Staples may grant to management and key employees incentive and nonqualified options to purchase up to 87,750,000 shares of Staples common stock and Performance Accelerated Restricted Stock ("PARS"). This amount was approved by the stockholders of Staples on June 18, 1997. As of February 27, 1997, Staples' 1987 Stock Option Plan (the "1987 Plan") expired; unexercised options under this plan however remain

                                  STAPLES.COM
outstanding. The exercise price of options granted under the plans may not be less than 100% of the fair market value of Staples' common stock at the date of grant. Options generally have an exercise price equal to the fair market value of the common stock on the date of grant. Some options outstanding are exercisable at various percentages of the total shares subject to the option starting one year after the grant, while other options are exercisable in their entirety three to five years after the grant date. All options expire ten years after the grant date, subject to earlier termination in the event of employment termination.

    Staples' Amended and Restated 1990 Director Stock Option Plan ("Director's Plan") authorizes shares of common stock to be issued to non-employee directors. The exercise price of options granted is equal to the fair market value of Staples' common stock at the date of grant. Options become exercisable in equal amounts over four years and expire ten years from the date of grant, subject to earlier termination, in certain circumstances, in the event the optionee ceases to serve as a director.

PERFORMANCE ACCELERATED RESTRICTED STOCK ("PARS")

    PARS are shares of Staples' common stock granted outright to employees and non-employee directors without cost to the employee or director. The shares, however, are restricted in that they are not transferable (e.g. they may not be sold) by the employee or director until they vest, generally after the end of five years. Such vesting date may accelerate if Staples achieves certain compound annual earnings per share growth over a certain number of interim years. If the employee leaves Staples, or the director ceases to serve as a director of Staples, prior to the vesting date for any reason, the PARS shares will be forfeited by the employee or director, as the case may be, and will be returned to Staples. Once the PARS have vested, they become unrestricted and may be transferred and sold like any other Staples common stock.

EMPLOYEES' 401(K) SAVINGS PLAN

    Under Staples' Employees' 401(k) Savings Plan (the "401(k) Plan"), and Supplemental Executive Retirement Plan (the "SERP Plan"), Staples may contribute up to a total of 2,503,125 shares of common stock to these plans. The 401(k) Plan is available to all employees of Staples who meet minimum age and length of service requirements. Company contributions are based upon a matching formula applied to employee contributions, with additional contributions made at the discretion of the Board.

NOTE H  INCOME TAXES

    The provision (benefit) for income taxes and related assets and liabilities attributed to Staples.com are determined in accordance with Staples' tax allocation policy. In general, this policy provides that the consolidated tax provision, and related tax payments or refunds, are allocated between the businesses based principally upon the financial income, taxable income, credits and other amounts directly related to the respective businesses. Tax benefits that cannot be used by the business generating such attributes, but can be utilized on a consolidated basis, are allocated to the business that generated such benefits. As a result, the allocated group amounts of taxes payable or refundable are not necessarily comparable to those that would have resulted if the groups had filed separate tax returns.

    Deferrred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income

                                  STAPLES.COM
tax purposes. Staples.com's temporary differences primarily consist of a net operating loss of $761,000 and basis differences related to equipment. Because Staples.com has been fully reimbursed for the benefit of the net operating loss under Staples' tax allocation policy, no valuation allowance has been provided on the net operating loss and the balance is included in the inter-business revolver balance. The provision for income tax for the fiscal year ended January 30, 1999 is comprised solely of an income tax benefit of $304,000.

NOTE I  QUARTERLY SUMMARY (UNAUDITED)

                                                        FIRST      SECOND     THIRD      FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       --------   --------   --------   --------
                                                                    (IN THOUSANDS)
FISCAL YEAR ENDED JANUARY 30, 1999
  Sales..............................................   $2,244     $2,815     $4,046     $7,781
  Gross profit.......................................      569        783      1,077      1,736
  Net loss...........................................      (53)       (50)       (99)      (285)
  Pro forma net loss.................................      (41)(1)     (50)      (99)      (285)

                                                        FIRST      SECOND     THIRD      FOURTH
                                                       QUARTER    QUARTER    QUARTER    QUARTER
                                                       --------   --------   --------   --------
                                                                    (IN THOUSANDS)
FISCAL YEAR ENDED JANUARY 31, 1998
  Sales..............................................   $ 244      $ 619      $1,171     $1,672
  Gross profit.......................................      61        158         290        422
  Net loss...........................................     (22)       (95)       (122)       (61)
  Pro forma net loss.................................     (13)(1)    (57)(1)     (73)(1)     (37)(1)

------------------------------

(1) Pro forma net income includes the earnings of Quill Corporation with provision for income taxes on previously untaxed earnings of pooled S-Corporation income.

NOTE J  BUSINESS ACQUISITIONS

    On May 21, 1998, Staples acquired Quill Corporation and certain related entities, including the operations of QuillCorp.com. The merger was structured as an exchange of shares in which the stockholders of Quill received approximately 26,000,000 shares of Staples' common stock, at an exchange ratio established at a combination of fixed and variable prices, and cash paid to a dissenting stockholder of approximately $48,000,000, which equates to a purchase price of approximately $690,000,000. The merger was accounted for as a pooling of interests and, accordingly, Staples.com's consolidated financial statements have been restated to include the operations of QuillCorp.com for all periods prior to the merger. The statements of income combine Staples.com's historical operating results for the fiscal years ended January 31, 1998 and February 1, 1997 with the corresponding Quillcorp.com operating results for the years ended December 31, 1997 and 1996, respectively. Prior to the acquisition, Quill elected to be taxed as an S Corporation under the Internal Revenue Code. Accordingly, the current taxable income of Quillcorp.com was taxable to its shareholders who were responsible for the payment of taxes thereon. Quill will be included in Staples' U.S. federal income tax return subsequent to the date of the acquisition. Pro forma adjustments have been made to the restated statements of operations to reflect the income taxes that would have been provided had Quillcorp.com's income been subject to income taxes.

                                  STAPLES.COM

                       COMBINED STATEMENTS OF OPERATIONS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                             13 WEEKS ENDED                39 WEEKS ENDED
                                       ---------------------------   ---------------------------
                                       OCTOBER 30,    OCTOBER 31,    OCTOBER 30,    OCTOBER 31,
                                           1999           1998           1999           1998
                                       ------------   ------------   ------------   ------------
                                               (UNAUDITED)                   (UNAUDITED)
Sales................................    $23,979         $4,046        $51,281         $9,104
Cost of goods sold and occupancy
  costs..............................     18,474          2,969         39,471          6,675
                                         -------         ------        -------         ------
    GROSS PROFIT.....................      5,505          1,077         11,810          2,429

OPERATING AND OTHER EXPENSES:
  Operating and selling..............      6,384            446         13,470          1,057
  General and administrative.........      3,720            785          8,963          1,682
  Interest and other expense, net....         64              9            115             10
                                         -------         ------        -------         ------
    TOTAL OPERATING AND OTHER
      EXPENSES.......................     10,168          1,240         22,548          2,749
                                         -------         ------        -------         ------

  LOSS BEFORE INCOME TAXES...........     (4,663)          (163)       (10,738)          (320)
Income tax benefit...................     (1,819)           (64)        (4,188)          (117)
                                         -------         ------        -------         ------
    NET LOSS.........................    $(2,844)        $  (99)       $(6,550)        $ (203)
                                         =======         ======        =======         ======
PRO FORMA:
  Historical net loss................                                                  $ (203)
  Provision for income taxes on
    previously untaxed earnings of
    pooled S-Corporation income......                                                     (12)
                                                                                       ------
PRO FORMA NET LOSS...................                                                  $ (191)
                                                                                       ======

              See notes to combined interim financial statements.

                                  STAPLES.COM

                            COMBINED BALANCE SHEETS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              OCTOBER 30,    JANUARY 30,
                                                                  1999           1999
                                                              ------------   ------------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $    --         $   --
  Prepaid expenses and other current assets.................         --          1,033
                                                                -------         ------
    TOTAL CURRENT ASSETS....................................         --          1,033

EQUIPMENT:
  Equipment.................................................      7,237          1,072
  Less accumulated depreciation.............................        445             58
                                                                -------         ------
    NET EQUIPMENT...........................................      6,792          1,014

OTHER ASSETS:
  Investments...............................................     25,665             --
                                                                -------         ------
    TOTAL OTHER ASSETS......................................     25,665             --
                                                                -------         ------
                                                                $32,457         $2,047
                                                                =======         ======
LIABILITIES AND GROUP EQUITY
CURRENT LIABILITIES:
  Inter-group payable to Staples Group......................    $ 4,281         $   --
  Accrued expenses and other current liabilities............      1,679             85
                                                                -------         ------
    TOTAL CURRENT LIABILITIES...............................      5,960             85
GROUP EQUITY................................................     26,497          1,962
                                                                -------         ------
                                                                $32,457         $2,047
                                                                =======         ======

              See notes to combined interim financial statements.

                                  STAPLES.COM

                       COMBINED STATEMENTS OF CASH FLOWS

                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    39 WEEKS ENDED
                                                              ---------------------------
                                                              OCTOBER 30,    OCTOBER 31,
                                                                  1999           1998
                                                              ------------   ------------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES:
Net loss....................................................    $(6,550)       $  (203)
Adjustments to reconcile net income to net cash used in
  operating activities:.....................................
  Depreciation and amortization.............................        387             --
  Change in assets and liabilities:
    (Increase)/Decrease in prepaid expenses and other
      assets................................................      1,033           (850)
    Increase in inter-group payable.........................         --             --
    Increase in accounts payable, accrued expenses and other
      current liabilities...................................      1,594              1
                                                                -------        -------
                                                                  3,014           (849)
                                                                -------        -------
NET CASH USED IN OPERATING ACTIVITIES.......................     (3,536)        (1,052)

INVESTING ACTIVITIES:
  Acquisition of property and equipment.....................     (6,165)          (712)
  Purchase of long-term investments.........................    (23,756)            --
                                                                -------        -------
  NET CASH USED IN INVESTING ACTIVITIES.....................    (29,921)          (712)

FINANCING ACTIVITIES:
  Proceeds from borrowings..................................      3,536          1,052
  Capital contributions from Staples RD.....................     29,921            712
                                                                -------        -------
  NET CASH PROVIDED BY FINANCING ACTIVITIES.................     33,457          1,764
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS........         --             --
Cash and cash equivalents at beginning of period............         --             --
                                                                -------        -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................    $    --        $    --
                                                                =======        =======

              See notes to combined interim financial statements.

                                  STAPLES.COM

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

    The stockholders of Staples, Inc. ("Staples" or "the Company") approved the Tracking Stock Proposal which amended the Company's certificate of incorporation to (i) authorize the issuance of a new series of common stock, to be designated as Staples.com Common Stock ("Staples.com Stock"), intended to reflect the performance of Staples.com, the Company's e-commerce business, (ii) increase the aggregate number of authorized shares of common stock that the Company may issue from 1,500,000,000 to 2,100,000,000, initially comprised of 1,500,000,000 shares of Staples Retail and Delivery Common Stock ("Staples Stock") and 600,000,000 shares of Staples.com Stock, and (iii) re-classify Staples existing common stock as Staples Stock, intended to reflect the performance of Staples RD, which consists of all of the Company's other businesses and a retained interest in Staples.com.

    The accompanying interim unaudited combined financial statements include the accounts of Staples' three e-commerce businesses, Staples.com, Quillcorp.com and StaplesLink.com ("Staples.com"). All intercompany accounts and transactions are eliminated in consolidation. In order to prepare separate financial statements for Staples RD and Staples.com, the Company has allocated, for financial reporting purposes, all of its consolidated assets, liabilities, revenue, expenses and cash flow between Staples RD and Staples.com. These financial statements of Staples RD and Staples.com, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of Staples. Staples.com's financial statements reflect the application of certain cash management and allocation policies adopted by the Board of Directors of Staples (the "Board").

    These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, such interim statements reflect all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and the results of operations and cash flows for the interim periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full fiscal year.

    Financial impacts which occur that affect Staples' consolidated results of operations or financial position could affect the results of operations or financial condition of Staples.com. In addition, the net losses of Staples.com, and any dividends or distributions on, or repurchases of Staples.com Stock will reduce the assets of Staples legally available for dividends on shares of Staples.com Common Stock. Accordingly, these financial statements should be read in conjunction with Staples.com's audited combined financial statements as of January 30, 1999 included elsewhere in the registration statement and the Staples, Inc. audited consolidated financial statements and Annual Report on Form 10-K as of January 30, 1999 and unaudited interim results included in Staples, Inc.'s Quarterly Report on Form 10-Q for the three and nine month periods ended October 30, 1999 which are incorporated by reference in the registration statement.

NOTE 2--COMPREHENSIVE INCOME

    Staples.com calculates comprehensive income in accordance with SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components.
SFAS 130 requires Staples.com to report

                                  STAPLES.COM

NOTE 2--COMPREHENSIVE INCOME (CONTINUED)

comprehensive income which includes net income, foreign currency translation adjustments and unrealized gains and losses on short-term investments, which are reported separately in stockholders' equity, in the notes to the financial statements for interim periods. During the three and nine months ended
October 30, 1999, total comprehensive loss amounted to approximately $935,000 and $4,641,000, respectively, compared to $99,000 and $203,000, for the corresponding periods ended October 31, 1998.

NOTE 3--INVESTMENTS

    Investments consist of stock purchased in internet related companies. These investments have been accounted for on a cost basis as each investment represents an interest of no greater than fifteen percent of the outstanding capital stock of that company.

NOTE 4--SUBSEQUENT EVENTS

    On November 9, 1999, at a special stockholders meeting, the stockholders of Staples, Inc. approved the Tracking Stock Proposal and the Stock Plan Proposals as described in the Proxy Statement dated October 12, 1999.

    On November 12, 1999, approximately 5% of Staples.com Stock (including shares allocable to Staples RD's retained interest) was sold to several investors through a private placement.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------
                               TABLE OF CONTENTS


Prospectus Summary..........................     3
Risk Factors................................    10
Special Note Regarding Forward-Looking
  Statements................................    24
Where You Can Find More Information.........    24
Use of Proceeds.............................    25
Dividend Policy.............................    25
Capitalization..............................    26
Dilution....................................    27
Selected Combined Financial Information of
  Staples.com...............................    28
Selected Consolidated Financial Information
  of Staples, Inc...........................    29
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations of Staples.com.................    30
Business of Staples.com.....................    35
Management of Staples.com...................    48
Certain Relationships.......................    51
Principal Stockholders......................    52
Description of Capital Stock................    55
Certain Cash Management and Allocation
  Policies..................................    73
Certain United States Federal Income Tax
  Considerations............................    77
Shares Eligible for Future Sale.............    79
Underwriting................................    81
Validity of Staples.com Stock...............    83
Experts.....................................    83
Annex I--Illustration of Certain Terms......   I-1
Index to Combined Financial Statements......   F-1

                                         Shares

                           STAPLES, INC.-STAPLES.COM

                                  Common Stock

                               ------------------

                                     [LOGO]

                               ------------------

                          JOINT BOOK-RUNNING MANAGERS
                              GOLDMAN, SACHS & CO.

                           MORGAN STANLEY DEAN WITTER

                             ---------------------

                           DEUTSCHE BANC ALEX. BROWN

                               ROBERTSON STEPHENS

                                 WIT SOUNDVIEW

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses, other than underwriting discounts, to be incurred in connection with the sale and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee--Securities and Exchange Commission..............  $66,000
Blue Sky fees...............................................  $  *
Legal fees and expenses of Staples..........................  $  *
Accounting fees and expenses................................  $  *
Printing....................................................  $  *
Miscellaneous expenses......................................  $  *
                                                              -------
    Total expenses..........................................  $  *
                                                              =======

------------------------

*   To be included by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Except as hereinafter set forth, there is no provision of Staples' Certificate of Incorporation, or any contract, arrangement or statute under which any director or officer of Staples is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

    Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful, provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. Staples' Certificate of Incorporation provides that Staples shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    Staples' Certificate of Incorporation also provides that no director shall be liable to Staples or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Staples or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General corporation Law or (iv) for any transaction in which the director derived an improper personal benefit.

    The By-laws of Staples contain provisions to the effect that each director and officer of Staples, and in certain instances, employees of Staples shall be indemnified by Staples against liabilities and expenses in connection with any legal proceedings to which he may be made a party or with which he may become involved or threatened by reason of having been an officer, director or employee of Staples or of any other organization at the request of Staples. The provisions include indemnification with respect to matters covered by a settlement. Any such indemnification shall be made only if the Staples board of directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, or if the Board of Directors directs, by independent legal counsel) or by stockholders, that indemnification is proper in the circumstances because the person seeking indemnification has met the applicable standards of conduct. It must be determined that the director, officer or employee acted in good faith with the reasonable belief that his action was in or not opposed to the best interests of Staples, and, with respect to any criminal action or proceeding, that he had no reasonable cause to believe his conduct was unlawful.

    Staples maintains directors and officers liability insurance for the benefit of its directors and certain of its officers.

    The underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Staples against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.1 hereto.

ITEM 16. EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1*           Underwriting Agreement

         3.1            Restated Certificate of Incorporation, dated June 12, 1996
                          (Incorporated by reference to Staples' Annual Report on Form 10-K filed with the SEC on April 5, 1999)

         3.2            Amendment to Restated Certificate of Incorporation, dated
                          November 9, 1999 (Incorporated by reference to Staples'
                          Schedule 14A filed with the SEC on October 12, 1999)

         5.1*           Opinion of Hale and Dorr LLP

        23.1            Consent of Ernst & Young LLP

        23.2            Consent of Kupferberg, Goldberg & Neimark, LLC

        23.3            Consent of Hale and Dorr LLP (Included in Exhibit 5.1 filed herewith)

        24.1            Power of Attorney (See page II-4 of this Registration
                          Statement)

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    Item 512(b) of Regulation S-K. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    Item 512(i) of Regulation S-K. The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Framingham, Commonwealth of Massachusetts, on this 18th day of February, 2000.

                                                       STAPLES, INC.

                                                       By:            /s/ THOMAS G. STEMBERG
                                                            -----------------------------------------
                                                                        Thomas G. Stemberg
                                                                   CHIEF EXECUTIVE OFFICER AND
                                                                CHAIRMAN OF THE BOARD OF DIRECTORS

                        SIGNATURES AND POWER OF ATTORNEY

    We, the undersigned officers and directors of Staples, Inc., hereby severally constitute and appoint Thomas G. Stemberg, John J. Mahoney, Jack A. VanWoerkom and Mark G. Borden and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below (i) the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and (ii) registration statements (including any amendments thereto) relating to the offering covered hereby which may be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Staples, Inc. to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statements and any and all amendments thereto.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                                  TITLE                           DATE
              ---------                                  -----                           ----
       /s/ THOMAS G. STEMBERG           Chief Executive Officer and Chairman of
    ----------------------------            the Board of Directors (Principal      February 18, 2000
         Thomas G. Stemberg                         Executive Officer)

         /s/ JOHN J. MAHONEY           Executive Vice President, Chief Financial
    ----------------------------         Officer and Chief Administrative Officer  February 18, 2000
           John J. Mahoney                    (Principal Financial Officer)

         /s/ PATRICK HICKEY               Senior Vice President and Corporate
    ----------------------------             Controller (Principal Accounting      February 18, 2000
           Patrick Hickey                                Officer)

        /s/ BASIL L. ANDERSON                           Director
    ----------------------------                                                   February 18, 2000
          Basil L. Anderson

      /s/ MARY ELIZABETH BURTON                         Director
    ----------------------------                                                   February 18, 2000
        Mary Elizabeth Burton

              SIGNATURE                                  TITLE                           DATE
              ---------                                  -----                           ----
       /s/ W. LAWRENCE HEISEY                           Director
    ----------------------------                                                   February 18, 2000
         W. Lawrence Heisey

       /s/ GEORGE J. MITCHELL                           Director
    ----------------------------                                                   February 18, 2000
         George J. Mitchell

                                                        Director
    ----------------------------
         James L. Moody, Jr.

       /s/ ROWLAND T. MORIARTY                          Director
    ----------------------------                                                   February 18, 2000
         Rowland T. Moriarty

       /s/ ROBERT C. NAKASONE                           Director
    ----------------------------                                                   February 18, 2000
         Robert C. Nakasone

         /s/ W. MITT ROMNEY                             Director
    ----------------------------                                                   February 18, 2000
           W. Mitt Romney

        /s/ RONALD L. SARGENT                           Director
    ----------------------------                                                   February 18, 2000
          Ronald L. Sargent

          /s/ MARTIN TRUST                              Director
    ----------------------------                                                   February 18, 2000
            Martin Trust

          /s/ PAUL F. WALSH                             Director
    ----------------------------                                                   February 18, 2000
            Paul F. Walsh

                                                        Director
    ----------------------------
         Margaret C. Whitman

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
         1.1*           Underwriting Agreement

         3.1            Restated Certificate of Incorporation, dated June 12, 1996
                          (Incorporated by reference to Staples' Annual Report on Form 10-K filed with the SEC on April 5, 1999)

         3.2            Amendment to Restated Certificate of Incorporation, dated
                          November 9, 1999 (Incorporated by reference to Staples'
                          Schedule 14A filed with the SEC on October 12, 1999)

         5.1*           Opinion of Hale and Dorr LLP

        23.1            Consent of Ernst & Young LLP

        23.2            Consent of Kupferberg, Goldberg & Neimark, LLC

        23.3            Consent of Hale and Dorr LLP (Included in Exhibit 5.1 filed herewith)

        24.1            Power of Attorney (See page II-4 of this Registration
                          Statement)

------------------------------

*   To be filed by amendment.